REGISTRATION NO. 33-
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                              -----------------
                             TECH-SYM CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           ------------------------
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
            NEVADA                               3829                          74-1509818
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                           ------------------------
                            10500 WESTOFFICE DRIVE
                             HOUSTON, TEXAS 77042
                                (713) 785-7790
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               WENDELL W. GAMEL
                     CHAIRMAN OF THE BOARD AND PRESIDENT
                             TECH-SYM CORPORATION
                            10500 WESTOFFICE DRIVE
                             HOUSTON, TEXAS 77042
                                (713) 785-7790
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE)
                           ------------------------

                                  COPIES TO:

  ANDREWS & KURTH L.L.P.                 J. RANKIN TIPPINS                 BAKER & BOTTS, L.L.P.
 4200 TEXAS COMMERCE TOWER                GENERAL COUNSEL                  3000 ONE SHELL PLAZA
   HOUSTON, TEXAS 77002                 TECH-SYM CORPORATION                  910 LOUISIANA
ATTN: THOMAS P. MASON, ESQ.            10500 WESTOFFICE DRIVE              HOUSTON, TEXAS 77002
      (713) 220-4200                    HOUSTON, TEXAS 77042         ATTN: J. DAVID KIRKLAND, JR., ESQ.
                                          (713) 785-7790                      (713) 229-1234

                             -------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the conditions to consummation of the Merger have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                       CALCULATION OF REGISTRATION FEE
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
========================================================================================================================
                                                                       PROPOSED           PROPOSED
                                                 AMOUNT                 MAXIMUM           MAXIMUM            AMOUNT OF
       TITLE OF EACH CLASS OF                     TO BE             OFFERING PRICE       AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED               REGISTERED              PER SHARE       OFFERING PRICE           FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per
  share..............................      964,000 shares with
                                          associated Rights(1)         $3.11(1)          $8,223,000          $2,836.00
========================================================================================================================

(1) Up to 964,000 shares of common stock, par value $0.10 per share, of the registrant ("Tech-Sym Common Stock") (with associated Common Stock Purchase Rights attached ("Rights")) are to be offered in exchange for 2,645,027 shares of common stock, par value $0.001 per share ("CogniSeis Common Stock"), of CogniSeis Development, Inc. ("CogniSeis") upon consummation of the merger described herein. Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the book value of the shares of CogniSeis which will be exchanged for Tech-Sym Common Stock pursuant to the merger transaction described herein.
                             -------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

                             TECH-SYM CORPORATION
                            CROSS-REFERENCE SHEET
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

  FORM S-4 ITEM NUMBER AND HEADING                   LOCATION IN PROSPECTUS
-------------------------------------  -----------------------------------------
                           (Information About the Transaction)

 1.  Forepart of Registration
      Statement and
      Outside Front Cover Page of
      Prospectus.....................  Outside Front Cover Page

 2.  Inside Front and Outside Back
      Cover Pages of Prospectus......  Inside Front Cover Page

 3.  Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information....................  Summary; The Merger

 4.  Terms of the Transaction........  Summary; The Merger

 5.  Pro Forma Financial
      Information....................  Summary; Financial Statements

 6.  Material Contacts with the
      Company Being Acquired.........  The Merger

 7.  Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters...................  *

 8.  Interests of Named Experts and
      Counsel........................  *

 9.  Disclosure of Commission
      Position on Indemnification for
      Securities Act Liabilities.....  *

                           (Information About the Registrant)

10.  Information with Respect to S-3
      Registrants....................  Outside Front Cover Page; Summary;
                                       The Merger; Comparison of Stockholder
                                       Rights
11.  Incorporation of Certain
      Information by Reference.......  Incorporation of Certain Documents by
                                       Reference
12.  Information with Respect to S-2
      or S-3 Registrants.............  *

13.  Incorporation of Certain
      Information by Reference.......  *

14.  Information with Respect to
      Registrants Other Than S-2 or
      S-3 Registrants................  *

                     (Information About the Company Being Acquired)

15.  Information with Respect to S-3
      Companies......................  *

16.  Information with Respect to S-2
      or S-3 Companies...............  *

17.  Information with Respect to
      Companies Other Than S-2 or S-3
      Companies......................  Summary; The Merger; CogniSeis Selected
                                       Financial Data; Information Concerning
                                       CogniSeis; Management's Discussion and
                                       Analysis of Financial Condition and
                                       Results of Operations of CogniSeis;
                                       Comparison of Stockholder Rights;
                                       Financial Statements; Beneficial
                                       Ownership of CogniSeis Common Stock

18.  Information if Proxies, Consents
      or Authorizations are to be
      Solicited......................  Summary; The Special Meeting;
                                       The Merger
19.  Information if Proxies, Consents
      or Authorizations are not to be
      Solicited or in an Exchange
      Offer..........................  *

---------
* Not Applicable

                         COGNISEIS DEVELOPMENT, INC.
                               2401 PORTSMOUTH
                             HOUSTON, TEXAS 77098

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ........, 1995

To the Stockholders of CogniSeis Development, Inc.:

    Notice is hereby given that a Special Meeting of Stockholders ("Special Meeting") of CogniSeis Development, Inc., a Delaware corporation
("CogniSeis"), will be held on .........., 1995, at 9:00 a.m., Houston time, at CogniSeis' principal business office, 2401 Portsmouth, Houston, Texas 77098, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 11, 1995 (the "Merger Agreement"), among Tech-Sym Corporation, a Nevada corporation ("Tech-Sym"), CSD Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Tech-Sym ("CSD"), and CogniSeis, providing for, among other things, the merger of CSD with and into CogniSeis (the "Merger") (as a result of the Merger, CogniSeis will become a wholly-owned subsidiary of Tech-Sym) and the conversion of each of the shares of common stock of CogniSeis, par value $0.001 per share ("CogniSeis Common Stock"), outstanding immediately prior to the effectiveness of the Merger (other than dissenting shares, and shares owned directly or indirectly by CogniSeis or Tech-Sym, which will be cancelled), into the right to receive (i) the number of shares of Tech-Sym's common stock, par value $0.10 per share ("Tech-Sym Common Stock"), determined by dividing (A) $20,000,000 by (B) the Share Market Value (as defined below) and by dividing such quotient by (C) the total number of shares of CogniSeis Common Stock outstanding immediately prior to the Effective Time and (ii) an equal number of Tech-Sym Rights (as defined below). "Share Market Value" means the average of the closing sales price per share of the Tech-Sym Common Stock on the New York Stock Exchange Composite Tape, as reported by THE WALL STREET JOURNAL (Southwest Edition) for the fifteen Trading Days (as defined below) prior to the five Trading Days immediately preceding the date of the Effective Time, provided that, in the event that the foregoing computation results in a value of less than $20.75, then the Share Market Value shall be $20.75 and in the event the foregoing computation results in a value of more than $30.75, then the Share Market Value shall be $30.75. As used herein, "Trading Day" means any day on which the New York Stock Exchange, Inc. is open for business. A "Tech-Sym Right" means a right to purchase one-half of a share of Tech-Sym Common Stock, subject to adjustment and subject to the terms and conditions of the Amended and Restated Rights Agreement, dated as of June 1, 1988, between Tech-Sym and Continental Stock Transfer & Trust Company. The accompanying Prospectus/Proxy Statement describes the Merger Agreement and the Merger in more detail.

    The Board of Directors has fixed the close of business on ......, 1995, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

    The directors and executive officers of CogniSeis and their affiliates, who collectively hold approximately 55% of the outstanding shares of CogniSeis Common Stock entitled to vote at the Special Meeting, have indicated their intention to vote to approve and adopt the Merger Agreement.

    When the proxies are returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on a returned proxy, the shares represented thereby will be voted FOR approval and adoption of the Merger Agreement. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing, with the Secretary of CogniSeis, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

                                          By Order of the Board of Directors,
                                          [SIG]
                                          Secretary
Houston, Texas
.......... .., 1995

    YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING; HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

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                           FORM OF PROXY, FRONT SIDE

                           COGNISEIS DEVELOPMENT, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COGNISEIS

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ........, 1995

          The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints Patrick Poe
P         and Ronald Warren, and each of them, his true and lawful agents and
R         proxies with power of substitution and resubstitution in each, to
O         represent and vote at the Special Meeting scheduled to be held on
X         .........., 1995 or at any adjournment or postponement thereof on all
Y matters coming before said meeting, all shares of CogniSeis Development, Inc. ("CogniSeis") which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

                           (CONTINUED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                            FORM OF PROXY, BACK SIDE

                           COGNISEIS DEVELOPMENT, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COGNISEIS

            PLEASE MARK VOTE IN SQUARE IN THE FOLLOWING MANNER USING
                                 DARK INK ONLY.

           THE BOARD OF DIRECTORS OF COGNISEIS UNANIMOUSLY RECOMMENDS
                            A VOTE FOR THE PROPOSAL.

    P       Approval and adoption of Agreement and Plan of Merger among
    R       CogniSeis, Tech-Sym Corporation and CSD Merger, Inc.
    O
    X       YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE
    Y       APPROPRIATE BOX ABOVE, BUT YOU NEED NOT MARK ANY BOX IF YOU
            WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'
            RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU
            SIGN AND RETURN THIS CARD.

            FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
            --------------------------------------------------------------------
            NOTE: Please sign exactly as name appears hereon. For joint accounts, both owners should sign. For corporations, a duly authorized officer must sign and show full corporate name. When signing as an executor, administrator, attorney, trustee or guardian, etc., please sign your full title
            Dated: _________________, 1995.

            ----------------------------------
            Signature
            --------------------------------------------------------------------

            This proxy when properly executed will be voted in the manner directed herein by the above signed stockholder of Common Stock. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

                          PROSPECTUS/PROXY STATEMENT

                  PROSPECTUS                            PROXY STATEMENT
             TECH-SYM CORPORATION                 COGNISEIS DEVELOPMENT, INC.
            10500 WESTOFFICE DRIVE                      2401 PORTSMOUTH
             HOUSTON, TEXAS 77042                     HOUSTON, TEXAS 77098

    Tech-Sym Corporation, a Nevada corporation ("Tech-Sym"), has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 964,000 shares of its common stock, par value $0.10 per share (the "Tech-Sym Common Stock"), each share including a Tech-Sym Right (as defined below), issuable pursuant to a merger (the "Merger") of CSD Merger, Inc. ("CSD"), a Delaware corporation and wholly-owned subsidiary of Tech-Sym, with and into CogniSeis Development, Inc., a Delaware corporation ("CogniSeis"). As a result of the Merger, CogniSeis will become a wholly-owned subsidiary of Tech-Sym. This Prospectus/Proxy Statement constitutes the Prospectus of Tech-Sym filed as a part of the Registration Statement and is being furnished to stockholders of CogniSeis in connection with the solicitation of proxies by the Board of Directors of CogniSeis for use at special meeting of stockholders (or any adjournment or postponement thereof) to be held on ........., 1995 (the
"Special Meeting"). The information contained herein with respect to Tech-Sym and its subsidiaries has been supplied by Tech-Sym, and the information contained herein with respect to CogniSeis and its subsidiaries has been supplied by CogniSeis. This Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of CogniSeis on or about
.........., 1995.

    Pursuant to an Agreement and Plan of Merger dated as of May 11, 1995 among Tech-Sym, CSD and CogniSeis (the "Merger Agreement"), each share of common stock, par value $0.001 per share, of CogniSeis ("CogniSeis Common Stock") outstanding immediately prior to the effectiveness of the Merger (other than dissenting shares and shares owned immediately prior to the effective time of the Merger directly or indirectly by CogniSeis or Tech-Sym, which will be cancelled) will be converted into the right to receive, without interest, (i) the number of shares of Tech-Sym Common Stock obtained by dividing (A) $20,000,000 by (B) the Share Market Value (as defined below) and by dividing such quotient by (C) the total number of shares of CogniSeis Common Stock outstanding immediately prior to the Effective Time and (ii) an equal number of Tech-Sym Rights (as defined below). "Share Market Value" means the average of the closing sales price per share of the Tech-Sym Common Stock on the New York Stock Exchange Composite Tape, as reported by THE WALL STREET JOURNAL (Southwest Edition), for the fifteen Trading Days (as defined below) prior to the five Trading Days immediately preceding the date of the Effective Time provided that, in the event that the foregoing computation results in a value of less than $20.75, then the Share Market Value shall be $20.75 and in the event the foregoing computation results in a value of more than $30.75, then the Share Market Value shall be $30.75. As used herein, "Trading Day" means any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business. A "Tech-Sym Right" means a right to purchase one-half of a share of Tech-Sym Common Stock, subject to adjustment and subject to the terms and conditions of the Amended and Restated Rights Agreement, dated as of June 1, 1988, between Tech-Sym and Continental Stock Transfer & Trust Company. The Tech-Sym Common Stock and Tech-Sym Rights to be issued per share of CogniSeis Common Stock will be hereinafter referred to as the "Merger Consideration." Stockholders of CogniSeis will be entitled to dissenters' rights under Delaware law if they properly perfect such rights. See "Summary -- The Merger -- Appraisal Rights."

    Tech-Sym Common Stock is listed for trading on the NYSE under the symbol "TSY." On May 18, 1995, the closing sales price of Tech-Sym Common Stock as reported on the NYSE composite tape was $25 5/8. Based on the closing sales price of Tech-Sym Common Stock on May 10, 1995 ($25.75), the date immediately preceding the date of execution of the Merger Agreement, (i) the Merger Consideration per share of CogniSeis Common Stock to be received by CogniSeis stockholders pursuant to the Merger would be .2936 shares of Tech-Sym Common Stock and associated Tech-Sym Rights and (ii) a total of approximately 6,553,558 shares of Tech-Sym Common Stock and associated Tech-Sym Rights would be outstanding immediately after the Merger is consummated, of which approximately 11.85% would be held by former stockholders of CogniSeis.

THE TECH-SYM COMMON STOCK AND TECH-SYM RIGHTS TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus/Proxy Statement is .........., 1995.

                                       1

                            AVAILABLE INFORMATION

    Tech-Sym is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Tech-Sym Common Stock is listed for trading on the NYSE and such information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Tech-Sym has filed with the Commission the Registration Statement on Form S-4 under the Securities Act with respect to the Tech-Sym Common Stock and Tech-Sym Rights offered by this Prospectus/Proxy Statement. This Prospectus/Proxy Statement, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to Tech-Sym and the Tech-Sym Common Stock and Tech-Sym Rights, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements made in this Prospectus/Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the Commission's principal office in Washington, D.C., and copies may be obtained from the Commission at the prescribed rates or may be examined without charge at the public reference facilities of the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Tech-Sym incorporates herein by reference the following documents filed by it with the Commission (File No. 1-4371) pursuant to the Exchange Act:

       (1)  Annual Report on Form 10-K for the year ended December 31, 1994;

       (2)  Current Reports on Form 8-K dated April 13, 1995 and May 15, 1995;

       (3)  Quarterly Report on Form 10-Q for the quarter ended March 31,
            1995; and

       (4) The description of the Tech-Sym Common Stock and the Tech-Sym Rights contained in Tech-Sym's Registration Statements on Form 8-A.

    All documents filed by Tech-Sym pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the termination of the offering, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                        2

    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. TECH-SYM HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS/PROXY STATEMENT HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO TECH-SYM CORPORATION, 10500 WESTOFFICE DRIVE, HOUSTON, TEXAS 77042-5391, ATTENTION: SECRETARY, TELEPHONE NUMBER (713) 785-7790. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO
THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY ........., 1995.

    No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus/Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Prospectus/Proxy Statement, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Tech-Sym or CogniSeis since the date hereof.

                              TABLE OF CONTENTS

                                        PAGE
                                        ----
AVAILABLE INFORMATION................     2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE..........................     2
SUMMARY..............................     5
    Parties to the Merger............     5
        Tech-Sym.....................     5
        CSD..........................     6
        CogniSeis....................     6
      The Special Meeting............     6
        Time, Date, Place and
          Purpose....................     6
        Record Date..................     6
        Vote Required For Merger
          Proposal...................     6
    The Merger.......................     7
      Principal Terms of the
        Merger.......................     7
        Merger Consideration.........     7
        Indemnification Obligations
          of CogniSeis Stockholders;
          Escrow Agreement...........     7
      Reasons for the Merger.........     8
      Recommendation of the Board of
        Directors of CogniSeis.......     8
      Other Terms of the Merger......     8
        Fractional Interests.........     8
        Exchange of CogniSeis Stock
          Certificates...............     8
        Accounting Treatment.........     8
        Certain Federal Income Tax
          Consequences...............     8
        Effective Time of the
          Merger.....................     9
        Governmental and Regulatory
          Approvals..................     9
        Other Conditions to the
          Merger.....................     9
        Interests of Certain Persons
          in the Merger..............     9
        No Solicitation..............     9
        Termination Fee; Expenses....     9
        Termination or Amendment of
          the Merger Agreement.......     9
        Indemnification..............    10
      Management and Operations After
        the Merger...................    10
      Appraisal Rights...............    10
    Market Price and Dividend Data...    11
      Tech-Sym Trading Markets and
        Prices.......................    11
      Tech-Sym Dividend Policy.......    11
      CogniSeis......................    11
      CogniSeis Dividend Policy......    11
    Selected Historical and Pro Forma
      Combined Financial
      Information....................    12
    Selected Historical Financial
      Data...........................    12
    Selected Unaudited Pro Forma
      Combined Historical Financial
      Data...........................    13
    Comparative Per Share Data.......    14
THE SPECIAL MEETING..................    15
    Time, Date and Place of the
      Special
      Meeting........................    15
    Matters to be Considered at the
      Special Meeting................    15
    Voting at Meeting; Record Date...    15
    Vote Required....................    15
    CogniSeis Proxies................    15
    Solicitation of Proxies..........    15
THE MERGER...........................    16
    General..........................    16
    Merger Consideration.............    16
    Indemnification Obligations of
      CogniSeis Stockholders; Escrow
      Agreement......................    16
    Procedures for Exchange of
      Certificates; the Payment
      Fund...........................    17
    Fractional Interests.............    17
    Background of the Merger.........    18
    Reasons for the Merger...........    19
    Conditions to the Consummation of
      the Merger.....................    19
    Certain Federal Income Tax
      Consequences...................    23
    Accounting Treatment.............    24
    Governmental and Regulatory
      Approvals......................    24
    Effect on CogniSeis Employee
      Benefit Plans and Employee
      Agreements.....................    24
    Restrictions on Resales by
      Affiliates.....................    25
    Interests of Certain Persons in
      the Merger.....................    26
    Access to Properties and Records
      of CogniSeis...................    26
    Conduct of Business of CogniSeis
      Prior to the Merger............    26
    No Solicitation..................    27
    Approval of CogniSeis
      Stockholders...................    27
    Termination......................    28
    Liability for Expenses...........    28
    Amendment and Waiver.............    29
    Representations and Warranties...    29
    Dissenters' Appraisal Rights.....    29
INFORMATION CONCERNING COGNISEIS.....    31
    General..........................    31
    Strategy.........................    31
    Product Development..............    32
    Software Maintenance/Customer
      Support........................    32
    Marketing and Sales..............    32
    Competition......................    33
    Patents, Copyrights, Trademarks
      and Licenses...................    33
    Legal Proceedings................    33
    Employees........................    33
COGNISEIS SELECTED FINANCIAL DATA....    34
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF COGNISEIS.........    35
COMPARISON OF STOCKHOLDER
  RIGHTS.............................    38
BENEFICIAL OWNERSHIP OF COGNISEIS
  COMMON STOCK.......................    46
LEGAL OPINIONS.......................    46
EXPERTS..............................    47
INDEX TO FINANCIAL STATEMENTS........   F-1
Appendix A _ Agreement and Plan of
  Merger.............................   A-1
Appendix B _ Section 262 of the
  Delaware General Corporation Law...   B-1

                                      4

                                   SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT AND DOES NOT PURPORT TO BE COMPLETE. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ THIS PROSPECTUS/PROXY STATEMENT IN ITS ENTIRETY. A COPY OF THE MERGER AGREEMENT IS INCLUDED AS APPENDIX A TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. AS USED HEREIN, THE TERMS "TECH-SYM" AND "COGNISEIS" REFER TO SUCH CORPORATIONS, RESPECTIVELY, INCLUDING, EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, THEIR RESPECTIVE SUBSIDIARIES.

                            PARTIES TO THE MERGER

TECH-SYM

    Tech-Sym is a diversified electronics engineering and manufacturing company primarily involved in the design, development and production of products used for communications, seismic exploration for hydrocarbons, defense systems and environmental monitoring. Tech-Sym operates through seven principal subsidiaries from its headquarters in Houston, Texas. Products are marketed independently through each of the Company's operating subsidiaries in the following business areas:

    COMMUNICATIONS. Tech-Sym produces communications products through three operating subsidiaries: TRAK Microwave Corporation ("TRAK"), Continental Electronics Corporation ("Continental") and Tecom Industries, Incorporated ("Tecom"). TRAK is an established supplier of active and passive electronic microwave components, microwave subsystems, ferrite products and precision timing equipment. TRAK's principal customers are domestic and foreign manufacturers of communications systems, defense electronics products, satellites and navigation systems. TRAK conducts operations from its facilities in Tampa, Florida and through a subsidiary located in Dundee, Scotland.

    Continental designs and manufactures radio frequency energy sources used for radio broadcasts, communications, radar systems and special applications. Continental's customers include the commercial radio broadcast industry, private and government agencies that operate radio stations, government agencies that engage in scientific research, industrial organizations whose applications include radio frequency heating and government defense agencies. Continental conducts operations from its facilities in Dallas, Texas and through its subsidiary located in Santiago, Chile.

    Tecom designs and manufactures antennas and computer-controlled electromechanical positioners for wireless communication, aerospace, navigation, surveillance and command control applications. Its customers are original equipment manufacturers and end users in both foreign and domestic markets. Tecom conducts its operations from its facilities in Chatsworth, California.

    SEISMIC EXPLORATION. Syntron, Inc. ("Syntron") designs, manufactures and repairs data acquisition and control systems used in the exploration and production of oil and gas. It also makes products which control the depth and measure the direction and location of each segment of seismic towed arrays. Syntron's primary customers are companies throughout the world which are engaged in the exploration for hydrocarbons, including independent oil companies, national oil companies and service companies. Syntron conducts its operations from its facilities in Houston, Texas and through its subsidiaries located in England and Singapore.

    DEFENSE SYSTEMS. Metric Systems Corporation ("Metric Systems") designs and manufactures a variety of electronic systems for industrial customers and for domestic and foreign government agencies. Metric Systems' products include systems for training and evaluating military pilots and

                                       5

crews, cargo handling and aerial delivery systems, and electronic control, monitoring and power distributions systems for naval applications. Metric Systems conducts its operations from its facilities in Fort Walton Beach, Florida.

    ENVIRONMENTAL MONITORING. Tech-Sym operates its environmental monitoring business through two operating subsidiaries, Enterprise Electronics Corporation ("EEC") and Anarad, Inc. ("Anarad"). EEC designs and manufactures meteorological systems that detect, analyze and display information on weather patterns and events through the use of sophisticated Doppler radars and computer processing. EEC's customers include meteorology departments of universities and government agencies, military organizations, television stations and other commercial organizations which sell weather data. EEC conducts its operations through its facilities in Enterprise, Alabama.

    Anarad designs and manufactures electronic equipment and computer software used to monitor emissions and to analyze and control industrial processes. Anarad's customers include utility companies, incinerators and industrial plants. Anarad conducts its operations from its facilities in Santa Barbara, California.

    The principal executive offices of Tech-Sym are located at 10500 Westoffice Drive, Suite 200, Houston, Texas 77042-5391, and its telephone number is (713) 785-7790.

    CSD

    CSD was incorporated in April 1995 and has conducted no business operations since its date of incorporation except in connection with the transactions contemplated by the Merger Agreement. CSD has the same principal office, address and phone number as Tech-Sym.

    COGNISEIS

    On February 27, 1987, CogniSeis acquired the Computer Systems Division of Digicon Inc. and certain of its subsidiaries. CogniSeis produces and markets seismic processing and geologic interpretation systems consisting of applications software and specially configured computing equipment. CogniSeis sells or leases these systems to oil companies, geophysical contractors, universities and governmental agencies. Geophysicists and geologists use these systems to process seismic data and to interpret geologic data. In addition to system sales, CogniSeis also provides software and hardware support, installation, training, consulting and on-site personnel. CogniSeis' principal executive offices are located at 2401 Portsmouth, Houston, Texas 77098 and its telephone number is (713) 526-3273. For a more complete description of CogniSeis business and operations see "Information Concerning CogniSeis."

                             THE SPECIAL MEETING

    TIME, DATE, PLACE AND PURPOSE.  will be held on .........., 1995, at
CogniSeis' principal business office, 2401 Portsmouth, Houston, Texas 77098, commencing at 9:00 a.m., local time, for the purpose of considering and voting upon a proposal to approve and adopt the Merger Agreement (the "Merger Proposal").

    RECORD DATE.  Only those stockholders of CogniSeis of record at the close of business on .........., 1995 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting.

    VOTE REQUIRED FOR MERGER PROPOSAL. Pursuant to the CogniSeis' Restated Certificate of Incorporation (the "CogniSeis Charter"), the affirmative vote of the holders of 66 2/3% of the outstanding shares of CogniSeis Common Stock entitled to vote at the Special Meeting will be required to approve and adopt the Merger Agreement. Abstentions will have the effect of a vote against the Merger Proposal, as will the failure of holders of CogniSeis Common Stock to sign and return their proxy. On the Record Date, there were a total of 2,645,027 shares of CogniSeis Common Stock outstanding and entitled to vote at the Special Meeting. The directors and executive officers of CogniSeis and their

                                       6

affiliates, who collectively hold approximately 55% of the outstanding shares of CogniSeis Common Stock entitled to vote at the Special Meeting, have indicated their intention to vote to approve and adopt the Merger Agreement. In connection with the Merger, holders of CogniSeis Common Stock will be entitled to demand appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"), subject to satisfaction by such stockholders of the conditions for perfection of appraisal rights established by Section 262. See "The Merger -- Dissenters' Appraisal Rights."

                                  THE MERGER
PRINCIPAL TERMS OF THE MERGER

    At the Effective Time (as defined herein), CSD will merge with and into CogniSeis, with CogniSeis becoming the surviving corporation of such merger whose corporate existence will continue after the Merger (the "Surviving Corporation"). As a result of such Merger, CogniSeis will become a wholly-owned subsidiary of Tech-Sym.

    MERGER CONSIDERATION. In the Merger, each share of CogniSeis Common Stock outstanding immediately prior to the Effective Time (other than shares as to which appraisal rights have been perfected under Delaware law ("Dissenting Shares"), and shares owned immediately prior to the Effective Time directly or indirectly by CogniSeis, Tech-Sym or any subsidiary of either, which will be cancelled) will be converted into the right to receive (i) the number of shares of Tech-Sym Common Stock obtained by dividing (A) $20,000,000 by (B) the Share Market Value and by dividing such quotient by (C) the total number of shares of CogniSeis Common Stock outstanding immediately prior to the Effective Time and
(ii) an equal number of Tech-Sym Rights. No fractional shares of Tech-Sym Common Stock will be issued in connection with the Merger. A holder of CogniSeis Common Stock otherwise entitled to a fractional share of Tech-Sym Common Stock will be paid cash in lieu of such fractional interest.
See "The Merger -- Fractional Interests."

    THERE IS NO ASSURANCE THAT THE SHARE MARKET VALUE (WHICH IS DETERMINED BASED UPON THE CLOSING SALES PRICES PER SHARE OF THE TECH-SYM COMMON STOCK FOR THE FIFTEEN TRADING DAYS PRIOR TO THE FIVE TRADING DAYS IMMEDIATELY PRECEDING THE EFFECTIVE TIME) WILL APPROXIMATE THE ACTUAL VALUE OF TECH-SYM COMMON STOCK AT THE EFFECTIVE TIME OR AT ANY TIME THEREAFTER.

    INDEMNIFICATION OBLIGATIONS OF COGNISEIS STOCKHOLDERS; ESCROW AGREEMENT. Pursuant to the terms of the Merger Agreement, 8 1/2% of the Merger Consideration to be received by each former stockholder of CogniSeis will be placed into an escrow account subject to offset by Tech-Sym in connection with damages arising from the inaccuracy of any representation made by CogniSeis in the Merger Agreement or from the failure prior to the Effective Time of CogniSeis to perform its obligations under the Merger Agreement. The representations and warranties of CogniSeis will survive for a period of six months following the Effective Time. Tech-Sym will not be entitled to set-off against the amount in the escrow account for the first $300,000 of such damages. The escrow account will be governed by the terms of an Escrow Agreement, substantially in the form required by the Merger Agreement, by and among Tech-Sym, Continental Transfer and Trust Company as escrow agent (the "Escrow Agent") and a representative of the former stockholders of CogniSeis to be designated prior to the Effective Time (the "Stockholders' Representative"). The Merger Consideration to be held by the Escrow Agent will be distributed to the former stockholders of CogniSeis in accordance with the terms of the Merger Agreement and the Escrow Agreement, subject to the right of offset provided to Tech-Sym in the Merger Agreement and the Escrow Agreement. For a more complete description of the escrow arrangement, see "The Merger -- Indemnification Obligations of CogniSeis Stockholders; Escrow Agreement."

                                       7
REASONS FOR THE MERGER

    In reaching its conclusion that the terms of the Merger are fair to, and in the best interests of, Tech-Sym and the stockholders of Tech-Sym, Tech-Sym's Board of Directors considered a number of factors, including, among others, potential business synergies and projected accretion in revenues, earnings and cash flow resulting from the Merger.

    In reaching its conclusion that the Merger is fair to, and in the best interests of, CogniSeis and its stockholders, CogniSeis' Board of Directors considered a number of factors, including, among others, the possible alternatives to the Merger (including an alternate acquisition proposal received by CogniSeis), the absence of any trading market for the CogniSeis Common Stock as compared to the liquidity of the Tech-Sym Common Stock, the structure of the transaction, the terms of the Merger Agreement, the benefit to CogniSeis stockholders from owning an equity interest in a larger, more diversified company than CogniSeis on a stand-alone basis, and potential business synergies resulting from the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF COGNISEIS

    THE BOARD OF DIRECTORS OF COGNISEIS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT COGNISEIS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OTHER TERMS OF THE MERGER

    FRACTIONAL INTERESTS. No fractional shares of Tech-Sym Common Stock or associated Tech-Sym Rights will be issued pursuant to the Merger. In lieu of such fractional securities, each holder who would otherwise receive a fractional interest will receive cash as described in "The Merger --Fractional Interests."

    EXCHANGE OF COGNISEIS STOCK CERTIFICATES. As soon as reasonably practicable after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates formerly representing shares of CogniSeis Common Stock will be mailed to each record holder of CogniSeis Common Stock by Continental Stock Transfer and Trust Company (the "Exchange Agent"). Upon surrender of a CogniSeis Common Stock certificate for cancellation, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive the number of whole shares of Tech-Sym Common Stock as is determined by the terms of the Merger Agreement, together with cash in lieu of fractional shares as described under "The Merger -- Fractional Interests."

    ACCOUNTING TREATMENT. The Merger will be accounted for by Tech-Sym as a pooling of interests in accordance with generally accepted accounting principles. Under this accounting treatment, the recorded assets and liabilities of Tech-Sym and CogniSeis will be carried forward at their recorded amounts. Results of operations of the combined companies will include those of Tech-Sym and CogniSeis for the entire fiscal year in which the merger occurred, and the respective results of operations of the separate companies for prior periods will be combined and restated as results of the combined company.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by Tech-Sym, CSD or CogniSeis as a result of the Merger. Generally, a CogniSeis stockholder who, pursuant to the Merger, exchanges CogniSeis Common Stock for Tech-Sym Common Stock and Tech-Sym Rights will not recognize any gain or loss on such exchange. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger -- Certain Federal Income Tax Consequences."
                                       8

    EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the proper filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of Delaware (the "Effective Time"). The Merger Agreement provides that Tech-Sym and CogniSeis will cause the Effective Time to occur as promptly as practicable after the approval and adoption of the Merger
Agreement by the stockholders of CogniSeis and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Merger Agreement.

    GOVERNMENTAL AND REGULATORY APPROVALS. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations of the Federal Trade Commission (the "FTC") promulgated thereunder (collectively, the "HSR Act"). The HSR Act requires, among other things, that certain information regarding the Merger be furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and that certain waiting periods expire or terminate before the Merger is consummated. On May .., 1995, Tech-Sym and CogniSeis filed a notification report in connection with the Merger with the Antitrust Division and the FTC pursuant to the HSR Act.

    Neither Tech-Sym nor CogniSeis is aware of any other governmental or regulatory approvals required for the consummation of the Merger.

    OTHER CONDITIONS TO THE MERGER. For a discussion of additional conditions to the consummation of the Merger, see "The Merger -- Conditions to the Consummation of the Merger."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. For a description of the interests of certain persons in the Merger (including pursuant to CogniSeis' employee plans and indemnification arrangements), see "The Merger -- Interests of Certain Persons in the Merger" and "The Merger -- Effect on CogniSeis Employee Benefit Plans and Employee Agreements."

    NO SOLICITATION. CogniSeis has agreed, subject to certain exceptions described below and elsewhere herein, not to, and to use its best efforts to cause its stockholders, affiliates, employees, agents and representatives not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with any third party concerning a merger, consolidation or sale of assets. Such agreement does not prevent CogniSeis from entering into discussions about such transactions with a third party who initiates such discussions or, upon the Board of Directors determining that an alternate proposal is financially superior to the Merger, from withdrawing, modifying or not making its recommendation in favor of the Merger to the holders of CogniSeis Common Stock. For a more complete description of this provision, see "The Merger -- No Solicitation."

    TERMINATION FEE; EXPENSES. Except as discussed in the next sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such cost or expense. Under certain circumstances, CogniSeis may be required to pay Tech-Sym a fee of $500,000 upon termination of the Merger Agreement. See "The Merger -- Termination" and "-- Liability for Expenses."

    TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT. The Merger Agreement is subject to termination at the option of either Tech-Sym or CogniSeis if the Merger is not consummated on or before August 31, 1995 provided that the right to terminate shall not be available to any party whose material breach of the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date. The Merger Agreement is also subject to termination (i) in the event any of the parties thereto fails to perform in any material respect its obligations under the Merger Agreement, (ii) by mutual consent of CogniSeis and Tech-Sym, (iii) in the event the CogniSeis Board of Directors withdraws its recommendation in favor of the Merger as described in "The Merger -- No Solicitation," (iv) if the CogniSeis stockholders fail to approve the Merger or (v) in the event a court or other governmental authority has enjoined the Merger by final and non-appealable

                                       9

action. For a more detailed description of the events which may lead to a termination of the Merger Agreement, see "The Merger -- Termination."

    The Merger Agreement may be amended or supplemented at any time by agreement of Tech-Sym and CogniSeis, or any provision of the Merger Agreement may be waived at any time by either Tech-Sym or CogniSeis provided that, after any stockholder approval of the Merger Agreement, no amendment may be made which, among other things, alters or changes the Merger Consideration or alters or changes any other terms of the Merger Agreement without further stockholder approval if such amendment adversely affects the rights of the holders of CogniSeis Common Stock.

    INDEMNIFICATION. The Merger Agreement provides that from and after the Effective Time, present and former officers and directors of CogniSeis shall be indemnified, defended and held harmless by Tech-Sym and the Surviving Corporation against liabilities and costs for actions or omissions taken in such capacities on or prior to the Effective Time, to the same extent as provided in the CogniSeis Charter and the CogniSeis Bylaws in effect prior to the Effective Time.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    The Merger Agreement sets forth the names of the persons who will serve as officers of the Surviving Corporation. In accordance therewith, substantially all of the officers of CogniSeis will continue as the officers of the Surviving Corporation after the Merger. The Merger Agreement further contemplates that Richard F. Miles will replace Marshall Turner as Chairman of the Board of CogniSeis and that Ray F. Thompson and J. Rankin Tippins, each an officer of Tech-Sym, would become assistant treasurer and assistant secretary, respectively, of CogniSeis after the Effective Time. The Merger Agreement provides that the Board of Directors of CSD will be the Board of Directors of the Surviving Corporation. It is contemplated that Messrs. Miles, Thompson and Tippins, Patrick H. Poe, President and Chief Executive Officer of CogniSeis, and Wendell W. Gamel, Chairman of the Board and President of Tech-Sym, will constitute the Board of Directors of the Surviving Corporation after the Effective Time.

APPRAISAL RIGHTS

    In connection with the Merger, holders of CogniSeis Common Stock will be entitled to demand appraisal rights under Section 262 of the DGCL, subject to satisfaction by such stockholders of conditions for appraisal rights established by Section 262. Section 262 is set forth in full in Appendix B to this Prospectus/Proxy Statement. See "The Merger -- Dissenters" Appraisal Rights."

MARKET PRICE AND DIVIDEND DATA

    TECH-SYM TRADING MARKETS AND PRICES. Tech-Sym Common Stock is traded on the NYSE under the symbol "TSY." The following table sets forth the range of the high and low per share sales prices for Tech-Sym Common Stock for the periods indicated, as reported on the NYSE Composite Trading Tape. Tech-Sym has not paid any dividends during such periods in respect of its common stock.

                                                                  TECH-SYM
                                                                COMMON STOCK
                                                            --------------------
                                                            HIGH           LOW
                                                            ----          ------
YEAR ENDED DECEMBER 31, 1992
Quarter ended March 31, 1992 .......................        14 1/4        12 1/4
Quarter ended June 30, 1992 ........................        14            11 3/8
Quarter ended September 30, 1992 ...................        11 5/8        10 1/2
Quarter ended December 31, 1992 ....................        14 1/8        10 1/4
YEAR ENDED DECEMBER 31, 1993
Quarter ended March 31, 1993 .......................        17 1/4        13 1/4
Quarter ended June 30, 1993 ........................        17 5/8        14 3/8
Quarter ended September 30, 1993 ...................        21 1/2        17
Quarter ended December 31, 1993 ....................        21 3/8        18 1/2
YEAR ENDED DECEMBER 31, 1994
Quarter ended March 31, 1994 .......................        22 1/2        17 5/8
Quarter ended June 30, 1994 ........................        21 7/8        19 1/8
Quarter ended September 30, 1994 ...................        22 3/8        19 1/2
Quarter ended December 31, 1994 ....................        24 3/8        20 1/2
YEAR ENDING DECEMBER 31, 1995
Quarter ended March 31, 1995 .......................        23 5/8        21 1/8
Quarter ending June 30, 1995 (through
  May 18, 1995) ....................................        26 1/8        23 1/8

    The closing sales price per share of Tech-Sym Common Stock reported on the NYSE Composite Trading Tape on (i) April 12, 1995 (the date immediately preceding the public announcement by Tech-Sym of its letter of intent with CogniSeis) was $24 1/8, (ii) and on May 18, 1995 (the date immediately preceding the filing of the Registration Statement) was $25 5/8. The number of holders of record of Tech-Sym Common Stock as of February 28, 1995 was approximately 2,100.

    TECH-SYM DIVIDEND POLICY. Tech-Sym does not currently intend to pay dividends on its outstanding shares of Common Stock, and there can be no assurance that it will pay dividends at any time in the future. It is anticipated that for the foreseeable future any earnings generated from operations will be retained for use in Tech-Sym's business. Any future determination as to the payment of dividends will be at the discretion of the Tech-Sym Board of Directors and will depend upon Tech-Sym's operating results, financial condition and capital requirements, and such other factors as the Board of Directors may deem relevant.

    COGNISEIS. No established public trading market exists for CogniSeis Common Stock.

    COGNISEIS DIVIDEND POLICY. CogniSeis has paid no cash dividends since its inception.

    The number of holders of record of CogniSeis Common Stock as of May 11, 1995 was approximately 89.
                                      11

       SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

    The following tables present selected historical and pro forma combined financial information, comparative per share data and book value per share data for Tech-Sym and CogniSeis. The unaudited pro forma combined information is calculated after giving effect to the Merger (i) utilizing an assumed exchange ratio of .2936 of a share of Tech-Sym Common Stock for each outstanding share of CogniSeis Common Stock (equivalent to a Share Market Value of $25.75) and (ii) using the pooling of interests method of accounting. The assumed exchange ratio is calculated based on the closing sales price of Tech-Sym Common Stock on May 10, 1995 ($25.75), the date immediately preceding the date of execution of the Merger Agreement. The historical and pro forma combined financial information are not necessarily indicative of future operations or the actual results that would have occurred had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations. This information should be read in conjunction with the financial information for each of Tech-Sym and CogniSeis as well as pro forma combined financial information contained elsewhere herein. See "Index to Financial Statements."

                      SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

TECH-SYM CORPORATION

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                      YEAR ENDED DECEMBER 31,                       MARCH 31,
                                       -----------------------------------------------------  --------------------
                                         1990       1991       1992       1993       1994       1994       1995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL STATEMENT OF INCOME DATA:
Sales................................  $ 134,770  $ 176,416  $ 179,649  $ 184,310  $ 197,593  $  43,678  $  53,812
Costs and expenses...................    122,227    162,504    169,530    167,794    179,258     39,440     49,316
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...........     12,543     13,912     10,119     16,516     18,335      4,238      4,496
Provision for income taxes...........      4,800      5,300      3,700      6,300      6,100      1,450      1,400
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $   7,743  $   8,612  $   6,419  $  10,216  $  12,235  $   2,788  $   3,096
                                       =========  =========  =========  =========  =========  =========  =========
Earnings per common share............  $    1.26  $    1.50  $    1.13  $    1.80  $    2.12  $     .48  $     .54
                                       =========  =========  =========  =========  =========  =========  =========
Cash dividends per share.............  $       0  $       0  $       0  $       0  $       0  $       0  $       0
                                       =========  =========  =========  =========  =========  =========  =========

                                                                                                  AT
                                                          AT DECEMBER 31,                      MARCH 31,
                                       -----------------------------------------------------   ---------
                                         1990       1991       1992       1993       1994        1995
                                       ---------  ---------  ---------  ---------  ---------   ---------
HISTORICAL BALANCE SHEET DATA:
Current assets.......................  $ 116,256  $ 125,567  $ 116,198  $ 129,868  $ 145,386   $156,710
Current liabilities..................     35,196     37,524     27,862     34,610     54,302     65,995
Working capital......................     81,060     88,043     88,336     95,258     91,084     90,715
Property, plant and equipment, net...     32,495     32,470     33,109     32,651     36,699     36,887
Long-term debt.......................     27,624     27,929     26,635     23,317     21,587     18,626
Total assets.........................    158,252    173,282    168,908    184,867    215,238    226,590
Total liabilities....................     67,925     73,949     65,767     70,323     88,124     95,870
Shareholders' investment.............     90,327     99,333    103,141    114,544    127,114    130,720

COGNISEIS DEVELOPMENT, INC.

                                                                                                  EIGHT MONTHS
                                                                                                     ENDED
                                                        YEAR ENDED JULY 31,                        MARCH 31,
                                       -----------------------------------------------------  --------------------
                                         1990       1991       1992       1993       1994       1994       1995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL STATEMENT OF OPERATIONS
  DATA:
Sales................................  $  17,054  $  23,050  $  23,741  $  17,031  $  15,194  $   9,234  $  10,300
Costs and expenses...................     17,041     20,506     21,540     18,246     16,299     10,757     10,904
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes....         13      2,544      2,201     (1,215)    (1,105)    (1,523)      (604)
Provision for income taxes...........       (185)       777        383       (756)      (357)      (586)       126
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)....................  $     198  $   1,767  $   1,818  $    (459) $    (748) $    (937) $    (730)
                                       =========  =========  =========  =========  =========  =========  =========
Earnings (loss) per common share.....  $     .08  $     .68  $     .69  $    (.51) $    (.44) $   (1.05) $    (.32)
                                       =========  =========  =========  =========  =========  =========  =========
Cash dividends per share.............  $       0  $       0  $       0  $       0  $       0  $       0  $       0
                                       =========  =========  =========  =========  =========  =========  =========
                                                            AT JULY 31,                           AT
                                       -----------------------------------------------------   MARCH 31,
                                         1990       1991       1992       1993       1994        1995
                                       ---------  ---------  ---------  ---------  ---------   ---------
HISTORICAL BALANCE SHEET DATA:
Current assets.......................  $   5,154  $   9,443  $  10,285  $   7,493  $   6,824   $  7,939
Current liabilities..................      2,544      4,465      4,056      1,945      1,956      3,976
Working capital......................      2,610      4,978      6,229      5,548      4,868      3,963
Property, plant and equipment, net...      3,717      2,681      2,637      2,569      2,155      2,004
Long-term debt.......................      1,379         37          0          0          0          0
Total assets.........................     10,761     13,069     14,777     11,799     10,893     12,204
Total liabilities....................      4,165      4,691      4,479      2,108      1,968      3,981
Stockholders' equity.................      6,596      8,378     10,298      9,691      8,925      8,223

       SELECTED UNAUDITED PRO FORMA COMBINED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   THREE MONTHS
                                                                                      ENDED
                                              YEAR ENDED DECEMBER 31,               MARCH 31,
                                       -------------------------------------  ----------------------
                                          1992         1993         1994         1994        1995
                                       -----------  -----------  -----------  ----------  ----------
COMBINED STATEMENT OF INCOME DATA:
Sales................................  $   202,172  $   199,248  $   213,605  $   47,555  $   57,937
Costs and expenses...................      190,681      184,765      195,172      43,408      53,815
                                       -----------  -----------  -----------  ----------  ----------
Income before income taxes...........       11,491       14,483       18,433       4,147       4,122
Provision for income taxes...........        3,952        5,234        6,318       1,387       1,475
                                       -----------  -----------  -----------  ----------  ----------
Net income...........................  $     7,539  $     9,249  $    12,115  $    2,760  $    2,647
                                       ===========  ===========  ===========  ==========  ==========
Earnings per common share............  $      1.16  $      1.44  $      1.85  $     0.42  $     0.41
                                       ===========  ===========  ===========  ==========  ==========
Cash dividends per share.............  $         0  $         0  $         0  $        0  $        0
                                       ===========  ===========  ===========  ==========  ==========

                                                                          AT
                                                                       MARCH 31,
                                                                         1995
                                                                       ---------
COMBINED BALANCE SHEET DATA:
Current assets ..............................................           $164,649
Current liabilities .........................................             69,971
Working capital .............................................             94,678
Property, plant and equipment, net ..........................             38,891
Long-term debt ..............................................             18,626
Total assets ................................................            238,794
Total liabilities ...........................................             99,851
Shareholders' investment ....................................            138,943

                          COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Tech-Sym and CogniSeis and combined per share data on an unaudited pro forma basis. The unaudited pro forma combined information is calculated after giving effect to the Merger (i) utilizing an assumed exchange ratio of .2936 of a share of Tech-Sym Common Stock for each outstanding share of CogniSeis Common Stock and
(ii) using the pooling of interests method of accounting. The assumed exchange ratio is calculated based on the closing sales price of Tech-Sym Common Stock on May 10, 1995 ($25.75), the date immediately preceding the date of the Merger Agreement. The information presented in this tabulation should be read in conjunction with the pro forma combined financial statements and the separate financial statements of the respective companies and the notes thereto included or incorporated by reference elsewhere herein. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations. Neither Tech-Sym nor CogniSeis has declared a dividend on its common stock during the periods presented.

                                                                                                                     FOR THE
                                                                                                                   THREE MONTHS
                                                                            FOR THE YEAR ENDED                        ENDED
                                                                               DECEMBER 31,                          MARCH 31,
                                                                 --------------------------------------       ----------------------
                                                                   1992           1993          1994            1994          1995
                                                                 ---------      ---------     ---------       ---------    ---------
HISTORICAL TECH-SYM:
Net income ................................................        $1.13          $1.80          $2.12          $.48          $.54
PRO FORMA COMBINED -- PER TECH-SYM
  SHARE:
Net income ................................................        $1.16          $1.44          $1.85          $.42          $.41
EQUIVALENT PRO FORMA COMBINED -- PER
  COGNISEIS SHARE:
Net income ................................................        $ .34          $ .42          $ .54          $.12          $.12
                                                                                                                  FOR THE
                                                               FOR THE YEAR ENDED, AND                          EIGHT MONTHS
                                                                         AT                                     ENDED, AND AT,
                                                                      JULY 31,                                     MARCH 31,
                                                   --------------------------------------------          ---------------------------
                                                      1992             1993              1994               1994              1995
                                                   ---------        ---------         ---------          ---------         ---------
HISTORICAL COGNISEIS:
Net income (loss) ........................           $.69             $(.51)            $(.44)            $(1.05)            $(.32)

BOOK VALUE PER COMMON SHARE

    On March 31, 1995, the book value of Tech-Sym Common Stock was $22.71 per share and the book value of CogniSeis Common Stock was $3.11 per share. The pro forma book value per share for the Tech-Sym Common Stock as of such date after giving effect to the Merger would be $21.27. The pro forma book value per equivalent share of CogniSeis Common Stock at such date after the combination would be $6.24 per share based upon the issuance of 776,699 shares of Tech-Sym Common Stock for 2,645,027 shares of CogniSeis Common Stock.

    On December 31, 1994, the book value of Tech-Sym Common Stock was $22.10 per share and the book value of CogniSeis Common Stock (after considering the conversion of preferred stock subsequent to December 31, 1994) was $3.28 per share. The pro forma book value per share for the Tech-Sym Common Stock as of such date after giving effect to the Merger would be $20.80. The pro forma book value per equivalent share of CogniSeis Common Stock at such date after the Merger would be $6.11 per share based upon the issuance of 776,699 shares of Tech-Sym for 2,645,027 shares of CogniSeis Common Stock (after considering the conversion of CogniSeis preferred stock subsequent to December 31, 1994).

                             THE SPECIAL MEETING

TIME, DATE AND PLACE OF THE SPECIAL MEETING

    This Prospectus/Proxy Statement is being furnished to the holders of CogniSeis Common Stock in connection with the solicitation of proxies by the Board of Directors of CogniSeis for use at the Special Meeting to be held on
.........., 1995, at CogniSeis' principal offices, 2401 Portsmouth, Houston,
Texas 77098, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of CogniSeis Common Stock will consider and vote upon the approval and adoption of the Merger Agreement.

    THE BOARD OF DIRECTORS OF COGNISEIS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT COGNISEIS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTING AT MEETING; RECORD DATE

    CogniSeis has established .........., 1995, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of CogniSeis Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. On the Record Date, CogniSeis had outstanding and entitled to vote 2,645,027 shares of CogniSeis Common Stock, each of which is entitled to one vote per share. On such date, there were approximately 89 holders of record of CogniSeis Common Stock.

    As of .........., 1995, directors and executive officers of CogniSeis and their affiliates beneficially owned approximately 55% of the outstanding shares of CogniSeis Common Stock. Each such director and executive officer has advised CogniSeis that he or she intends to vote or direct the vote of all shares of CogniSeis Common Stock over which he or she has voting control for the approval and adoption of the Merger Agreement.

    As of .........., 1995, Tech-Sym owned no shares of CogniSeis Common
Stock.

VOTE REQUIRED

    Pursuant to the CogniSeis Charter, the affirmative vote of the holders of 66 2/3% of the outstanding shares of CogniSeis Common Stock is required to approve and adopt the Merger Agreement. Abstentions will have the effect of a vote against the proposal, as will the failure of holders of CogniSeis Common Stock to sign and return a proxy. In connection with the Merger, holders of CogniSeis Common Stock will be entitled to demand appraisal rights under Section 262 of the DGCL, subject to satisfaction by such stockholders of the conditions for perfection of appraisal rights established by Section 262. See "The Merger -- Dissenters' Appraisal Rights."

COGNISEIS PROXIES

    Shares of CogniSeis Common Stock represented by proxies received by CogniSeis prior to or at the Special Meeting will be voted in accordance with the instructions contained therein. Shares of CogniSeis Common Stock represented by proxies for which no instruction is given will be voted FOR approval and adoption of the Merger Agreement and the other transactions contemplated thereby.

    Holders of shares of CogniSeis Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to insure that their shares are voted. A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later dated proxy with respect to the same shares or by giving notice thereof to CogniSeis in writing or at the Special Meeting at any time prior to the vote on the matters to be considered at the Special Meeting. Presence at the Special Meeting of a stockholder who signed a proxy does not in itself revoke the proxy.

SOLICITATION OF PROXIES

    Officers and regular employees of CogniSeis, who will receive no compensation in excess of their regular salaries for their services, may solicit proxies from CogniSeis stockholders by mail, telephone, telegram or otherwise.

                                  THE MERGER

GENERAL

    Tech-Sym, CSD and CogniSeis have entered into the Merger Agreement, which provides that, subject to the satisfaction of the conditions thereof (see "-- Conditions to the Consummation of the Merger"), CSD will be merged with and into CogniSeis, and as a result thereof CogniSeis will become a wholly-owned subsidiary of Tech-Sym. As soon as practicable after the closing under the Merger Agreement, the Certificate of Merger will be filed with the Secretary of State of the State of Delaware, and the time of such filing will be the Effective Time of the Merger unless otherwise provided in the Certificate of Merger.

    THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, COPIES OF WHICH ARE INCLUDED AS APPENDIX A TO THIS PROSPECTUS/PROXY STATEMENT AND WHICH IS INCORPORATED IN ITS ENTIRETY HEREIN BY THIS REFERENCE.

MERGER CONSIDERATION

    Except for shares owned by CogniSeis, Tech-Sym or any subsidiary of CogniSeis or Tech-Sym (which will be cancelled at the Effective Time) and Dissenting Shares, each share of CogniSeis Common Stock outstanding immediately prior to the Effective Time will be converted at the Effective Time into the right to receive (without interest) from Tech-Sym (i) the number of shares of Tech-Sym Common Stock obtained by dividing (A) $20,000,000 by (B) the Share Market Value and by dividing such quotient by (C) the total number of shares of CogniSeis Common Stock outstanding immediately prior to the Effective Time and
(ii) an equal number of Tech-Sym Rights.

INDEMNIFICATION OBLIGATIONS OF COGNISEIS STOCKHOLDERS; ESCROW AGREEMENT

    Pursuant to the terms of the Merger Agreement, stock certificates representing 8 1/2% of the Merger Consideration to be received by each former stockholder of CogniSeis (the "Security Deposit") shall be retained by the Escrow Agent pursuant to the Escrow Agreement to be entered into immediately prior to the Effective Time by and among Tech-Sym, the Escrow Agent and the Stockholders' Representative. The Security Deposit shall be subject to offset by Tech-Sym for Indemnifiable Damages. Indemnifiable Damages generally include damages sustained by Tech-Sym arising from any (i) inaccurate representation or warranty made by CogniSeis in or pursuant to the Merger Agreement or (ii) default prior to the Effective Time in the performance of any of the covenants or agreements made by CogniSeis in or pursuant to the Merger Agreement. Tech-Sym will not be entitled to set-off for the first $300,000 of Indemnifiable Damages. Tech-Sym is required to give the Stockholders' Representative notice of any claim for Indemnifiable Damages together with information relating to the loss claimed by Tech-Sym relating thereto. If a set-off request for Indemnifiable Damages arises from a third party claim, Tech-Sym will make available to the Stockholders' Representative all witnesses, pertinent records and materials reasonably requested by the Stockholders' Representative with respect to such claim. Tech-Sym and CSD will not settle any such third party claim without the consent of the Stockholders' Representative, which consent shall not be unreasonably withheld. The Security Deposit is also subject to offset by Tech-Sym for any reasonable out-of-pocket expenses incurred by or on behalf of the Stockholders' Representative in connection with the investigation, negotiation, defense or settlement of any claim for Indemnifiable Damages. Tech-Sym agrees to cause the Escrow Agent to deliver to the former CogniSeis stockholders no later than six months from the Effective Time any shares of Tech-Sym Common Stock then on deposit with the Escrow Agent unless there then remains unresolved any claim as to which notice has been given as provided in the Escrow Agreement, in which event any shares of Tech-Sym Common Stock remaining on deposit after such claim shall have been satisfied shall be returned to the CogniSeis stockholders promptly after the time of satisfaction. Any such distribution of shares of Tech-Sym Common Stock shall be made on a pro rata basis in relation to the number of shares of Tech-Sym Common Stock initially deposited with the Escrow Agent on behalf of each CogniSeis stockholder.
                                      16

PROCEDURES FOR EXCHANGE OF CERTIFICATES; THE PAYMENT FUND

    Upon the surrender, in accordance with the terms of the Letter of Transmittal and other instructions of the Exchange Agent, of each certificate (a "Certificate") that prior to the Effective Time represented shares of CogniSeis Common Stock, the Exchange Agent shall deliver to the holder of such Certificate the Merger Consideration multiplied by the number of shares of CogniSeis Common Stock formerly represented by such Certificate in exchange therefor, less the portion of the Security Deposit allocable thereto, and such Certificate shall forthwith be cancelled. No interest will be paid or will accrue on Merger Consideration or the Security Deposit.

    As of or promptly after the Effective Time, Tech-Sym shall deposit or cause to be deposited, in trust with the Exchange Agent, for the benefit of the holders of shares of CogniSeis Common Stock, for exchange as provided herein, the aggregate Merger Consideration. The amount of such Merger Consideration to be available for delivery to tendering CogniSeis' stockholders will be limited by the terms of the Escrow Agreement, as described above.

    Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Tech_Sym all cash, shares of Tech-Sym Common Stock, Certificates and other documents in its possession relating to the Merger (other than shares of Tech-Sym Common Stock held in its capacity as Escrow Agent in connection with the Security Deposit), and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) receive in exchange therefor the applicable Merger Consideration, without any interest or dividends or other payments thereon.

    After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of CogniSeis Common Stock outstanding prior to the Merger. If, after the Effective Time, Certificates formerly representing shares of CogniSeis Common Stock are presented to the Surviving Corporation or the Exchange Agent, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration.

    No dividends or other distributions declared or made after the Effective Time with respect to shares of Tech-Sym Common Stock will be paid to the holder of any unsurrendered Certificate with respect to the shares of Tech-Sym Common Stock such holder is entitled to receive and no cash payment in lieu of fractional interests shall be paid to any such holder until the surrender of such Certificate in accordance with the Merger Agreement.

    Tech-Sym shall not be liable to any holder of shares of CogniSeis Common Stock for any Merger Consideration in respect of such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

FRACTIONAL INTERESTS

    No certificates or scrip representing fractional shares of Tech-Sym Common Stock or Rights shall be issued upon the surrender for exchange of certificates representing CogniSeis Common Stock, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Tech-Sym. In lieu of any fractional security, each holder of shares of CogniSeis Common Stock who would otherwise have been entitled to a fraction of a share of Tech-Sym Common Stock and fractional Right, upon surrender of certificates representing CogniSeis Common Stock for exchange, will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the sum of (i) the net proceeds from the sale or sales by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Tech-Sym Common Stock issued as described below and (ii) the aggregate dividends or other distributions that are payable with respect to such shares of Tech-Sym Common Stock as provided in the Merger Agreement (such dividends and distributions being herein called the "Fractional Dividends"). As soon as practicable following the
                                      17

Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Tech-Sym Common Stock issuable as Merger Consideration over
(y) the aggregate number of full shares of Tech-Sym Common Stock to be distributed to holders of CogniSeis Common Stock (such excess being herein called the "Excess Securities"), and the Exchange Agent, as agent for the former holders of CogniSeis Common Stock, shall sell the Excess Securities at the prevailing prices on the NYSE. The sale of the Excess Securities by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE. Tech-Sym shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of CogniSeis, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of CogniSeis in lieu of any fractional interests, the Exchange Agent shall make available in accordance with the Merger Agreement such amounts to such former stockholders.

BACKGROUND OF THE MERGER

    In May 1992, Mr. Edward H. Koehler, Jr., a Managing Director of The GulfStar Group, Inc., contacted Mr. Wendell W. Gamel, Chairman and Chief Executive Officer of Tech-Sym, to determine whether Tech-Sym would be interested in acquiring CogniSeis. After Tech-Sym executed a Confidentiality Agreement and received a copy of the Confidential Memorandum prepared by The GulfStar Group as financial advisor to CogniSeis, Tech-Sym submitted an indication of interest to acquire a majority interest in CogniSeis, subject to certain terms and conditions. The proposal was not accepted by CogniSeis, and the discussions were terminated.

    In January 1995, Mr. Koehler informed Mr. Gamel that it might again be possible to acquire CogniSeis. After Mr. Gamel indicated an interest, representatives of CogniSeis met with Mr. Gamel, and after Tech-Sym executed a new Confidentiality Agreement, CogniSeis provided Tech-Sym with certain information regarding the business of CogniSeis.

    After further discussions between representatives of Tech-Sym and CogniSeis, by letter dated March 7, 1995 to Mr. Marshall Turner, Chairman of CogniSeis, Mr. Gamel proposed the acquisition of CogniSeis by Tech-Sym at a purchase price of $15 million, payable in shares of Tech-Sym Common Stock, plus up to $4 million of additional shares of Tech-Sym Common Stock if the value of the shares of Tech-Sym initially issued did not increase to $19 million by December 31, 1996, subject to achievement by CogniSeis of certain earnings levels. The proposal was subject to Tech-Sym's due diligence review of CogniSeis and its prospects, negotiation of a definitive agreement, consent of the CogniSeis stockholders and approval by the Board of Directors of Tech-Sym. Thereafter, Mr. Gamel discussed the proposal with Mr. Turner and Mr. Koehler. Mr. Gamel also received a letter, dated March 13, 1995, from Mr. Koehler addressing concerns of the CogniSeis stockholders and suggesting various changes to Tech-Sym's proposal in order to alleviate such concerns.

    Following additional discussions between the management of Tech-Sym and the management of CogniSeis, by letters dated March 30, 1995 and March 31, 1995 from Mr. Gamel to Mr. Turner and Mr. Patrick H. Poe, President and Chief Executive Officer of CogniSeis, Tech-Sym proposed to acquire CogniSeis for either (i) $20 million, payable in shares of Tech-Sym Common Stock, or (ii) $18 million, payable in shares of Tech-Sym Common Stock, plus up to $4 million of additional shares of Tech-Sym Common Stock in the event that the value of the shares of Tech-Sym Common Stock initially issued did not increase to $22 million by December 31, 1996. The proposals were subject to Tech-Sym's due diligence review of CogniSeis, negotiation of a definitive agreement and approval by the Board of Directors of Tech-Sym.

    During the same period, representatives of CogniSeis and a unit of a large, NYSE-traded company held discussions with respect to the possible acquisition of CogniSeis by the other company. In connection with the discussions, CogniSeis provided certain data pursuant to a confidentiality agreement between the parties. After discussions between the representatives, the other company proposed a tax-free purchase of substantially all the assets of CogniSeis in exchange for common stock of the acquiror valued at approximately $20.1 million and the assumption of CogniSeis' ordinary course of business liabilities that were reflected on CogniSeis' balance sheet. In discussions with representatives of CogniSeis, the other party was unresponsive to CogniSeis' request that all of CogniSeis' liabilities be assumed in the transaction.

    On March 31, 1995 and April 1, 1995, management of Tech-Sym, certain members of the board of CogniSeis and certain stockholders of CogniSeis met to discuss the proposals. Pursuant to such meetings, a letter of intent dated April 1, 1995 (the "Letter of Intent") was negotiated that, in effect, gave CogniSeis until April 5, 1995 to make an election between the two purchase price choices, which choices were essentially the same as outlined in the March 30 and March 31 letters referred to above. The proposal contained in the Letter of Intent also provided for certain limitations on the liability of CogniSeis stockholders for breaches of representations, warranties or covenants to be contained in a definitive agreement. In addition, the Letter of Intent provided that the acquisition would be subject to Tech-Sym's due diligence review, negotiation of a definitive agreement and approval of the Board of Directors of Tech-Sym. Mr. Gamel signed the Letter of Intent on behalf of Tech-Sym on April 1, 1995 and, after consideration by the Board of Directors of CogniSeis on April 3, 1995, Mr. Turner signed the Letter of Intent on behalf of CogniSeis. On April 5, 1995, CogniSeis indicated that it preferred the first purchase price choice described above.

    During April 1995, Tech-Sym and CogniSeis and their legal advisors conducted due diligence investigations and negotiated the terms of a definitive merger agreement. At a meeting on April 20, 1995, the Board of Directors of Tech_Sym approved the Merger Agreement and related transactions. At a meeting on April 20, 1995, the Board of Directors of CogniSeis met to consider the proposed terms of the Merger and a draft of the Merger Agreement provided by Tech-Sym. At that time, the Board of Directors of CogniSeis gave preliminary approval to the Merger and authorized representatives to negotiate the final terms of the Merger and the definitive Merger Agreement. By unanimous written consent dated May 11, 1995, the Board of Directors of CogniSeis approved the final form of Merger Agreement, the Merger and related transactions. The Merger Agreement was executed and delivered on behalf of Tech-Sym, CSD and CogniSeis as of May 11, 1995.

REASONS FOR THE MERGER

    TECH-SYM REASONS FOR THE MERGER. The Board of Directors of Tech-Sym believes that the terms of the Merger are fair to, and in the best interests of, Tech-Sym and the stockholders of Tech-Sym. In reaching its conclusion, Tech-Sym's Board of Directors considered a number of factors, including:

        (i) the financial performance, operations, assets, business condition and business prospects of CogniSeis and the business prospects of Tech-Sym and CogniSeis on a combined basis;

       (ii) the terms of the Merger Agreement;

      (iii) an analysis of the opportunities for customer growth from combining seismic hardware and software suppliers into a single source;

       (iv) an analysis of the potential business synergies to be achieved by the matching of relative strengths of the two companies, particularly in respect of customer base, geographic areas and operational strengths, thus creating opportunities for revenue and profit margin enhancement; and

        (v) an analysis of the increased competitiveness produced by combining operations.

    The Board of Directors of Tech-Sym did not attach specific weights to any of the foregoing factors.

    COGNISEIS REASONS FOR THE MERGER. The Board of Directors of CogniSeis has unanimously determined that the Merger is fair to, and in the best interests of, CogniSeis and its stockholders. Accordingly, it recommends approval and adoption of the Merger Agreement to the CogniSeis stockholders. In reaching its determination, the Board of Directors of CogniSeis considered a number of factors, including:

        (i) the familiarity of the Board of Directors of CogniSeis with CogniSeis' business, operations, financial performance, financial condition and prospects and its review of the business, operations, financial performance, financial condition and prospects of Tech-Sym, including its prospects after giving effect to the Merger;

        (ii) the possible alternatives to the Merger, including the prospects of continuation of CogniSeis as an independent entity, a review of the other acquisition proposal described under "-- Background of the Merger" and the likelihood of other persons that might desire to acquire CogniSeis, and the Board's determination that the Merger with Tech-Sym would be the transaction most likely to maximize stockholder value;

        (iii) the absence of any trading market for the CogniSeis Common Stock as compared to the liquidity of the Tech-Sym Common Stock, which is publicly traded on the NYSE;

        (iv) the structure of the transaction and terms of the Merger Agreement, which were the results of arm's length negotiations between CogniSeis and Tech-Sym, including the limited nature of the stockholders' indemnification obligations and the fact that all of CogniSeis' existing obligations would be assumed in the Merger;

        (v) the expectation that the Merger will afford CogniSeis' stockholders the opportunity to receive Tech-Sym Common Stock in a transaction that is non-taxable for federal income tax purposes;

        (vi) the terms of the Merger Agreement that permit the Board of Directors of CogniSeis, in the exercise of its fiduciary duties and subject to certain conditions, to respond to inquiries regarding potential business combination transactions, to provide information to, and to negotiate with, third parties making an unsolicited proposal to acquire CogniSeis and to terminate the Merger Agreement if the CogniSeis Board of Directors determines to recommend an alternative business combination transaction; in this regard, the CogniSeis Board of Directors noted that the Merger Agreement provides that if, under certain circumstances, the Merger Agreement is terminated, CogniSeis will be obligated to pay Tech-Sym a fee of $500,000, which the CogniSeis Board of Directors did not view as unreasonably impeding any interested third party from proposing a superior transaction;

        (vii) the benefit to CogniSeis stockholders from owning an equity interest in a larger, more diversified company than CogniSeis on a stand-alone basis;

        (viii) due to the greater resources available to Tech-Sym, the ability of CogniSeis to compete more effectively as part of a larger, more integrated company than a smaller independent company; and

        (ix) the benefit to CogniSeis from access to Syntron's knowledge of certain markets and technologies important to CogniSeis and Tech-Sym's established customer relationships.

    The Board of Directors of CogniSeis did not attach specific weights to any of the factors enumerated above.

    RECOMMENDATION OF THE BOARD OF DIRECTORS OF COGNISEIS. FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF COGNISEIS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, COGNISEIS AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT COGNISEIS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The consummation of the Merger is subject to the satisfaction of a number of other conditions, including, among others, the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by CogniSeis' stockholders in accordance with applicable law and the CogniSeis Charter, (ii) all necessary regulatory approvals required to consummate the Merger Agreement and the transactions contemplated thereby shall have been obtained and remain in full force and effect and all waiting periods in respect thereof shall have expired and (iii) none of Tech-Sym, CSD, CogniSeis or any CogniSeis stockholder shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

    The obligation of CogniSeis to consummate the Merger also is subject to the fulfillment at or prior to the Closing Date (as defined in the Merger Agreement) of the following additional conditions, any one or more of which may be waived by CogniSeis:

        (i) Each of the obligations of Tech-Sym and CSD required to be performed by either party at or prior to the Closing (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Tech-Sym and CSD contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made at and as of the Effective Time, and CogniSeis shall have received a certificate to that effect signed by an authorized officer of Tech-Sym and CSD;

        (ii) All action required to be taken by, or on the part of, Tech-Sym and CSD to authorize the execution, delivery and performance of the Merger Agreement by Tech-Sym and CSD and the consummation by Tech-Sym and CSD of the transactions contemplated thereby shall have been duly and validly taken by the boards of directors of Tech-Sym and CSD, and CogniSeis shall have received certified copies of the resolutions evidencing such authorizations;

        (iii) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies required to be obtained by Tech-Sym or CSD shall have been obtained by Tech-Sym and CSD which are necessary in connection with the consummation of the Merger and the other transactions contemplated thereby;

        (iv) CogniSeis shall have received an opinion from Andrews & Kurth L.L.P., counsel for Tech-Sym, dated the date of the Closing, substantially in the form required by the Merger Agreement; and

        (v) CogniSeis shall have received an opinion of Baker & Botts, L.L.P., counsel to CogniSeis, to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, CogniSeis, Tech-Sym and CSD will each be a party to that reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized by a stockholder of CogniSeis as a result of the Merger upon the conversion of shares of CogniSeis Common Stock into Tech-Sym Common Stock.

    The obligation of Tech-Sym and CSD to consummate the Merger also is subject to the fulfillment at or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by Tech-Sym:

        (i) Each of the obligations of CogniSeis required to be performed by it at or prior to the Closing pursuant to the terms of the Merger Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of CogniSeis contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made at and as of the Effective Time, and Tech-Sym and CSD shall have received a certificate to that effect signed by the chief executive officer and senior accounting officer of CogniSeis;

        (ii) All action required to be taken by or on the part of CogniSeis and the CogniSeis stockholders to authorize the execution, delivery and performance of the Merger Agreement by CogniSeis and the consummation by CogniSeis of the transactions contemplated thereby shall have been duly and validly taken by the board of directors of CogniSeis and its stockholders, and Tech-Sym and CSD shall have received certified copies of the resolutions evidencing such authorization;

        (iii) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies required to be obtained by CogniSeis or its stockholders to consummate the transactions contemplated by the Merger Agreement shall have been obtained by CogniSeis or its stockholders;

        (iv) Tech-Sym shall have received an opinion from Baker & Botts, L.L.P., counsel to CogniSeis, dated the date of the Closing, substantially in the form required by the Merger Agreement;

        (v) Each of Patrick H. Poe, Diana McSherry and David Judson shall have executed and delivered to Tech-Sym noncompetition agreements substantially in the form required by the Merger Agreement;

        (vi) Each director of CogniSeis and each officer of CogniSeis holding such position on the date of execution of the Merger Agreement shall have executed and delivered to Tech-Sym a general release of claims in the form required by the Merger Agreement;

        (vii) each stockholder so required by the Merger Agreement shall have executed and delivered to Tech-Sym a Stockholder Agreement and the beneficiaries of each stockholder so required by the Merger Agreement shall have signed a Beneficiary Agreement, each such agreement to be substantially in the form required by the Merger Agreement (and each as more fully described below);

        (viii) each person so required by the Merger Agreement shall have executed and delivered to Tech-Sym an Affiliates Agreement substantially in the form required by the Merger Agreement (for a more complete description of the terms and provisions of the Affiliates Agreement, see " -- Restrictions on Resales by Affiliates");

        (ix) the Stockholders' Representative shall have executed and delivered the Escrow Agreement substantially in the form required by the Merger Agreement;

        (x) Tech-Sym shall have received a copy of a letter to the Board of Directors of CogniSeis from Ernst & Young LLP to the effect that CogniSeis has not taken any action prior to the Effective Time that would prevent Tech-Sym from treating the Merger as a pooling of interests for accounting purposes; and

        (xi) stockholders of CogniSeis holding not more than 5% of the outstanding shares of CogniSeis Common Stock shall have properly exercised and perfected (and not withdrawn) dissenters' rights in accordance with the requirements of Section 262(d)(1) of the DGCL.

    The Stockholder Agreement and Beneficiary Agreement referenced at paragraph
(vii) above require that the stockholder or beneficiary executing such agreement represent and warrant to Tech-Sym that such stockholder or beneficiary has no plan or intention to sell or otherwise dispose, or cause the sale or disposal of, any of the shares of Tech-Sym Common Stock to be received in the Merger, which sale or disposition would, together with sales or dispositions by any other stockholder of CogniSeis, reduce the aggregate number of shares of Tech-Sym Common Stock received by all CogniSeis stockholders to less than 50% of the fair market value of CogniSeis Common Stock outstanding immediately prior to the Effective Time. The Stockholder Agreement and Beneficiary Agreement further require the waiver, discharge and release of all claims, demands, actions, judgments and executions such stockholder or beneficiary may have against CogniSeis, subject to certain limitations specified therein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the principal United States federal income tax consequences of the Merger and is not intended to be a complete discussion of all potential tax effects that might be relevant to the CogniSeis stockholders as a result of the Merger. This summary assumes that the CogniSeis Common Stock will be held as a capital asset as of the Effective Time. The summary may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons, persons who hold CogniSeis Common Stock as part of a conversion transaction and persons who acquired CogniSeis Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation. Moreover, the state, local, foreign and estate tax consequences to CogniSeis stockholders of the Merger are not discussed herein.

    This summary is based on the Code, existing and proposed Treasury regulations under the Code, the legislative history of the Code, rulings and pronouncements of the Internal Revenue Service ("IRS") and judicial decisions in effect at the date of this Prospectus/Proxy Statement. However, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may have retroactive application. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF POSSIBLE FUTURE CHANGES IN APPLICABLE TAX LAWS.

    GENERAL. It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that, for federal income tax purposes, no gain or loss will be recognized by Tech-Sym, CSD or CogniSeis as a result of the Merger.

    CogniSeis expects to receive a tax opinion of Baker & Botts, L.L.P., counsel to CogniSeis (the "Tax Opinion"), dated immediately prior to the Effective Time, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) and (2)(E) of the Code and that CogniSeis, Tech-Sym and CSD will each be a party to such reorganization within the meaning of Section 368(b) of the Code. An opinion of counsel is not binding on the IRS or the courts, and, therefore, the delivery of the Tax Opinion does not assure that the IRS or the courts will treat the Merger as a reorganization or that any of the tax consequences of a reorganization that are described below will be applicable to the CogniSeis stockholders. The Tax Opinion will be based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions will have been made on the basis of representations contained in certificates of CogniSeis and Tech-Sym (including, in the case of CogniSeis, a representation to the effect that a sufficient number of CogniSeis stockholders do not intend to dispose of the shares of Tech-Sym Common Stock to be received as a result of the Merger, so as to satisfy a "continuity of interest" requirement).

    The remainder of this summary assumes that the Merger will qualify as a reorganization under the Code.

    EXCHANGE OF COGNISEIS COMMON STOCK FOR TECH-SYM COMMON STOCK AND TECH-SYM RIGHTS. A CogniSeis stockholder who, pursuant to the Merger, exchanges CogniSeis Common Stock for Tech-Sym Common Stock and Tech-Sym Rights will not recognize any gain or loss on such exchange (except with respect to cash received in lieu of a fractional interest). The aggregate adjusted tax basis of the shares of Tech-Sym Common Stock (including a fractional share and shares allocable to such stockholder that are retained by the Escrow Agent pursuant to the Escrow Agreement) received by such stockholder in such exchange will equal such stockholder's aggregate adjusted tax basis in the CogniSeis Common Stock surrendered therefor. The holding period of such shares of Tech-Sym Common Stock will include the holding period of the CogniSeis Common Stock surrendered.

    FRACTIONAL SHARES. A CogniSeis stockholder who, pursuant to the Merger, receives cash in lieu of a fractional share of Tech-Sym Common Stock in accordance with the procedures set forth in the Merger Agreement will recognize gain or loss equal to the difference between the cash received in lieu of such fractional share and the adjusted basis of such fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such stockholder's CogniSeis Common Stock exceeds one year as of the Effective Time.

    ESCROWED SHARES. If any shares of Tech-Sym Common Stock allocable to a CogniSeis stockholder that had been deposited with the Escrow Agent pursuant to the Escrow Agreement ("Escrowed Shares") are subsequently distributed by the Escrow Agent to such stockholder, such stockholder will not recognize income, gain or loss upon such distribution. If any such Escrowed Shares are subsequently returned by the Escrow Agent to Tech-Sym, such stockholder will not recognize gain or loss upon such return and the adjusted basis of such Escrowed Shares will be added to the adjusted basis of the remaining shares of Tech-Sym Common Stock received by such stockholder in connection with the Merger.

    APPRAISAL RIGHTS. In the case of a CogniSeis stockholder who exercises dissenters' rights with respect to such stockholder's shares of CogniSeis Common Stock and who receives payment for such shares in cash (see "-- Dissenters' Appraisal Rights"), the IRS can be expected to take the position that such stockholder received such cash as a distribution in redemption of such shares subject to Section 302 of the Code. Therefore, such a dissenting stockholder who does not own, actually or constructively in accordance with Section 318 of the Code, any shares of Tech-Sym Common Stock immediately after the Merger would recognize gain or loss measured by the difference between the cash received and the adjusted basis of such stockholder's CogniSeis Common Stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the holding period for such stockholder's CogniSeis Common Stock exceeds one year as of the Effective Time.

ACCOUNTING TREATMENT

    The Merger will be treated for accounting purposes as a pooling of interests. See the Notes to the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus/Proxy Statement.

GOVERNMENTAL AND REGULATORY APPROVALS

    The Merger is subject to the requirements of the HSR Act. The HSR Act requires, among other things, that certain information regarding the Merger be furnished to the Antitrust Division and the FTC and that certain waiting periods have expired or been terminated before the Merger is consummated. On May .., 1995, Tech-Sym and CogniSeis filed notification reports in connection with the Merger with the Antitrust Division and the FTC pursuant to the HSR Act. There can be no assurance that a challenge to the Merger will not be made or, if such a challenge is made, that Tech-Sym and CogniSeis will prevail.

    Neither Tech-Sym nor CogniSeis is aware of any other governmental or regulatory approvals required for the consummation of the Merger.

EFFECT ON COGNISEIS EMPLOYEE BENEFIT PLANS AND EMPLOYEE AGREEMENTS

    SERVICE CREDIT. The Merger Agreement generally provides that the employees of the Surviving Corporation will be given credit for service with CogniSeis and its subsidiaries under all employee benefits plans of Tech-Sym in which they become participants, to the extent the terms of such plans permit, with respect to vesting and participation requirements in such plans.

    INDEMNIFICATION. The Merger Agreement provides that from and after the Effective Time, Tech-Sym will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless present and former officers and directors of CogniSeis against liabilities and costs for actions taken in such capacities, to the same extent as provided in the CogniSeis Charter in effect prior to the Effective Time.

    VESTING OF RESTRICTED STOCK. CogniSeis has periodically issued shares of CogniSeis Common Stock to employees, including officers of CogniSeis. Such shares are issued subject to CogniSeis' option to repurchase the shares on termination of employment. The repurchase option lapses ratably over a period of time (generally 50 months), and lapses entirely on certain merger transactions. Consummation of the Merger will cause most of such repurchase options to lapse. As of June 30, 1995, a total of not more than 31,068 shares of CogniSeis Common Stock (including 10,557 shares owned by officers) will be subject to repurchase options that will lapse as a result of the Merger.

RESTRICTIONS ON RESALES BY AFFILIATES

    Tech-Sym has registered the issuance of the shares of Tech-Sym Common Stock that the stockholders of CogniSeis will be entitled to receive upon consummation of the Merger under the Securities Act. Those CogniSeis stockholders who are not deemed to be "affiliates" of CogniSeis may freely sell the shares of Tech-Sym Common Stock they receive in the Merger, without additional registration under the Securities Act or an exemption from the registration requirements thereunder (including Rule 145 promulgated under the Securities Act). Stockholders of CogniSeis who are deemed to be "affiliates" of CogniSeis at the time of the Special Meeting may resell the shares of Tech-Sym Common Stock received in the Merger in transactions in compliance with Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or in transactions exempt from registration, and may not use this Prospectus/Proxy Statement to effect resales of the shares of Tech-Sym Common Stock they receive.

    Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales and also on the volume of resales that such affiliates, and others with whom they may act in concert, may make in any three-month period. The term "affiliates" is defined in the Securities Act to include any person who, directly or indirectly, controls, is controlled by, or is under common control with, CogniSeis at the time the Merger is submitted to a vote of the stockholders of CogniSeis. Tech-Sym has been advised by CogniSeis that Patrick H. Poe, Diana H. McSherry and Ronald Warren (each a CogniSeis executive officer), Marshall Turner, Marshall Payne, David Hull and L. C. Lawyer (each a director of CogniSeis) and certain partnerships affiliated with them may be deemed "affiliates" of CogniSeis for purposes of the Securities Act. Pursuant to the Merger Agreement, each such person has executed and delivered an Affiliates Agreement to Tech-Sym on or prior to the Closing Date in substantially the form attached as an exhibit to the Merger Agreement.

    The Affiliates Agreement provides that any sales of Tech-Sym Common Stock by those persons who may be deemed affiliates under the Securities Act will be made only (i) in compliance with Rule 145 under the Securities Act, (ii) in accordance with some other exemption or exclusion from the Securities Act which does not require a filing by Tech-Sym with the Commission and which is supported by an opinion of counsel to Tech-Sym that such exemption or exclusion is available, or (iii) pursuant to a registration filed by Tech-Sym under the Securities Act (Tech-Sym has no obligation, however, to make such a filing). The Affiliates Agreement also requires the signing stockholder to agree (i) to comply with the holding requirements of Rule 145 and to provide evidence of such compliance as is reasonably requested by Tech-Sym, (ii) to accept certificates representing Tech-Sym Common Stock which bear a legend indicating that the sale of such shares is subject to the provisions of Rule 145, and (iii) to represent that such stockholder has not sold, transferred, pledged or granted a security interest in or otherwise disposed of any Tech-Sym Common Stock during the period commencing 30 days prior to the Effective Time and continuing to the Effective Time, and will not sell, transfer, pledge, grant a security interest in or otherwise dispose of any shares of Tech-Sym Common Stock held by such Stockholder until after the public release of earnings of Tech-Sym and CogniSeis on a combined basis for a period of at least 30 days following the Effective Time. Pursuant to the Merger Agreement, Tech-Sym has agreed to make a public release of earnings of Tech-Sym and CogniSeis on a combined basis with respect to at least 30 days of operations after the

Effective Time, provided, that at Tech-Sym's option, such period may be either
(i) the first full month following the Effective Time, or (ii) the period from the Effective Time to the end of the calendar quarter in which the Effective Time occurs if such period covers a period of at least 30 days. Such release shall be made as soon as reasonably practicable following the period selected by Tech-Sym, but in no event later than 45 days following the end of such period.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    For a discussion of certain agreements by Tech-Sym to provide indemnification of certain officers and directors of CogniSeis and to provide credit for tenure with CogniSeis and a discussion of the effect of the Merger on certain shares of CogniSeis Common Stock held by officers, see "-- Effect on CogniSeis Employee Benefit Plans and Employee Agreements."

ACCESS TO PROPERTIES AND RECORDS OF COGNISEIS

    Pursuant to the Merger Agreement, CogniSeis is required to give Tech-Sym and its representatives, from and after the date of execution of the Merger Agreement, reasonable access during normal business hours to all of the properties, books, contracts, documents and records of CogniSeis, the opportunity to make reasonable investigation of CogniSeis, and to furnish to Tech-Sym and its representatives any additional financial statements of, and all information with respect to the business and affairs of, CogniSeis that Tech-Sym may reasonably request.

CONDUCT OF BUSINESS OF COGNISEIS PRIOR TO THE MERGER

    CogniSeis has agreed that, prior to the Effective Time, unless Tech-Sym shall otherwise consent in writing, CogniSeis shall carry on its respective businesses only in the ordinary course and consistent with past practice. In addition, to the extent consistent with such undertaking and with the specific terms of the Merger Agreement, CogniSeis will preserve intact its current business organizations, and use all reasonable efforts to keep available the services of its key employees and, consistent with good business judgment, use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them. CogniSeis will also refrain from any acts having the effect of dissuading any of such employees, agents, customers, clients, representatives, agents, creditors and suppliers from remaining associated with, or having the effect of inducing them to terminate an association with Tech-Sym or CogniSeis. In addition, CogniSeis has agreed that, prior to the Effective Time, subject to certain exceptions, except as expressly contemplated by the Merger Agreement or unless Tech-Sym shall otherwise consent in writing, CogniSeis will not, and will cause each of its subsidiaries not to, among other things:

         (1) declare or make any payments of dividends or other distributions;

         (2) lend, advance or pay any monies to or on behalf of any stockholder of CogniSeis in connection with the transactions contemplated by the Merger Agreement, or otherwise (other than payments to employees and directors for salary, bonus payments or directors fees, advances or reimbursements or other payments or reimbursements to employees and directors, in each case in the ordinary course of business consistent with past practices);

         (3) purchase or redeem any shares of capital stock of CogniSeis or evidences of indebtedness;

         (4) sell, grant, issue or otherwise dispose of any shares of capital stock of CogniSeis or other securities of CogniSeis or rights therein or otherwise change its capital structure;

         (5)  merge or consolidate with any other business;

         (6)  change its present telephone number;

         (7) amend or modify any existing employee benefit plans or adopt any new employee benefit plans, except for renewals of health plans in the ordinary course of business or as required by law;

         (8)  increase the compensation of any officer or key employee;

         (9)  amend the CogniSeis Charter or the Bylaws of CogniSeis;

        (10) engage in any activities or transactions which are outside the ordinary course of business of CogniSeis which in the aggregate would be material; or

        (11) make any tax elections (other than those required to be made by applicable law or regulation).

    CogniSeis shall not, by action or inaction, cause any of the representations and warranties made by CogniSeis in the Merger Agreement not to be true and correct in all material respects on and as of the Effective Time or in any way impair or prevent the full and timely satisfaction of the conditions, terms and provisions of the Merger Agreement or the consummation of the transactions contemplated thereby.

NO SOLICITATION

    CogniSeis has agreed not to, and to use its best efforts to cause its affiliates, stockholders, officers, directors, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group other than Tech-Sym, CSD or their affiliates (a "Third Party") concerning CogniSeis or concerning the business of CogniSeis in connection with any tender offer (including a self-tender offer), exchange offer, merger, consolidation, sale of all or any substantial amount of assets, sale of securities, acquisition of beneficial ownership of or to vote securities representing 1% or more of the total voting power of CogniSeis, liquidation, dissolution or similar transactions involving CogniSeis, or any division of CogniSeis (any such proposal, announcement or transaction being referred to herein as a "Acquisition Proposal"); provided, however, that notwithstanding the foregoing, (i) CogniSeis may engage in discussions or negotiations with a Third Party who seeks to initiate such discussions and negotiations and may furnish such Third Party information concerning CogniSeis and its business, properties and assets, (ii) CogniSeis' Board of Directors may take and disclose to the CogniSeis stockholders a position with respect to any Acquisition Proposal and (iii) following receipt of an Acquisition Proposal that the Board of Directors determines is financially superior to the Merger, the Board of Directors may withdraw, modify or not make its recommendation to its stockholders in support of the Merger or terminate the Merger Agreement, but in each case only to the extent that the Board of Directors of CogniSeis shall conclude in good faith, after considering the advice of outside counsel, that such action is necessary in order for the Board of Directors to act in a matter that is consistent with its fiduciary obligations under applicable law. CogniSeis shall promptly inform Tech-Sym of any inquiry (including the terms thereof and the identity of the Third Party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Tech-Sym a copy of any such written inquiry.

APPROVAL OF COGNISEIS STOCKHOLDERS

    In accordance with the terms of the Merger Agreement, CogniSeis is required to (a) take all steps necessary to duly call, give notice of, convene and hold the Special Meeting for the purpose of approving and adopting the Merger Agreement and for such other purposes as may be necessary or desirable in connection with the transactions contemplated by the Merger Agreement on or before June 30, 1995, (b) recommend to CogniSeis stockholders the approval and adoption of the Merger Agreement and such other matters as may be submitted to CogniSeis stockholders as specified in clause (a) above, and (c) cooperate and consult with Tech-Sym with respect to each of the foregoing matters. Additionally, CogniSeis has agreed to use its best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby, subject to limitations following the receipt of an Acquisition Proposal as described above under " -- No Solicitation."

TERMINATION

    The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the CogniSeis stockholders:

        (a)  by mutual consent of Tech-Sym and CogniSeis;

        (b) by Tech-Sym if CogniSeis fails to perform in any material respect any of its material obligations or fulfill any of the conditions imposed on it under the Merger Agreement and such failure shall not have been remedied within ten business days after receipt by CogniSeis of notice in writing from Tech-Sym or CSD specifying the nature of such breach and requesting that it be remedied;

        (c) by CogniSeis if Tech-Sym or CSD fails to perform in any material respect any of their respective material obligations or fulfill any of the conditions imposed on them under the Merger Agreement and such failure shall not have been remedied within ten business days after receipt by Tech-Sym and CSD of notice in writing from CogniSeis specifying the nature of such breach and requesting that it be remedied;

        (d) by CogniSeis if the Board of Directors of CogniSeis determines that it will not recommend approval and adoption of the Merger Agreement by the CogniSeis stockholders, or if such recommendation is modified or withdrawn, based upon the Board's determination that such action is necessary for it to comply with its fiduciary duties to the CogniSeis stockholders under applicable law, as more completely described above under the caption " -- No Solicitation" above; or

        (e)  by either Tech-Sym or CogniSeis:

           (i) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

           (ii) if the Closing has not occurred on or before August 31, 1995; provided, that the right to terminate the Merger Agreement shall not be available to any party whose material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

           (iii) if the CogniSeis stockholders fail to approve the Merger by the required affirmative vote of the outstanding shares of CogniSeis Common Stock at the meeting held for that purpose.

    In the event of termination of the Merger Agreement by either Tech-Sym or CogniSeis, the Merger Agreement will become void and there will be no liability or obligation on the part of either CogniSeis or Tech-Sym or their respective officers or directors, other than under certain specified provisions of the Merger Agreement relating to payments of fees and expenses and confidentiality agreements, and other than the liability of any party arising from any breach of the Merger Agreement.

LIABILITY FOR EXPENSES

    Each of Tech-Sym, CSD and CogniSeis will pay all expenses incurred by it in connection with the negotiation, execution and performance of the Merger Agreement, whether or not the Merger is consummated, including the fees and expenses of its counsel and auditors. The Merger Agreement further provides that in the event (i) of a termination of the Merger Agreement by the Board of Directors of CogniSeis by reason of receipt of an Acquisition Proposal that results in the termination
                                      28

of the Merger Agreement as described in clause (d) under the caption " -- Termination" above, or (ii) that the CogniSeis stockholders do not approve the Merger at the Special Meeting or stockholders holding more than 5% of the outstanding shares of CogniSeis Common Stock have perfected dissenters' rights in accordance with the requirements of the DGCL, and prior to the Special Meeting CogniSeis has received an Acquisition Proposal that is pending at the time of the Special Meeting and that, if consummated, would result in a transaction more favorable to CogniSeis stockholders from a financial point of view than the Merger, CogniSeis will be obligated to promptly pay to Tech-Sym a termination fee of $500,000.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties by a written instrument at any time before or after approval thereof by the stockholders of CogniSeis; provided that, an amendment made subsequent to the adoption of the Merger Agreement by the stockholders of CogniSeis shall not, without the further approval of such stockholders, (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of CogniSeis, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation, or (iii) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series thereof of CogniSeis. Any failure of any party to the Merger Agreement to comply with any obligation, covenant, agreement or condition contained therein may be waived in writing by the other parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains representations and warranties of CogniSeis relating to, among other things, (a) organization, good standing, qualification to do business and other corporate matters, (b) capitalization, (c) subsidiaries, (d) the authorization, execution, delivery and enforceability of the Merger Agreement, the actions taken by its Board of Directors with respect thereto and related matters, (e) financial statements, (f) the absence of undisclosed liabilities, (g) the absence of certain changes or events since March 31, 1995, (h) tax matters, (i) contractual matters, (j) the absence of certain litigation, and (k) property rights. The Merger Agreement also contains representations and warranties of Tech-Sym relating to, among other things (a) organization of Tech-Sym and CSD; (b) the authorization, execution, deliverability and enforceability of the Merger Agreement, the action taken by each of Tech-Sym's and CSD's Board of Directors with respect thereto and other matters; (d) the absence of the retention by Tech-Sym or CSD of a broker or other person in connection with the Merger; (e) the due authorization, validity and registration under the Securities Act of 1933, as amended, of the Merger Consideration; (f) the delivery of the Prospectus/Proxy Statement at least twenty business days prior to the date of the Special Meeting; (g) Tech-Sym's fulfillment of its reporting responsibilities pursuant to the requirements of the Securities Exchange Act of 1934, as amended; and (h) the absence of certain changes or events since December 31, 1994.

DISSENTERS' APPRAISAL RIGHTS

    Record holders of CogniSeis Common Stock are entitled to appraisal rights under Section 262 of the DGCL. This discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is reprinted as Appendix B to this Prospectus/Proxy Statement. A person having a beneficial interest in shares of CogniSeis Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.
                                      29

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the CogniSeis Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. THIS PROSPECTUS/PROXY STATEMENT SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF COGNISEIS COMMON STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX B CAREFULLY, BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

    Under the DGCL, record holders of CogniSeis Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of CogniSeis Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER, together with a fair rate of interest, if any, as determined by such court. A holder of shares of CogniSeis Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of CogniSeis, before the vote on the Merger Agreement at the CogniSeis Special Meeting, a written demand for appraisal of his shares of CogniSeis Common Stock. In addition, a holder of shares of CogniSeis Common Stock wishing to exercise his appraisal rights must not vote in favor of the Merger and must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their shares of CogniSeis Common Stock in nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

    Within 10 days after the Effective Time of the Merger, CogniSeis, as the Surviving Corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, but not thereafter, any holder of shares of CogniSeis Common Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. CogniSeis is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the "fair value" of the shares of CogniSeis Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A holder of shares of CogniSeis Common Stock will fail to perfect, or effectively lose, his right to appraisal if no petition for appraisal of shares of CogniSeis Common Stock is filed within 120 days after the Effective Time.

    If any holder of shares of CogniSeis Common Stock who demands appraisal of his shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the shares of CogniSeis Common Stock of such stockholder will be automatically converted into the Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his demand for appraisal by delivering to Tech-Sym a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of CogniSeis. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

    Any holder of shares of CogniSeis Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of CogniSeis Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of CogniSeis Common Stock as of a date prior to the Effective
Time). Pursuant to the Merger Agreement, CogniSeis shall not, except with the prior written consent of Tech-Sym, voluntarily make any payment with respect to any demands for appraisals of CogniSeis Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                                      30

                       INFORMATION CONCERNING COGNISEIS

GENERAL

    CogniSeis produces and markets seismic processing and geologic interpretation systems consisting of applications software and specially configured computing equipment. CogniSeis sells or leases these systems to oil companies, geophysical contractors, universities and governmental agencies. Geophysicists and geologists use these systems to process seismic data and to interpret geologic data.

    The business now conducted by CogniSeis was originally formed in 1978 as the computer systems division ("CSD") of Digicon Inc. ("Digicon"), a U.S. seismic contractor. CSD was formed by Digicon for the purpose of developing seismic software for the company's processing service offices and also with the responsibility of marketing the same technology. Beginning in the early 1980's, CSD became a leading seller of seismic processing systems. In February 1987, CSD management and outside investors purchased CSD from Digicon.

    CogniSeis' processing software, DISCO, gained wide acceptance since the first delivery in 1980 and is now generally regarded as an industry standard for seismic processing. In 1990 CogniSeis released Interactive DISCO, the first phase of Second Generation DISCO. In fiscal 1991, CogniSeis' product offerings were broadened with the introduction of two new geological interpretation products. The second phase of Second Generation DISCO, released in fiscal 1992, included substantial new capabilities in networking and distributed processing. In fiscal 1993, CogniSeis released Focus, a new workstation interactive processing software with special graphical capabilities. In fiscal 1994, CogniSeis continued development of geologic products under its strategic plan to expand sales in the geologic marketplace. In fiscal 1994 Focus 3D was released, extending CogniSeis' capabilities in its core business of seismic processing and bringing quality control and interpretation tools to the processing geophysicist.

    In August 1994, CogniSeis began marketing VoxelGeo, a leading-edge product for high speed voxel (3D pixel) rendering of three-dimensional ("3D") seismic data with embedded geometries, owned by Vital Images, Inc. Links between the products have been completed with resultant enhanced visualization for users of linked products.

STRATEGY

    CogniSeis' strategy is to provide state of the art computer-aided exploration systems ("CAEX") consisting of integrated geologic and geophysical applications to aid in the exploration and production of hydrocarbons. In the last few years the marine market has shifted to 3D seismic. CogniSeis believes that the integration of 3D seismic processing and geologic interpretation software, coupled with enhanced 3D visualization, will provide essential functionality to geophysicists and geologists. CogniSeis is also committed to be responsive to the needs of its customers and to provide effective solutions to their changing requirements.

    CogniSeis continues to add major new functionality to its Focus 3D seismic processing product line through internal software development as well as through joint development efforts with third parties. 3D geologic applications have assumed increasing importance in processing and interpretation. CogniSeis recently released GeoSec 3D, which features the ability to develop structural models in three dimensions and to perform true 3D restoration. CogniSeis also recently released GeoStrat, a new application for performing sequence stratigraphic interpretation. CogniSeis has initiated an integration data strategy with VoxelGeo to rapidly display 3D information for interpretation and quality control.

    CogniSeis actively works with its customers in the direction of new software development through user meetings around the world, an on-line system for submission of suggestions, customer surveys, and through a consortium of major oil companies who have participated in the direction of 3D geologic applications.

                                      31

    CogniSeis evaluates and sells new hardware which it supports. Software is ported to new platforms when it is perceived that there is strong customer demand for such platforms. CogniSeis supports a variety of computer types including vector computers (Cray, Convex) and workstations (IBM, Silicon Graphics, Sun, Hewlett Packard).

    With the advent of multi-CPU shared memory RISC systems, the implementation of parallel processing has become a practical necessity. Processing throughput of 8 to 12 times faster for a single job are now feasible on a number of modestly priced Unix RISC servers. Increases in throughput of this magnitude significantly decrease the time required to reach an interpretation and drilling decision. CogniSeis has recently released software for processing seismic information using several CPUs in a parallel fashion.

PRODUCT DEVELOPMENT

    CogniSeis is committed to providing state of the art CAEX tools to its customers which permit ease of exchange of information within CogniSeis product lines as well as with products from other industry providers.

    CogniSeis intends to concentrate an increasing portion of its development resources toward further expansion of its 3D software products for geologic, geophysical and visualization usage. Management believes that, in the future, there will be an increased demand for seismic data acquired in a 3D fashion, along with associated processing, visualization and interpretation, and that this technology is fundamental to the proper management of existing hydrocarbon reserves.

    CogniSeis' main development center is at its Houston headquarters. Geologic development is centered at the CogniSeis Boulder, Colorado offices. As of May 15, 1995, CogniSeis employed approximately 65 people in product development. During the fiscal year ended July 31, 1994 CogniSeis expended approximately $5,312,000 on research and development (net of $345,000 of capitalized software development costs).

SOFTWARE MAINTENANCE / CUSTOMER SUPPORT

    CogniSeis provides software maintenance, training and consulting services to its customers. It believes that customer satisfaction is a primary determinant of CogniSeis' success. CogniSeis maintains a core Customer Support Group in its Houston headquarters which, together with support personnel in its other offices, respond to customer inquiries. CogniSeis maintains an on-line Customer Action Request system to monitor customer requests and problems, which can be directly accessed by customers. Customer support is provided by telephone, through modems and e-mail. CogniSeis periodically solicits feedback from its customers and believes that there is a high level of satisfaction.

    Software licenses are customarily sold with three or twelve month warranties, the longer warranties being associated with Far East and South American sales. At the expiration of warranty periods customers normally enter into annual contracts for software updates and maintenance. Such contracts are typically renewed from year to year. CogniSeis issues updates to its products on a continuing basis.

    In the fiscal year ended July 31, 1994, software maintenance, training and consulting revenues approximated $4,384,000, representing 29% of total revenues.

MARKETING AND SALES

    CogniSeis markets its products through a direct sales force located in Houston, Crawley, England, Singapore and Beijing, China. Sales efforts are assisted by agents in a number of foreign countries. Additionally, CogniSeis has re-marketing arrangements with a few companies which provide for re-licensing of CogniSeis' products.
                                      32

COMPETITION

    The market for CAEX systems and software is highly competitive. Many of CogniSeis' existing and potential competitors have substantially greater marketing, financial and technical resources than CogniSeis. Competitors include oil and gas service companies and specialized software companies (primarily Landmark Graphics Corporation). CogniSeis also experiences competition from certain of the major oil and gas companies which use internally developed software for their own processing. Internal development of CAEX systems may continue.

    CogniSeis believes that product functionality and performance, ease of use, customer support, price, commitment to new product development and installed base are principal competitive factors.

PATENTS, COPYRIGHTS, TRADEMARKS AND LICENSES

    CogniSeis generally relies on license and non-disclosure agreements, copyright and trademark laws, and technical measures to protect its rights in its software products. All employees of CogniSeis are required to sign an Invention and Secrecy Agreement that they will not disclose proprietary CogniSeis information. Software licenses are licensed to specific computer processing units and may provide for a specific number of active users.

    CogniSeis has U.S. trademarks for CogniSeis Development, Inc., CogniSeis' 3D block design logo, DISCO, Discovery, GeoSec, and GeoStat. CogniSeis uses trade names CogniSeis and CSD.

    CogniSeis has acquired licenses from third-party software vendors to sell certain software applications developed by those vendors under revenue sharing or fixed fee bases.

LEGAL PROCEEDINGS

    CogniSeis filed suit against Titan Geophysical Services, Inc., individually and D/B/A Titan Geophysical Resources, Inc., Titan Geophysical Resources, Rod Kelly, John Brian O'Sullivan, Michael J. Ledger and Keith L. Thompson on March 17, 1995 for failure to pay for software and software maintenance. The defendants filed a counterclaim for $100,000 plus unspecified damages on March 27, 1995 alleging that they had negligently been named as defendants in the suit. CogniSeis believes the counterclaim is without merit.

EMPLOYEES

    At May 15, 1995 CogniSeis had approximately 138 employees, including 118 professionals.

                      COGNISEIS SELECTED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements for CogniSeis and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of CogniSeis" included elsewhere herein. The selected consolidated financial data set forth below for each of the years in the five-year period ended July 31, 1994 are derived from the audited consolidated financial statements of CogniSeis. The CogniSeis consolidated financial statements as of July 31, 1993 and 1994 and for each of the three years in the period ended July 31, 1994, have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus/Proxy Statement. The selected consolidated financial data for the eight months ended March 31, 1995 and 1994 and as of March 31, 1995 and 1994 are derived from unaudited financial statements of CogniSeis which in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim periods. Historical operating results are not necessarily indicative of results that may be expected in any future period.
                   (in thousands except per share amounts)

                                                                                                       EIGHT MONTHS
                                                                                                           ENDED
                                                          YEAR ENDED JULY 31,                            MARCH 31,
                                       ----------------------------------------------------------  ----------------------
                                          1990        1991        1992        1993        1994        1994        1995
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
HISTORICAL STATEMENT OF OPERATIONS
  DATA:
Sales................................  $   17,054  $   23,050  $   23,741  $   17,031  $   15,194  $    9,234  $   10,300
Costs and expenses...................      17,041      20,506      21,540      18,246      16,299      10,757      10,904
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before income taxes..            13       2,544       2,201      (1,215)     (1,105)     (1,523)       (604)
Provision for income taxes...........        (185)        777         383        (756)       (357)       (586)        126
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss)....................  $      198  $    1,767  $    1,818  $     (459) $     (748) $     (937) $     (730)
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========
Earnings (loss) per common share..     $      .08  $      .68  $      .69  $     (.51) $     (.44) $    (1.05) $     (.32)
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========
Cash dividends per common share......  $        0  $        0  $        0  $        0  $        0  $        0  $        0
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========

                                                              AT JULY 31,                               AT
                                       ----------------------------------------------------------   MARCH 31,
                                          1990        1991        1992        1993        1994         1995
                                       ----------  ----------  ----------  ----------  ----------   ----------
HISTORICAL BALANCE SHEET DATA:
Current assets.......................  $    5,154  $    9,443  $   10,285  $    7,493  $    6,824    $  7,939
Current liabilities..................       2,544       4,465       4,056       1,945       1,956       3,976
Working capital......................       2,610       4,978       6,229       5,548       4,868       3,963
Property and equipment, net..........       3,717       2,681       2,637       2,569       2,155       2,004
Long-term debt.......................       1,379          37           0           0           0           0
Total assets.........................      10,761      13,069      14,777      11,799      10,893      12,204
Total liabilities....................       4,165       4,691       4,479       2,108       1,968       3,981
Stockholders' equity.................       6,596       8,378      10,298       9,691       8,925       8,223

                                      34

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF COGNISEIS

COMPARISON OF EIGHT MONTHS ENDED MARCH 31, 1995 AND MARCH 31, 1994

    LIQUIDITY AND CAPITAL RESOURCES

    Total capitalization was $8.2 million at March 31, 1995, reflecting 100% common equity. This compares with a capitalization of $8.7 million at March 31, 1994, consisting entirely of common and preferred equity. During 1995 and 1994, CogniSeis remained debt free while having a $4 million committed bank line of credit available. The bank line currently provides for interest at prime plus 1% and imposes certain borrowing base limitations. Given the level of liquid assets and projected cash flows from operations, CogniSeis does not presently anticipate the need for future borrowings in excess of such limitations.

    CogniSeis' operating activities provided cash in the amount of $.8 million for the eight months ended March 31, 1995, and used cash in the amount of $.8 million for the eight months ended March 31, 1994. After working capital, the chief use of CogniSeis' funds has been capital expenditures. Total capital expenditures for property and equipment were $.7 million for the eight months ended March 31, 1995, and $.6 million for the eight months ended March 31, 1994.

    RESULTS OF OPERATIONS

    Total revenues of $10.3 million for the eight months ended March 31, 1995 increased $1.1 million from total revenues of $9.2 million for the eight months ended March 31, 1994 due to increases in software sales, which increased to $5.0 million in the 1995 period from $3.9 million in the prior period. About $.4 million of the 1995 increase was due to sales of new third party software not available for sale during the same period in 1994 (see " -- Other Financial Information" below). Geophysical software sales and lease revenues increased 14% for the eight months ended March 31, 1995 compared to the same period in 1994, while geological software sales and lease revenues increased 28%. Hardware sales and lease revenues were $.8 million for both periods. Contract service revenue remained at $4.5 million for the eight-month period in both years, and includes processing center revenues of $.5 million in 1995 and $.4 million in 1994.

    Cost of sales and contract services increased $.2 million for the eight months ended March 31, 1995 as compared to the same period in 1994. Third party software costs increased to $.3 million in 1995 from $.2 million in 1994.

    Research and development expenses decreased by $.8 million for the eight months ended March 31, 1995 as compared to the same period in 1994, reflecting sizable staff reductions and capitalization of $.3 million in software development costs to conform to FASB Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" (see " -- Other Financial Information" below). The monthly average number of employees engaged in research and development activities dropped from 89 for the eight-month period for 1994 to 65 for the same period in 1995.

    Selling, general and administrative costs increased by $.7 million for the eight-month period ended March 31, 1995 as compared to the same period in 1994, due primarily to a provision for uncollectible accounts of $.4 million, and expenses associated with an executive search and strategic planning of $.2 million.

    OTHER FINANCIAL INFORMATION

    Effective August 1, 1994, CogniSeis entered into an agreement with Vital Images, Inc. to provide marketing and support for their voxel-based 3D imaging software, VoxelGeo. CogniSeis became the exclusive worldwide distributor of VoxelGeo, except in Australia. CogniSeis and Vital Images, Inc. share equally all revenues derived from VoxelGeo sales and service.

                                      35

    Capitalized costs for internally developed software were $.3 million for the eight months ended March 31, 1995 compared to $.2 million for the eight months ended March 31, 1994.

COMPARISON OF FISCAL YEARS ENDED JULY 31, 1994 AND 1993

    LIQUIDITY AND CAPITAL RESOURCES

    Total capitalization was $8.9 million at July 31, 1994, consisting entirely of common and preferred equity. This compares with a capitalization of $9.7 million at July 31, 1993, also consisting entirely of common and preferred equity. During 1994 and 1993 CogniSeis remained debt free and had no advances against the line of credit.

    CogniSeis' operating activities provided cash in the amount of $.2 million for the twelve months ended July 31, 1994, and used cash in the amount of $.1 million for the twelve months ended July 31, 1993. Total capital expenditures for property and equipment were $.5 million for the twelve months ended July 31, 1994, and $1.0 million for the twelve months ended July 31, 1993.

    RESULTS OF OPERATIONS

    Total revenues of $15.2 million for fiscal 1994 decreased $1.8 million from the fiscal 1993 total revenues of $17.0 million, principally reflecting a downturn in foreign markets, offset partially by an increase in domestic sales. Foreign hardware and software sales and leases of $5.7 million for fiscal 1994 decreased $2.4 million from the fiscal 1993 total of $8.1 million. Domestic hardware and software sales and leases of $2.6 million for fiscal 1994 increased $1.2 million from the fiscal 1993 total of $1.4 million. Hardware sales and leases of $1.8 million for 1994 decreased $1.0 million from the 1993 total of $2.8 million with a corresponding gross profit decrease of $.6 million. Software sales and leases of $6.5 million in 1994 decreased $.2 million from the 1993 total of $6.7 million. Geological software sales and leases experienced a 25% increase in 1994 over 1993 while geophysical software sales and leases dropped 11% due to the downturn in the foreign markets. Contract service revenue in 1994 of $6.9 million decreased $.6 million from the 1993 total of $7.5 million primarily due to hardware maintenance contracts not being renewed. Processing center revenues (included in contract service revenue) of $.7 million in 1994 increased $.2 million over the 1993 total of $.5 million as a new dedicated center began operation in November 1993.

    Cost of sales and contract services decreased $1.0 million in 1994 from 1993 due to decreases in hardware cost of sales of $.6 million coupled with a decrease in expenses associated with contract hardware maintenance revenues of $.5 million. Software cost of sales increased slightly in 1994 reflecting a higher volume of third party software product sales. Third party software sales are generally made subject to royalty arrangements with third party software developers pursuant to which CogniSeis pays the developer a share of the revenues generated from their products. Such royalty payments are accounted for as a cost of sale.

    Research and development expenses decreased by $.8 million in 1994 from 1993 reflecting staff reductions and capitalization of software development costs of $.3 million to conform to FASB Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Salaries and benefits related to research and development decreased 9% in 1994 from 1993 levels. Decreased usage of consumable parts and supplies also contributed to lower research and development costs.

    Selling, general and administrative costs decreased by $.2 million from fiscal 1993 due to the continuation of a cost containment program initiated in fiscal 1993. Decreases in depreciation, travel and entertainment, taxes and licenses and office supplies contributed to the overall decrease of selling, general and administrative costs.

    OTHER FINANCIAL INFORMATION

    Effective with the beginning of fiscal year 1993, CogniSeis changed its method of accounting for income taxes to the liability method as required by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are

                                      36

expected to reverse. Deferred tax assets, net of valuation allowances, increased in 1994 by $.4 million over 1993, while deferred tax liabilities increased $.2 million in 1994 over 1993. Deferred tax assets relate primarily to research and development credit carryforwards. Deferred tax liabilities relate primarily to fixed asset basis differences and capitalization of research and development costs for book purposes.

    In fiscal year 1994, CogniSeis capitalized research and development costs of $.3 million on new processes and products. No amounts were capitalized in fiscal 1993.

COMPARISON OF FISCAL YEARS ENDED JULY 31, 1993 AND 1992

    LIQUIDITY AND CAPITAL RESOURCES

    Total capitalization was $9.7 million at July 31, 1993, reflecting 100% common and preferred equity. This compares with a capitalization of $10.3 million at July 31, 1992, also reflecting 100% common and preferred equity. In October 1992, CogniSeis elected to reduce its $5 million committed bank line of credit, available at the prime rate, to $4 million. During fiscal 1993, CogniSeis had no borrowings against the line of credit, while in fiscal 1992, average monthly borrowings were $.3 million.

    CogniSeis' operating activities used cash in the amount of $.1 million for the twelve months ended July 31, 1993, and provided cash in the amount of $3.8 million for the twelve months ended July 31, 1992. Total capital expenditures for property, plant and equipment were $1.0 million for the twelve months ended July 31, 1993, and $1.2 million for the twelve months ended July 31, 1992.

    RESULTS OF OPERATIONS

    Total revenues of $17.0 million for fiscal 1993 decreased $6.7 million from the fiscal 1992 total revenues of $23.7 million principally reflecting significant decreases in hardware sales and leases due to the decrease in market share of mainframe computers (Convex, DEC, etc.) and a shift toward the lower cost workstations. Total hardware sales and leases of $2.8 million for fiscal 1993 decreased $4.5 million from the fiscal 1992 total of $7.3 million. Total software sales and leases of $6.7 million for fiscal 1993 decreased $1.6 million from the fiscal 1992 total of $8.3 million. Third party software sales and leases decreased $1.9 million from $2.2 million in fiscal 1992 to $.3 million in fiscal 1993 due to a reduction in third party sales arising in part from the acquisition of a third party software provider (see " -- Other Financial Information" below). Geophysical software sales and leases dropped 10% from 1992 to 1993 while geological software sales and leases fell 46% from 1992 to 1993. Contract service revenue in 1993 of $7.5 million decreased $.7 million from the 1992 total of $8.2 million primarily due to hardware maintenance contracts not being renewed. Processing center revenues of $.5 million in 1993 increased $.1 million over the 1992 total of $.4 million.

    Cost of sales and contract services decreased $4.5 million in 1993 from 1992 due to decreases in hardware cost of sales of $2.6 million coupled with decreased expenses associated with lower contract hardware maintenance revenues. Third party software costs decreased to $.1 million in 1993 from $.9 million in 1992.

    Research and development expenses increased by $1.2 million in 1993 from 1992 reflecting the additional costs incurred from the operations of GeoLogic Systems, Inc. ("GLS"), which was acquired in April 1992 (see " -- Other Financial Information" below).

    Selling, general and administrative costs in 1993 decreased by $.2 million from fiscal 1992 due to the beginning of a cost containment program initiated in fiscal 1993. Decreases in depreciation, taxes and licenses and computer room supplies contributed to the general decrease of selling, general and administrative costs.

    OTHER FINANCIAL INFORMATION

    CogniSeis purchased all the outstanding stock of GLS, a Boulder, Colorado software development company, in April 1992. Before the acquisition, CogniSeis maintained an arrangement with GLS under which products developed by GLS were exclusively marketed by CogniSeis. Operating costs related to the Boulder operation amounted to $1.2 million in 1993 and $.2 million in 1992.

                                      37

                      COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

    As a result of the Merger, holders of CogniSeis Common Stock will become stockholders of Tech-Sym and the rights of such former CogniSeis stockholders will thereafter be governed by the Tech-Sym's Articles of Incorporation (the "Tech-Sym Charter"), Tech-Sym's Bylaws (the "Tech-Sym Bylaws") and the Nevada General Corporation Law (the "NGCL"). The rights of the holders of CogniSeis Common Stock are currently governed by the CogniSeis Charter, the bylaws of CogniSeis (the "CogniSeis Bylaws") and the DGCL. The following summary, which does not purport to be a complete statement of the general difference among the rights of the stockholders of Tech-Sym and CogniSeis, sets forth certain differences between NGCL and DGCL, between the Tech-Sym Charter and the CogniSeis Charter and between the Tech-Sym Bylaws and the CogniSeis Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents, the NGCL and DGCL.

STOCKHOLDER RIGHTS PLAN

    On June 1, 1988, the Board of Directors of Tech-Sym created and declared a dividend of one Tech-Sym Right for each outstanding share of Tech-Sym Common Stock. The dividend was paid on June 13, 1988 ("Rights Record Date") to the stockholders of record on that date. Each Tech-Sym Right entitled the registered holder to purchase from Tech-Sym one-half share of Tech-Sym Common Stock at a price of $60 per whole share, subject to adjustment, following the occurrence of certain events. The description and terms of the Tech-Sym Rights are set forth in the Amended and Restated Rights Agreement dated as of June 1, 1988 ("Rights Agreement") between the Company and Continental Stock Transfer and Trust Company, as rights agent ("Rights Agent"). Each CogniSeis stockholder who receives Tech-Sym Common Stock in connection with the Merger will also receive associated Tech-Sym Rights.

    Until the earlier of (i) ten days following the date ("Stock Acquisition Date") of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has become the beneficial owner of 20 percent or more of the outstanding Tech-Sym Common Stock and (ii) ten days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 30 percent or more of the outstanding Tech-Sym Common Stock (the earlier of such dates, subject to extension upon Board Approval as hereinafter defined, being called the "Distribution Date"), the Tech-Sym Rights will be evidenced by certificates for Tech-Sym Common Stock.

    "Board Approval" means the approval of a majority of the directors of Tech-Sym, including a majority of the continuing directors, provided that at the time of such approval there are at least three continuing directors and a majority of the directors of Tech-Sym are "continuing directors."

    The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Tech-Sym Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Tech-Sym Rights), new Tech-Sym Common Stock certificates issued after the Rights Record Date, upon transfer or new issuance of Tech-Sym Common Stock (including shares of Tech-Sym Common Stock issued in connection with the Merger), will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Tech-Sym Common Stock outstanding as of the Rights Record Date, even without such notation, will also constitute the transfer of the Tech-Sym Rights associated with Tech-Sym Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Tech-Sym Rights ("Right Certificates") will be mailed to holders of record of Tech-Sym Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence Tech-Sym Rights.
                                      38

    Tech-Sym Rights are not exercisable until the Distribution Date. Tech-Sym Rights will expire on May 31, 1998 ("Expiration Date"), unless the Expiration Date is extended or Tech-Sym Rights are earlier redeemed by Tech-Sym, in each case as described below.

    The Purchase Price payable, and the number of shares of Tech-Sym Common Stock or other securities or property issuable, upon exercise of the Tech-Sym Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Tech-Sym Common Stock, (ii) upon the grant to holders of Tech-Sym Common Stock of certain rights or warrants to subscribe for or purchase shares of Tech-Sym Common Stock at a price, or securities convertible into Tech-Sym Common Stock with a conversion price, less than the then current market price of the Tech-Sym Common Stock or (iii) upon the distribution to holders of Tech-Sym Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Tech-Sym Common Stock) or of subscription rights or warrants (other than those referred to above).

    If following a Stock Acquisition Date Tech-Sym is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Tech-Sym Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Tech-Sym Right, the number of shares of common stock of the acquiring company (or, in the event there is more than one purchaser, the purchaser receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction will have a market value (as defined in the Rights Agreement) of two times the exercise price of the Tech-Sym Right ("Flip-Over Right").

    If (i) Tech-Sym is the surviving corporation in a merger or other business combination transactions and Tech-Sym Common Stock is not changed or exchanged,
(ii) a person becomes the beneficial owner of 25 percent or more of the outstanding shares of Tech-Sym Common Stock (except pursuant to an all cash tender offer for all outstanding shares of Tech-Sym Common Stock not owned by such person, which offer remains open for a minimum of 50 days and pursuant to such offer such person acquires beneficial ownership of 85 percent or more of the outstanding shares of Tech-Sym Common Stock not owned by such person at the time such offer is commenced) or (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement or, under certain circumstances, increases his beneficial ownership of Tech-Sym Common Stock by one percent or more, proper provision shall be made so that each holder of a Tech-Sym Right, other than the Acquiring Person and its affiliates and associates and certain transferees of such persons whose Tech-Sym Rights will thereafter be void), will for a 60-day period thereafter have the right to receive upon exercise that number of shares of Tech-Sym Common Stock (or, under certain circumstances, other securities or consideration of the Company) having a market value (as defined in the Rights Agreement) equal to two times the exercise price of the Tech-Sym Right ("Flip-In Right").

    The holder of a Tech-Sym Right will continue to have the Flip-Over Right whether or not such holder exercises the Flip-In Right.

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. Upon exercise of the Tech-Sym Rights, no fractional shares of Tech-Sym Common Stock will be issued; cash will be paid in lieu of fractional shares of Tech-Sym Common Stock.

    At any time prior to the earlier to occur of (i) the tenth day after the Stock Acquisition Date and (ii) the expiration of the Tech-Sym Rights, Tech-Sym may, upon Board Approval, redeem the Tech-Sym Rights in whole, but not in part, at a price of $0.50 per Tech-Sym Right ("Redemption Price"). The period for redemption may, upon Board Approval, be extended for successive periods of ten days commencing on the tenth day after the Stock Acquisition Date. Upon any redemption of the Tech-Sym Rights described in this paragraph, the right to exercise the Tech-Sym Rights will terminate, and the only right of the holders of Tech-Sym Rights will be to receive the Redemption Price.

    In addition, upon Board Approval, Tech-Sym may redeem the then outstanding Tech-Sym Rights in whole, but not in part, at the Redemption Price, provided that such redemption follows an event giving rise to, and the expiration of the 60-day exercise period for, the Flip-In Right, so long as the Acquisition Person whose ownership gave rise to such Flip-In Event beneficially owns securities having less than 20 percent of the voting power of the Tech-Sym voting securities and there is not then any other Acquiring Person. Tech-Sym's rights to redeem the Tech-Sym Rights would also be reinstated if an Acquiring Person reduces his beneficial ownership to less than five percent of the then outstanding voting securities in a transaction or series of transactions not involving Tech-Sym. The redemption of Tech-Sym Rights described in this paragraph will be effective only if the Flip-In Right is not then exercisable, and in any event, only after ten business days prior notice.

    The terms of the Tech-Sym Rights may be amended by Board Approval without the consent of the holders of the Tech-Sym Rights at any time and from time to time, provided that such amendment does not adversely affect the interests of the holders of the Tech-Sym Rights. In addition, during any time that the Tech-Sym Rights are subject to redemption, the terms of the Tech-Sym Rights may be amended by Board Approval in any manner, including an amendment that adversely affects the interests of the holders of the Tech-Sym Rights, without the consent of the holders of Tech-Sym Rights; PROVIDED, HOWEVER, that no such amendment may be made that changes the Purchase Price or the Redemption Price.

    Until a Tech-Sym Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Tech-Sym, including, without limitation, the right to vote or to receive dividends.

    The form of Rights Agreement between Tech-Sym and the Rights Agent specifying the terms of the Tech-Sym Rights is an exhibit to the Registration Statement of which this Prospectus forms a part.

    Because the Tech-Sym Rights will cause substantial dilution to any person or group that attempts to acquire Tech-Sym without conditioning the offer on a substantial number of Tech-Sym Rights being acquired, the rights have an anti-takeover effect. The Tech-Sym Rights should not interfere with any merger or other business combination approved by the Board of Directors of Tech-Sym since the Board of Directors may, at its option, at any time prior to the earlier to occur of (i) the tenth day after the Stock Acquisition Date and (ii) the expiration of the Tech-Sym Rights, redeem all, but not less than all, the then outstanding Tech-Sym Rights at $0.50 per Tech-Sym Right. The period for redemption may, upon Board Approval, be extended for successive periods of ten-days commencing on the tenth day after the Stock Acquisition Date.

    CogniSeis does not have a stockholder rights plan.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

    Under the NGCL, a director may be removed by the vote of the holders of not less than 66 2/3% of the voting power of the shares entitled to vote, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the stockholders to remove a director. Any vacancy in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, even if the vacancy is due to an increase in the number of directors.

    The Tech-Sym Charter and Bylaws provide that the Board of Directors shall be composed of not less than three nor more than 20 members elected annually by the stockholders. The number of Directors may be increased or decreased by Whole Board Approval (defined in the Tech-Sym Bylaws as the approval of the Board of Directors by unanimous written consent or by a majority of the entire Board at a meeting at which a quorum was present and acting throughout) within this limit. Subject to any rights of Tech-Sym preferred stock, vacancies may be filled by either an affirmative vote of a majority of the Board of Directors, although less than a quorum, or an election at the next annual meeting or at a special meeting of stockholders called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

    The Tech-Sym Charter and Bylaws do not permit cumulative voting and provide that any director or directors, including the entire Board, may be removed for cause by the affirmative votes of 66 2/3% of the shares of the Company entitled to vote in the election of directors at any special meeting of stockholders called expressly for that purpose; stockholders may not remove any director without cause. The Board may not remove any director for or without cause, and no recommendation by the Board that a director be removed for cause may be made to the stockholders, except upon Whole Board Approval.

    Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) in the case of a corporation having a classified board, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or if there be classes of directors, at an election of the class of directors of which he is a part.

    CogniSeis does not have a classified board or cumulative voting and the CogniSeis Charter and Bylaws provide that, subject to any rights of CogniSeis preferred stock, the Board of Directors shall consist of not less than five nor more than seven members, the exact number of which shall be fixed from time to time by holders of a majority of the outstanding shares entitled to vote in the election of directors. Currently, the CogniSeis board consists of five members. In the event of vacancies, a majority of the remaining directors may designate the individual to fill such vacancies who will be approved by a majority of the stockholders entitled to vote in the election of directors prior to their taking office. Moreover, directors may be removed from office (i) with cause by the affirmative vote of a majority of the stockholders of the class of shares entitled to vote in the election of directors that originally elected such director or (ii) without cause by (a) the affirmative vote of a majority of all directors then in office at any regular or special meeting of the Board called for that purpose or (b) the affirmative vote of the holders of a majority of the voting power of the class of shares entitled to vote in the election of directors that originally elected such director.

ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The NGCL provides that meetings of stockholders may be held as provided in the bylaws. The Tech-Sym Bylaws provide that an annual meeting of stockholders shall be held in each year on the last Tuesday in April (unless that day is a legal holiday, in which event the annual meeting will be held on the next succeeding business day) for the election of directors and for the transaction of such other business as may properly be brought before the meeting. The annual meeting date, however, is subject to change (with certain limitations as specified in the Tech-Sym Bylaws) by Whole Board Approval. The Tech-Sym Bylaws also provide that unless otherwise prescribed by law or by the Tech-Sym Charter, special meetings of the stockholders for any purpose may be called by (i) the Chairman of the Board, if one shall be elected, (ii) the President, if a Chairman of the Board is not elected, (iii) a majority of the Whole Board (a majority of the entire Board at a meeting at which a quorum was present and acting throughout) or (iv) the holders of record of at least a majority of all of the shares entitled to vote at the special meeting. Moreover, business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice of such meeting.

    The NGCL also provides that, unless otherwise provided by the articles of incorporation or the bylaws, an action may be authorized by the stockholders by means of a written consent signed by the holders of a majority of the corporation's outstanding voting stock. The Tech-Sym Bylaws state that any action which may be taken at a meeting of the stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power entitled to vote with respect to the subject matter thereof, except (i) to the extent that any greater proportion of written consents is required and (ii) as otherwise specifically provided by the NGCL.

    The DGCL provides that an annual meeting of stockholders shall be held as provided in the bylaws and special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The CogniSeis Bylaws provide that special meetings of the stockholders may be called at the request in writing of the Chairman or the President, a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the CogniSeis issued and outstanding and entitled to vote. The CogniSeis Bylaws also provide that any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

    The Tech-Sym Bylaws provide an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders, of Tech-Sym (the "Stockholder Notice Procedure").

    The Stockholder Notice Procedure provides that, subject to the rights of any holders of Tech-Sym preferred stock, only persons who are nominated by Whole Board Approval, or by any stockholder entitled to vote for the election of directors who has given timely written notice to the Secretary of Tech-Sym prior to the meeting at which directors are to be elected, will be eligible for election as directors of Tech-Sym. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting (i) by Whole Board Approval or (ii) by any stockholder who has given timely written notice to the Secretary of Tech-Sym prior to the meeting; PROVIDED, HOWEVER, that only such business shall be conducted as the Board determines is a proper matter for stockholder vote. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received at Tech-Sym's principal place of business not less than 30 days prior to the meeting; PROVIDED, HOWEVER, that in the event that less than 40-days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of the business day on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure made.

    Under the Stockholder Notice Procedure, a stockholder's notice to Tech-Sym proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of Tech-Sym which are owned by such stockholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee together with evidence that the proposed nominee is eligible for election as a director. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of Tech-Sym beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Board determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Tech-Sym Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Tech-Sym Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Tech-Sym Board, provides the Tech-Sym Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Tech-Sym Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    The Tech-Sym Bylaws do not give the Tech-Sym Board any power to approve or disapprove stockholder nominations for the election of directors. However, the Tech-Sym Board may determine that a proposal for action is not a proper matter for stockholder vote. The foregoing provisions may have the effect of (i) precluding (a) a contest for the election of directors if the proper procedures are not followed or (b) the consideration of stockholder proposals if the proper procedures are not followed or the Board determines that the proposal is not a proper matter for stockholder vote and (ii) of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Tech-Sym and its stockholders.

    The CogniSeis Charter and Bylaws contains no provisions similar to the Stockholder Notice Procedure.

PREFERRED STOCK

    Pursuant to the Tech-Sym Charter, the Tech-Sym Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Tech-Sym preferred stock in one or more series, to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. Tech-Sym has no preferred stock currently outstanding. The CogniSeis Charter contains similar provisions.

    Tech-Sym believes that the ability of the Tech-Sym Board to issue one or more series of Tech-Sym preferred stock provides Tech-Sym with flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of Tech-Sym preferred stock, as well as shares of Tech-Sym Common Stock, are available for issuance without further action by Tech-Sym's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Tech-Sym's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of shares of common stock or in the amount of voting securities outstanding.

    Although the Tech-Sym Board has no intention at the present time of doing so, it could issue a series of Tech-Sym preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Tech-Sym Board will make any determination to issue such shares based on its judgment as to the best interests of Tech-Sym and its stockholders. The Tech-Sym Board, in so acting, could issue Tech-Sym Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Tech-Sym Board, including a tender offer or other transaction that some, or a majority, of Tech-Sym's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.
                                      43

AMENDMENT OF THE ARTICLES OF INCORPORATION AND BYLAWS

    The NGCL requires most amendments to the articles of incorporation to be approved by the board of directors, then by the vote of the holders of a majority of outstanding securities entitled to vote, unless the articles of incorporation require a greater percentage of votes. If an amendment would alter any preferences or relative rights of a class or series of outstanding shares, it must be approved by a majority of the outstanding shares of each class or series so affected, regardless of limitations or restrictions on the voting power thereof. The Tech-Sym Charter does not contain any provisions requiring a greater percentage of votes for its amendment. The NGCL gives the board of directors the power to amend bylaws, subject to any limitations contained in bylaws adopted by the stockholders. The Tech-Sym Bylaws may be amended by either Whole Board Approval or by the affirmative vote of not less than 50% of Tech-Syms shares of capital stock outstanding and entitled to vote generally in the election of directors.

    Under the DGCL, an amendment to a corporation's certificate of incorporation requires (i) the board of directors to adopt a resolution setting forth the proposed amendment, declaring its advisability, and either calling a special meeting or directing that the proposed amendment be considered at the next annual meeting and (ii) the affirmative vote of the holders of the majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless the corporation's certificate of incorporation requires a higher percentage. The CogniSeis Charter does not require a higher percentage. The CogniSeis Bylaws may be amended by an affirmative vote of the holders of a majority of the outstanding shares of CogniSeis' capital stock entitled to vote in the election of directors.

BUSINESS COMBINATIONS

    The NGCL prohibits certain business combinations between a corporation and an "interested stockholder" (one beneficially holding, directly or indirectly, at least ten percent of the outstanding voting stock) for five years after such person became an interested stockholder unless such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the board of directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder. Notwithstanding the foregoing, NGCL permits business combinations that meet all requirements of the corporations articles of incorporation and (i) are approved by the board of directors before the interested stockholder became an interested stockholder (or as to which the purchase of shares made by the interested stockholder had been approved by the board of directors before the date of purchase), (ii) are approved by the affirmative vote of the holders of stock representing a majority of the voting stock (excluding voting stock of the interested stockholder and its affiliates and associates) at a meeting called for such purpose no earlier than five years after the interested stockholder became an interested stockholder, or (iii) the form and amount of consideration to be received by stockholders (excluding the interested stockholder) of the corporation satisfy certain tests and, with limited exceptions, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation after becoming an interested stockholder and before the business combination is consummated. A corporation may expressly exclude itself from application of the foregoing business combination provisions of the NGCL but Tech-Sym has not done so.

    Although Section 203 of the DGCL contains provisions analogous to those described in the NGCL above, the analogous provisions do not apply to CogniSeis. However, the CogniSeis Charter requires that 66 2/3% of the CogniSeis stockholders approve a merger that requires a stockholder vote, including the Merger.

LIMITATION OF LIABILITY OF DIRECTORS

    Both the NGCL and the DGCL permit a corporation to include a provision in its articles or certificate of incorporation eliminating or limiting the personal liability of a director or officer to the

                                      44

corporation or its stockholders for damages for breach of the directors fiduciary duty, subject to certain limitations.

    The Tech-Sym Charter provides that any person who may become a director or officer of the corporation is relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm, association or corporation in which he may be interested.

    The CogniSeis Charter provides that a director will not be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which such director derived any improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Both the NGCL and the DGCL permit a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Both states' laws provide that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and both states permit a corporation to purchase and maintain liability insurance for its directors and officers. Both the NGCL and the DGCL provide that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

    The Tech-Sym Bylaws and CogniSeis Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by, respectively, the NGCL and the DGCL, as the same exists or may hereafter be amended or by other applicable laws then in effect. The indemnification rights conferred by both bylaws are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Each of Tech-Sym and CogniSeis are authorized to purchase and maintain insurance on behalf of its directors, officers, employees and agent. Additionally, the Merger Agreement requires Tech-Sym and the Surviving Corporation to indemnify present and former officers and directors of CogniSeis against liabilities and costs for actions taken in such capacities to the same extent provided in the CogniSeis Charter in effect prior to the Effective Time.

                                      45

                BENEFICIAL OWNERSHIP OF COGNISEIS COMMON STOCK

    The following table sets forth certain information with respect to the ownership of CogniSeis Common Stock as of May 15, 1995 by all persons who are known to CogniSeis to be beneficial owners of 5% or more of the CogniSeis Common Stock, each director or executive officer of CogniSeis and all directors and executive officers of CogniSeis as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of CogniSeis Common Stock set forth below.

                                          BENEFICIAL OWNERSHIP OF
                                           COGNISEIS COMMON STOCK
                                        ----------------------------
                                        NUMBER OF      PERCENTAGE OF
                NAME                     SHARES            CLASS
-------------------------------------   ---------      -------------
Patrick Poe(1).......................     583,500           22.1%
  2401 Portsmouth
  Houston, Texas 77098

Marshall Turner(2)...................     325,000           12.3
  220 Montgomery Street, Pent. 10
  San Francisco, California 94104

Taylor & Turner......................     249,000            9.4
  220 Montgomery Street, Pent. 10
  San Francisco, California 94104

David Hull(3)........................     350,000           13.2
  5 Post Oak Park, Suite 2650
  Houston, Texas 77027

Criterion Venture Partners L.P.......     210,000            7.9
  5 Post Oak Park, Suite 2650
  Houston, Texas 77027

Criterion Venture Capital Partners
  (Bermuda)..........................     140,000            5.3
  5 Post Oak Park, Suite 2650
  Houston, Texas 77027

Equus II Incorporated................     225,000            8.5
  2929 Allen Parkway, Suite 2500
  Houston, Texas 77019

Edward W. Rose.......................     160,000            6.0
  500 Cresent Court, Suite 250
  Dallas, Texas 75201

Marshall Payne(4)....................      65,000            2.5

L.C. Lawyer..........................      --             --

Diana McSherry(1)....................     250,250            9.5

Ronald Warren........................      32,500            1.2

All directors and executive officers
  as a group (7 persons).............   1,456,250           55.1

---------

(1) Includes 150,000 shares held by Patrick Poe and Diana McSherry as tenants in common.

(2) Consists of the 249,000 shares held by Taylor & Turner and 76,000 shares held by Rotan Mosle Technology Partners with respect to which Mr. Turner has shared dispositive power and sole voting power.

(3) Consists of the 210,000 shares owned by Criterion Venture Capital Partners L.P. and the 140,000 shares owned by Criterion Venture Capital Partners (Bermuda).

(4) Includes 20,000 shares held by Scout Ventures with respect to which Mr. Payne has shared dispositive and voting power.

                                LEGAL OPINIONS

    Certain legal matters with respect to the securities offered hereby will be passed upon for Tech-Sym by Andrews & Kurth L.L.P., Houston, Texas. Certain tax consequences of the Merger will be passed upon for CogniSeis by Baker & Botts, L.L.P., Houston, Texas.
                                      46

                                   EXPERTS

    The consolidated financial statements of Tech-Sym incorporated by reference in this Prospectus/Proxy Statement have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of CogniSeis as of July 31, 1994 and 1993 and for each of the three fiscal years in the period ended July 31, 1994 included in this Prospectus/Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                      47


                          INDEX TO FINANCIAL STATEMENTS

 I. Audited Consolidated Financial Statements of CogniSeis Development, Inc.

     Report of Independent Auditors ....................................    F-2

     Consolidated Balance Sheets as of July 31, 1994 and 1993 ..........    F-3

     Consolidated Statements of Operations for the Years Ended
       July 31, 1994, 1993 and 1992 ....................................    F-4

     Consolidated Statements of  Stockholders' Equity for the
       Years Ended July 31, 1994, 1993 and 1992 ........................    F-5

     Consolidated Statements of Cash Flows for the Years Ended
       July 31, 1994, 1993 and 1992 ....................................    F-6

     Notes to Consolidated Financial Statements ........................    F-7

 II. Unaudited Consolidated Financial Statements of CogniSeis
       Development, Inc.

     Consolidated Condensed Balance Sheets as of March 31, 1995
       and July 31, 1994 ...............................................    F-13

     Consolidated Condensed Statements of Operations for the
       Eight Months Ended March 31, 1995 and 1994 ......................

     Consolidated Condensed Statements of Cash Flows for the
       Eight Months Ended March 31, 1995 and 1994 ......................    F-15

     Notes to Consolidated Financial Statements ........................    F-16

III. Unaudited Pro Forma Combined Financial Statements of Tech-Sym Corporation and CogniSeis Development, Inc.

     Unaudited Pro Forma Combined Financial Statements .................    F-17

     Unaudited Pro Forma Combined Balance Sheet as of
       March 31, 1995 ..................................................    F-18

     Unaudited Pro Forma Combined Statement of Income
       for the Three Months Ended March 31, 1995
       and 1994 ........................................................    F-19

     Unaudited Pro Forma Combined Statement of Income for the
       Years Ended December 31, 1994, 1993 and 1992 ....................    F-21

     Notes to Unaudited Pro Forma Combined Financial Statements ........    F-24

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
CogniSeis Development, Inc.

    We have audited the accompanying consolidated balance sheets of CogniSeis Development, Inc., as of July 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended July 31, 1994. These financial statements are the responsibility of the Company' s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CogniSeis Development, Inc., at July 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 31, 1994, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
September 9, 1994,
except as to Note 9 as to which the date is May 19, 1995

                         COGNISEIS DEVELOPMENT, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                             JULY 31
                                                  -----------------------------
                                                      1994             1993
                                                  ------------     ------------
ASSETS
Current assets:
    Cash and cash equivalents (NOTE 7) .......    $  1,338,747     $  2,063,151
    Accounts receivable (net of
      allowance for doubtful accounts
      of $44,923 and $81,235 in 1994
      and 1993, respectively) (NOTE 4) .......       3,853,012        3,853,915
    Inventory (NOTE 4) .......................         163,281          119,648
    Prepaid expenses and other
      assets .................................         297,919          421,222
    Income and franchise tax refunds
      receivable (NOTE 6) ....................         564,106          669,032
    Current portion of notes
      receivable (NOTES 2 AND 4) .............         607,107          366,115
                                                  ------------     ------------
        Total current assets .................       6,824,172        7,493,083
Property and equipment:
    Data processing equipment (NOTE 4) .......       5,058,873        5,287,043
    Computer boards ..........................       1,204,395        1,244,120
    Furniture and fixtures ...................       1,409,311        1,208,789
                                                  ------------     ------------
                                                     7,672,579        7,739,952
    Less accumulated depreciation ............      (5,517,093)      (5,171,103)
                                                  ------------     ------------
                                                     2,155,486        2,568,849
Software development costs (net of
  accumulated amortization of
  $2,614,626 and $2,308,791 in 1994
  and 1993, respectively) (NOTE 4) ...........       1,292,165        1,069,918
Long-term notes receivable (NOTES 2 AND 4) ...         454,465          243,936
Deferred charges and other assets ............         167,001          422,963
                                                  ------------     ------------
        Total assets .........................    $ 10,893,289     $ 11,798,749
                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable .........................    $    152,930     $    329,860
    Accrued liabilities:
        Compensation .........................          41,338           66,418
        Taxes other than income
          taxes ..............................          75,725           43,272
        Other ................................         651,231          587,409
    Unearned revenue .........................         965,103          761,284
    Income tax payable (NOTE 6) ..............          70,163          156,902
                                                  ------------     ------------
        Total current liabilities ............       1,956,490        1,945,145
                                                  ------------     ------------
Deferred federal income tax (NOTE 6) .........          11,503          162,247

Commitments (NOTE 7)
Stockholders' equity (NOTE 5):
    Preferred stock to be converted
      to common stock:
        Convertible, mandatory
          redeemable preferred stock,
          $.01 par value:
            Authorized
              shares -- 3,000,000
            Issued and outstanding
              shares -- Series
              A -- 440,100 and
              1,735,000 in 1994 and
              1993, respectively
              (redeemable at $440,100
              and $1,735,000 in 1994
              and 1993,
              respectively) ..................           4,401           17,350
    Common stock, $.001 par value:
        Authorized
          shares -- 5,000,000
        Issued and outstanding
          shares -- 2,172,427 and
          855,139 in 1994 and 1993,
          respectively .......................           2,172              855
    Capital in excess of par value ...........       2,341,976        2,347,957
    Retained earnings ........................       6,576,747        7,325,195
                                                  ------------     ------------
        Total stockholders' equity ...........       8,925,296        9,691,357
                                                  ------------     ------------
        Total liabilities and
          stockholders' equity ...............    $ 10,893,289     $ 11,798,749
                                                  ============     ============

                           See accompanying notes.

                         COGNISEIS DEVELOPMENT, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED JULY 31
                                       ---------------------------------------------
                                            1994            1993            1992
                                       --------------  --------------   ------------
                                                                         (RESTATED)
Revenues:
    Hardware and software sales......  $    8,288,823  $    9,522,666   $ 15,589,295
    Contract services................       6,905,389       7,508,155      8,152,088
                                       --------------  --------------   ------------
                                           15,194,212      17,030,821     23,741,383
Cost of sales and contract
  services...........................       5,450,139       6,471,642     10,947,331
                                       --------------  --------------   ------------
Gross profit.........................       9,744,073      10,559,179     12,794,052
Research and development costs.......       5,312,938       6,071,899      4,826,778
Selling, general, and administrative
  expenses...........................       5,616,890       5,811,967      6,037,704
                                       --------------  --------------   ------------
                                           10,929,828      11,883,866     10,864,482
                                       --------------  --------------   ------------
Income (loss) from operations........      (1,185,755)     (1,324,687)     1,929,570
Other income and (expense):
    Interest income..................         117,589         153,212        235,281
    Other income (expense)...........         (36,751)        (43,748)        36,287
                                       --------------  --------------   ------------
                                               80,838         109,464        271,568
                                       --------------  --------------   ------------
Income (loss) before income taxes....      (1,104,917)     (1,215,223)     2,201,138
Expense (benefit) for income taxes
  (NOTE 6):
    Current..........................        (205,725)       (496,599)       438,300
    Deferred.........................        (150,744)       (259,845)       (55,432)
                                       --------------  --------------   ------------
                                             (356,469)       (756,444)       382,868
                                       --------------  --------------   ------------
Net income (loss)....................  $     (748,448) $     (458,779)  $  1,818,270
                                       ==============  ==============   ============
Net income (loss) per share..........  $         (.44) $         (.51)  $        .69
                                       ==============  ==============   ============
Shares used to compute net income
  (loss) per share...................       1,688,801         894,328      2,620,188

                           See accompanying notes.

                         COGNISEIS DEVELOPMENT, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            PREFERRED STOCK               COMMON
                                                SERIES A                   STOCK            CAPITAL IN
                                       --------------------------  ---------------------     EXCESS OF      RETAINED
                                          SHARES        AMOUNT        SHARES     AMOUNT      PAR VALUE      EARNINGS
                                       -------------  -----------  ------------  -------   -------------  -------------
Balance at July 31, 1991..                 1,745,000  $    17,450       835,988  $   836   $   2,394,214  $   5,965,704
  Repurchases and retirement of
    preferred and common stock.......        (10,000)        (100)      (12,745)     (13)        (79,893)      --
  Issuance of common stock...........       --            --             68,499       69         181,929       --
  Net income.........................       --            --            --         --           --            1,818,270
                                       -------------  -----------  ------------  -------   -------------  -------------
Balance at July 31, 1992..                 1,735,000       17,350       891,742      892       2,496,250      7,783,974
  Repurchases and retirement of
    common stock.....................       --            --            (50,603)     (51)       (176,279)      --
  Issuance of common stock...........       --            --             14,000       14          27,986       --
  Net loss...........................       --            --            --         --           --             (458,779)
                                       -------------  -----------  ------------  -------   -------------  -------------
Balance at July 31, 1993..                 1,735,000       17,350       855,139      855       2,347,957      7,325,195
  Conversion of preferred stock
    to common stock
    at par...........................     (1,294,900)     (12,949)    1,294,900    1,295          (8,953)      --
  Repurchases and retirement of
    common stock.....................       --            --            (12,612)     (13)        (59,993)      --
  Issuance of common stock...........       --            --             35,000       35          62,965       --
  Net loss...........................       --            --            --         --           --             (748,448)
                                       -------------  -----------  ------------  -------   -------------  -------------
Balance at July 31, 1994..                   440,100  $     4,401     2,172,427  $ 2,172   $   2,341,976  $   6,576,747
                                       =============  ===========  ============  ========  =============  =============

                                           TOTAL
                                       STOCKHOLDERS'
                                          EQUITY
                                       -------------
Balance at July 31, 1991..             $   8,378,204
  Repurchases and retirement of
    preferred and common stock.......        (80,006)
  Issuance of common stock...........        181,998
  Net income.........................      1,818,270
                                       -------------
Balance at July 31, 1992..                10,298,466
  Repurchases and retirement of
    common stock.....................       (176,330)
  Issuance of common stock...........         28,000
  Net loss...........................       (458,779)
                                       -------------
Balance at July 31, 1993..                 9,691,357
  Conversion of preferred stock
    to common stock
    at par...........................        (20,607)
  Repurchases and retirement of
    common stock.....................        (60,006)
  Issuance of common stock...........         63,000
  Net loss...........................       (748,448)
                                       -------------
Balance at July 31, 1994..             $   8,925,296
                                       =============

                           See accompanying notes.

                         COGNISEIS DEVELOPMENT, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED JULY 31
                                       -------------------------------------
                                          1994         1993         1992
                                       -----------  -----------  -----------
                                                                 (RESTATED)
OPERATING ACTIVITIES
Net income (loss)....................  $  (748,448) $  (458,779) $ 1,818,270
Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:
    Depreciation.....................      899,729    1,007,257    1,166,336
    Amortization.....................      305,835      400,578      491,736
    Stock compensation expense.......       78,000       43,000       50,750
    Deferred taxes...................     (150,744)    (259,845)     (55,432)
    Loss on disposal of property and
      equipment......................       42,338       97,535      109,680
    Changes in assets and
      liabilities:
        Accounts receivable..........          903    1,995,237     (302,993)
        Inventory....................      (43,633)      10,832       99,650
        Prepaid expenses and other
          assets.....................      143,604     (221,458)      10,797
        Income tax refund
          receivable.................      104,926     (539,427)      97,681
        Notes receivable.............     (451,521)     (98,883)     167,345
        Accounts payable.............     (176,930)    (814,496)     109,188
        Accrued liabilities..........       71,195   (1,361,429)     527,619
        Unearned revenue.............      203,819      469,013     (273,547)
        Income tax payable...........      (86,739)    (403,870)    (225,107)
                                       -----------  -----------  -----------
Net cash provided by (used in)
  operating activities...............      192,334     (134,735)   3,791,973
INVESTING ACTIVITIES
Capital expenditures.................     (528,704)  (1,031,904)  (1,231,970)
Additions to computer software and
  deferred charges...................     (438,082)    (281,678)    (125,730)
Proceeds from disposal of other
  assets.............................      130,661      --           --
Acquisition of company...............      --           --          (750,045)
                                       -----------  -----------  -----------
Net cash used in investing
  activities.........................     (836,125)  (1,313,582)  (2,107,745)
FINANCING ACTIVITIES
Principal payments on long-term
  debt...............................      --           --          (583,726)
Costs of preferred stock
  conversion.........................      (20,607)     --           --
Repurchase and retirement of
  preferred and common stock.........      (60,006)    (176,330)     (80,006)
                                       -----------  -----------  -----------
Net cash used in financing
  activities.........................      (80,613)    (176,330)    (663,732)
                                       -----------  -----------  -----------
Net (decrease) increase in cash and
  cash equivalents...................     (724,404)  (1,624,647)   1,020,496
Cash and cash equivalents at
  beginning of year..................    2,063,151    3,687,798    2,667,302
                                       -----------  -----------  -----------
Cash and cash equivalents at end of
  year                                 $ 1,338,747  $ 2,063,151  $ 3,687,798
                                       ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Noncash investing activity:
    Deferred charges transferred to
      computer software..............  $    90,000  $   --       $   --
                                       ===========  ===========  ===========
    Accounts receivable used to
      acquire property and
      equipment......................  $   --       $   --       $    55,597
                                       ===========  ===========  ===========
Noncash financing activity:
    Issuance of common stock as part
      of GLS acquisition.............  $   --       $   --       $    60,000
                                       ===========  ===========  ===========
    Deferred compensation for
      unvested shares of common
      stock..........................  $   --       $   --       $    71,248
                                       ===========  ===========  ===========
    Issuance of common stock as
      compensation expense...........  $    78,000  $    43,000  $   --
                                       ===========  ===========  ===========
Cash paid during the year for:
    Interest.........................  $   --       $   --       $    62,694
                                       ===========  ===========  ===========
    Income taxes.....................  $   --       $   339,042  $   626,541
                                       ===========  ===========  ===========

                           See accompanying notes.

                         COGNISEIS DEVELOPMENT, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JULY 31, 1994

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    CogniSeis Development, Inc. (the "Company") develops and markets seismic processing and geologic interpretation systems consisting of proprietary software installed on computers configured with specialized peripheral equipment. The Company's primary customers are petroleum exploration and service companies throughout the world.

PRINCIPLES OF CONSOLIDATION

    The Company conducts operations through a home office in Houston, Texas, a branch office in the United Kingdom, a representative office in Singapore, a registered office in Beijing, China, and through a Canadian subsidiary. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    The Company considers all cash accounts and highly liquid investments having original maturities of three months or less to be cash and cash equivalents.

INVENTORY

    Inventory consists of purchased computer equipment and parts held for sale and is stated at the lower of cost or market calculated on the specific identification method.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Software purchased for in-house use is recorded as property and equipment at cost. Depreciation is computed on the straight-line method over an estimated useful life of five years for data processing equipment, furniture and fixtures, and in-house software, and six years for computer boards. Depreciation for tax reporting purposes is computed using the Accelerated Cost Recovery System.

SOFTWARE DEVELOPMENT COSTS

    Software development costs are amortized over the greater of five years using the straight-line method or the projected revenues to be derived therefrom. In the year ended July 31, 1994, the Company capitalized $345,000 in development costs in accordance with the requirements for capitalization under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Amortization of capitalized software development costs for the years ended July 31, 1994, 1993, and 1992 is $308,226, $400,578, and $367,264,
respectively, and is included in cost of sales.

DEFERRED CHARGES AND OTHER ASSETS

    Deferred charges and other assets are primarily deposits and other prepaid expenses that will be recognized when the events to which they relate occur.

REVENUE RECOGNITION

    Generally, sales are recognized when equipment or software is shipped or when services are performed. Revenue from maintenance contracts is recognized as income over the life of the contract

                         COGNISEIS DEVELOPMENT, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) using the straight-line method. Unearned revenue consists of payments received in advance from customers.

PER SHARE INFORMATION

    Income (loss) per share has been computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the incremental shares issuable upon conversion of the convertible preferred stock and common stock equivalent shares from the exercise of stock options (using the treasury stock method). Common Stock equivalent shares from stock options and convertible preferred stock are excluded from the computations if their effect is antidilutive.

2.  NOTES RECEIVABLE

    Notes receivable at July 31, 1994 and 1993 consist of amounts due from customers for the sale of computer software. The notes bear interest primarily at 10%, are secured by the computer software, and mature as follows:
1995 -- $607,107; 1996 -- $293,052; 1997 -- $154,545; and 1998 -- $6,868.

3.  PENSION PLANS

    The Company has a defined-benefit pension plan covering substantially all United Kingdom employees. The benefits are based on years of service and employee compensation. The Company's funding policy provides for a monthly pension contribution based on a proportion of participants' salaries. The assets of the plan are maintained in a diversified fund consisting of equity, fixed income securities, and short-term investments.

    The plan's funded status and amounts recognized in the Company's balance sheets and statements of operations for the years ended July 31, 1994, 1993, and 1992 are as follows:

                                           1994            1993            1992
                                       -------------  --------------  --------------
Actuarial present value of:
    Vested benefit obligation........  $     850,542  $    1,033,746  $      984,686
                                       =============  ==============  ==============
    Accumulated benefit obligation...  $     866,558  $    1,047,185  $      986,616
                                       =============  ==============  ==============
Projected benefit obligation.........  $    (976,052) $   (1,123,591) $   (1,295,030)
Plan assets at fair value............      1,233,540       1,226,271       1,225,357
                                       -------------  --------------  --------------
Projected benefit obligation less
  than plan assets...................        257,488         102,680         (69,673)
Unrecognized net (gain) loss.........       (166,320)        (14,194)        189,719
                                       -------------  --------------  --------------
Prepaid pension cost included in
  other assets.......................  $      91,168  $       88,486  $      120,046
                                       =============  ==============  ==============
Net pension cost included the
  following components:
    Service cost-benefits earned
      during the period..............  $      48,582  $       65,301  $       62,422
    Interest cost on projected
      benefit obligation.............         89,250         103,831         106,731
    Actual return on assets..........       (140,100)       (315,405)          9,558
    Net amortization and deferral....         27,000         204,728        (127,263)
    Members' contributions...........        (22,050)        (26,895)        (30,267)
                                       -------------  --------------  --------------
Net pension cost.....................  $       2,682  $       31,560  $       21,181
                                       =============  ==============  ==============

    The weighted-average discount rate and increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8% and 6%, respectively. The expected long-term rate of return on assets was 9%, 10%, and 10.5% for 1994, 1993, and 1992,

                         COGNISEIS DEVELOPMENT, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) respectively. Plan assets and liabilities are denoted in pounds sterling and were converted into U.S. dollars at the rate of $1.54, $1.63, and $1.93 to
 5/81 in 1994, 1993, and 1992, respectively.

    Substantially all remaining employees are covered by a 401(k) plan. The Company's contributions are determined by the Board of Directors. No contributions were expensed for 1994 or 1993, respectively, and $52,000 was expensed by the Company for 1992.

4.  NOTE PAYABLE

    The Company has a $4,000,000 line of credit which expires in October 1994. Borrowings at any one time shall not exceed the lesser of 1) the borrowing base (defined as 85% of eligible accounts receivable plus 50% of eligible inventories plus 70% of the discounted value of eligible notes receivable) or
2) $4,000,000. Borrowings bear interest at the bank's prime rate. A commitment fee is payable at the rate of 1/4% per annum on the unused line of credit and, in addition, an up-front facility fee of $5,000 was paid. The agreement requires the maintenance of several financial ratios which the Company met during 1994, 1993, and 1992.

    At July 31, 1994 and throughout the year then ended, the Company had no borrowings outstanding under the $4,000,000 line of credit, and under the terms of the line of credit, the Company had the entire balance available for its use. This line is secured by accounts and notes receivable, certain inventory, and computer hardware and software.

5.  STOCKHOLDERS' EQUITY

    The following shares of common stock are reserved for issuance at July 31:

                                          1994         1993          1992
                                       ----------  ------------  ------------
Shares for issuance for grants to
  directors, employees, and
  consultants and for exercise of
  options as determined from time to
  time by the Board of Directors.....      52,472        82,360        45,757
Shares for conversion of Series A
  preferred stock to
  common.............................     440,100     1,735,000     1,735,000
                                       ----------  ------------  ------------
Total common shares reserved.........     492,572     1,817,360     1,780,757
                                       ==========  ============  ============

    Holders of Series A preferred stock vote share for share with common stock shareholders and have the option to convert their stock into common shares at any time prior to the mandatory redemption date of February 27, 1995. Upon the sale of the Company's common stock in a public offering, at an offering price of not less than $10 per share with total proceeds of not less than $5,000,000, any such preferred shares then outstanding shall automatically be converted. Conversion rights include antidilution provisions.

    Series A preferred stock must be redeemed by the Company by paying $1.00 per share on the eighth anniversary (February 27, 1995) of the issuance of the stock.

    In the event of liquidation of the Company, preferred shareholders will be entitled to receive $1.00 per share for Series A preferred stock then outstanding prior to any distribution to the common shareholders.

6.  INCOME TAXES

    Effective August 1, 1992, the Company changed its method of accounting for income taxes to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, the prior year's financial statements have been restated.

                         COGNISEIS DEVELOPMENT, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The July 31, 1992 Statement of Operations has been restated to reflect the accounting of Statement 109. This restatement did not change previously reported net income. Statement 109 requires that assets acquired in prior business combinations be recorded at their gross amounts; therefore, the acquisition of GLS (see Note 8) has been restated to reflect this change. The increased amortization on the new valuation of the acquisition has also been reflected in the restatement.

    Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    The Company's deferred tax asset relates primarily to research and development credit carryforwards. The Company's deferred tax liability relates primarily to fixed asset basis differences and capitalization of research and development for book purposes.

    The following is a summary of deferred tax assets and liabilities at July
31:

                                           1994          1993
                                       ------------  ------------
Deferred tax assets:
    R&D credit carryforward..........  $    918,109  $    422,373
    Other............................        88,182       --
                                       ------------  ------------
Total deferred tax assets............     1,006,291       422,373
Valuation allowance..................      (441,553)     (230,520)
                                       ------------  ------------
Net deferred tax assets..............       564,738       191,853
Deferred tax liabilities:
    Tax over book basis
      differences....................       349,154       326,082
    Amortization.....................        48,352        19,050
    Deductions for tax not for
      book...........................        61,735         8,968
    Capitalized software.............       117,000       --
                                       ------------  ------------
Total deferred tax liabilities.......       576,241       354,100
                                       ------------  ------------
Net deferred tax liabilities.........  $     11,503  $    162,247
                                       ============  ============

    During the years ended July 31, 1994 and 1993, the Company increased its valuation allowance by $211,033 and $230,520 to offset the deferred tax asset related primarily to the current year net operating loss.

    Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                           1994          1993         1992
                                       ------------  ------------  -----------
Current:
    Federal..........................  $   (391,725) $   (839,599) $   431,800
    Foreign..........................       186,000       343,000        6,500
                                       ------------  ------------  -----------
Total current........................      (205,725)     (496,599)     438,300
Deferred:
    Federal..........................      (150,744)     (259,845)     (55,432)
                                       ------------  ------------  -----------
Total deferred.......................      (150,744)     (259,845)     (55,432)
                                       ------------  ------------  -----------
                                       $   (356,469) $   (756,444) $   382,868
                                       ============  ============  ===========

                         COGNISEIS DEVELOPMENT, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    A reconciliation of effective income tax rate to the amounts calculated by applying the federal statutory tax rate is as follows for the year ended July 31:

                                         1994       1993         1992
                                       ---------  ---------      ----
U.S. federal statutory income tax
  rate...............................        (34)%      (34)%     34%
FSC tax benefit......................         (1)        (5)      (7)
Disallowed R&D expenses..............          9          9      --
R&D credits..........................        (10)       (36)      (5)
Amortization of goodwill.............          8          5      --
Other................................         (4)        (1)      (5)
                                             ---        ---      ----
Effective income tax rate............        (32)%      (62)%     17%
                                             ====       ===      ====

    At July 31, 1994, the Company has available R&D credit carryforwards of approximately $918,000, all of which will expire starting in 1995 through 2000.

    The Company is subject to both United States and foreign income taxes. The current benefit for income taxes includes $186,000, $343,000 and $6,500 for foreign income taxes for 1994, 1993, and 1992, respectively. In addition, $7,000, $18,000, and $7,000 of the 1994, 1993, and 1992 current provision is attributable to the income of the Company's foreign sales corporation subsidiary.

7.  COMMITMENTS

    The Company leases certain real estate for its corporate offices as well as certain equipment and automobiles under noncancelable lease agreements which expire at various dates through 2011.

    The aggregate minimum lease obligations under real estate, equipment, and automobile noncancelable operating leases are as follows:

Year ending July 31
1995.................................  $   777,085
1996.................................      709,279
1997.................................      658,902
1998.................................      343,974
1999.................................      142,748
Thereafter...........................    1,494,396
                                       -----------
                                       $ 4,126,384
                                       ===========

    Total rent expense for all operating leases for the years ended July 31, 1994, 1993, and 1992 was $903,320, $905,011, and $865,026, respectively.

    The aggregate minimum rentals to be received under a noncancelable real estate operating sublease and converted from pounds sterling to U.S. dollars at the July 31, 1994 exchange rate of $1.54 to 5/81 are as follows:

Year ending July 31
1995.................................  $  47,184
Thereafter...........................  $  --
                                       ---------
                                       $  47,184
                                       =========

    Total sublease rental income for the operating lease for the years ended July 31, 1994, 1993, and 1992 was $70,771, $75,366, and $81,340, respectively.

    The Company enters into forward contracts to manage the risks of changing foreign exchange rates. These contracts represent commitments to purchase foreign currency at a future date and at a

                         COGNISEIS DEVELOPMENT, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) specified price. The gross contract amount represents the Company's maximum commitment. Depending on cash flow needs for operations, the Company may close out open positions prior to settlement. As of July 31, 1994, the gross contract amount of forward contracts was $378,110.

    As security for performance on certain bids and contracts, the Company is contingently liable in the amount of $86,757, under various credit facilities including standby letters of credit which will mature during the next year. Certain of these facilities are secured by deposits aggregating $72,327.

8.  ACQUISITION AND MERGER

    On January 14, 1992, the Company agreed to purchase all of the outstanding stock of GeoLogic Systems, Inc. ("GLS"), a software development company. On April 27, 1992, those shares were acquired for $848,948, and GLS was merged into the Company. Such merger was accounted for as a purchase and the purchase price was primarily allocated to software development costs. The purchase price of $848,948 consisted primarily of cash payments and the issuance of 7,500 shares of common stock with an $8 per share put option. The put is exercisable for 30 days beginning 18 months from the date of the purchase agreement (September 27, 1993). The put option was exercised on October 13, 1993.

9.  SUBSEQUENT EVENT

    In February 1995, 440,100 shares of preferred stock were converted to common stock as required by the Company's Restated Certificate of Incorporation.

    In May 1995, the Company entered into an Agreement and Plan of Merger with another company. The merger will be effected by the issuance of new shares by the acquiring company in exchange for all of the capital stock of CogniSeis Development, Inc., and is subject to the approval by the stockholders of the Company. Each share of common stock of the Company issued and outstanding immediately prior to the consummation of the merger will be converted into the common stock of the acquiring company according to the formula stipulated in the merger agreement.

                         COGNISEIS DEVELOPMENT, INC.
                    CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (UNAUDITED)

                                        MARCH 31,    JULY 31,
                                          1995         1994
                                        ---------   ----------
                                        (DOLLARS IN THOUSANDS)
ASSETS
Current Assets:
    Cash and cash equivalents........   $  1,483    $    1,339
    Accounts receivable, net.........      4,102         3,853
    Inventory........................      1,455           163
    Current portion of notes
      receivable.....................        490           607
    Prepaid expenses and other
      assets.........................        409           862
                                        ---------   ----------
        Total current assets.........      7,939         6,824
Property and equipment, net..........      2,004         2,156
Software development costs, net......      1,326         1,292
Long-term notes receivable...........        758           454
Deferred charges and other assets....        177           167
                                        ---------   ----------
        Total assets.................   $ 12,204    $   10,893
                                        =========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable.................   $  1,547    $      153
    Unearned revenue.................      1,389           965
    Income tax payable...............         85            70
    Accrued liabilities..............        955           768
                                        ---------   ----------
        Total current liabilities....      3,976         1,956
    Other liabilities................          5             0
    Deferred federal income tax......          0            12
                                        ---------   ----------
        Total liabilities............      3,981         1,968
Stockholders' equity:
    Preferred stock to be converted
      to common stock................          0             4
    Common stock.....................          3             2
    Capital in excess of par value...      2,373         2,342
    Retained earnings................      5,847         6,577
                                        ---------   ----------
        Total stockholders' equity...      8,223         8,925
                                        ---------   ----------
        Total liabilities and
          stockholders' equity.......   $ 12,204    $   10,893
                                        =========   ==========

                           See accompanying notes.

                         COGNISEIS DEVELOPMENT, INC.
               CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                         EIGHT MONTHS ENDED
                                             MARCH 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------
                                       (DOLLARS IN THOUSANDS
                                       EXCEPT PER SHARE DATA)
Revenues.............................  $   10,300  $    9,234
Costs and expenses:
    Cost of sales and contract
      services.......................       3,546       3,347
    Selling, general, and
      administrative expenses........       4,210       3,500
    Research and development costs...       3,330       3,915
    Interest and other income, net...        (182)         (5)
                                       ----------  ----------
                                           10,904      10,757
                                       ----------  ----------
        Loss before income taxes.....        (604)     (1,523)
    Provision (benefit) for income
      taxes..........................         126        (586)
                                       ----------  ----------
        Net loss.....................  $     (730) $     (937)
                                       ==========  ==========
    Net loss per common share........  $    (0.32) $    (1.05)
                                       ==========  ==========
    Shares used to compute net loss
      per share......................       2,274         890
                                       ==========  ==========

                           See accompanying notes.

                         COGNISEIS DEVELOPMENT, INC.
               CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                        EIGHT MONTHS ENDED
                                            MARCH 31,
                                       --------------------
                                         1995       1994
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
OPERATING ACTIVITIES
    Net loss.........................  $    (730) $    (937)
    Adjustments to reconcile net loss
      to net cash provided by (used
      in) operating activities
        Depreciation and
          amortization...............        831        813
    Changes in assets and
      liabilities:
        Accounts receivable..........       (249)      (635)
        Inventory....................     (1,292)      (260)
        Accounts payable.............      1,581       (162)
        Unearned revenue.............        424        111
        Income tax payable...........         15        (93)
        Notes receivables............       (187)        74
        Other........................        420        288
                                       ---------  ---------
    Net cash provided by (used in)
      operating activities...........        813       (801)
INVESTING ACTIVITIES
    Capital expenditures.............       (714)      (575)
    Other investing activities.......         17         15
                                       ---------  ---------
    Net cash used in investing
      activities.....................       (697)      (560)
FINANCING ACTIVITIES
    Repurchase of treasury stock.....         --        (60)
    Issuance of common stock.........         28         56
                                       ---------  ---------
    Net cash provided by (used in)
      financing activities...........         28         (4)
Net increase (decrease) in cash and
  cash equivalents...................        144     (1,365)
    Cash and cash equivalents at
      beginning of period............      1,339      2,063
                                       ---------  ---------
    Cash and cash equivalalents at
      end of period..................  $   1,483  $     698
                                       =========  =========
SUPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the year for:
    Income taxes.....................  $     126  $      72
                                       =========  =========

                           See accompanying notes.

                         COGNISEIS DEVELOPMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    1. The unaudited consolidated financial statements include the accounts of CogniSeis Development, Inc. and its subsidiaries ("the Company") for the eight-month periods ended March 31, 1995 and 1994 and should be read in conjunction with the audited financial statements and the notes thereto for the year ended July 31, 1994. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of these unaudited statements have been included. Such financial results, however, should not be construed as necessarily indicative of future operations.

    2. Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out method. Inventory for resale (principally computers, computer parts and peripherals) was $1,455,000 at March 31, 1995.

    3. At March 31, 1995, 19,972 shares of common stock were reserved and were available for grant or for grants of options to directors, employees, and consultants as determined from time to time by the Board of Directors.

    In February 1995, 440,100 shares of preferred stock were converted to common stock as required by the Company's Restated Certificate of Incorporation.

    4. The Company established a valuation allowance during the eight months ended March 31, 1995 for 100% of net deferred tax assets. The Company has incurred $126,000 and $72,000 of foreign taxes for the eight-month period ended March 31, 1995 and 1994, respectively.

                            TECH-SYM AND COGNISEIS
              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements give effect to the merger of Tech-Sym and CogniSeis to be accounted for as a pooling of interests. The unaudited pro forma combined balance sheet presents the combined financial position of Tech-Sym and CogniSeis as of March 31, 1995 assuming that the proposed merger had occurred as of March 31, 1995. Such pro forma information is based upon the historical balance sheet data of Tech-Sym and CogniSeis as of that date. The unaudited pro forma combined statements of income give effect to the proposed merger of Tech-Sym and CogniSeis by combining the unaudited historical results of operations of Tech-Sym for the three years ended December 31, 1994 and for the three months ended March 31, 1994 and 1995 with the unaudited historical results of operations of CogniSeis for the three years ended December 31, 1994 (restated from a July 31 fiscal year basis) and the three months ended March 31, 1994 and 1995, respectively, on a pooling of interests basis. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Tech-Sym and CogniSeis incorporated by reference or included elsewhere in this Prospectus/Proxy Statement.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                (IN THOUSANDS)

                                                       AS OF MARCH 31, 1995
                                        --------------------------------------------------
                                              HISTORICAL
                                        ----------------------                   PRO FORMA
                                        TECH-SYM     COGNISEIS    ADJUSTMENTS    COMBINED
                                        ---------    ---------    -----------    ---------
Current assets:
    Cash and cash equivalents........   $  23,046    $   1,483       --          $  24,529
    Marketable securities............         255            0       --                255
    Accounts receivable, net.........      44,056        4,592       --             48,648
    Unbilled revenue.................      36,975            0       --             36,975
    Inventories......................      47,268        1,455       --             48,723
    Other............................       5,110          409       --              5,519
                                        ---------    ---------       -----       ---------
        Total current assets.........     156,710        7,939       $   0         164,649
Property, plant and equipment, net...      36,887        2,004       --             38,891
Long-term receivables, net...........       9,428          758       --             10,186
Goodwill and other assets............      23,565        1,503       --             25,068
                                        ---------    ---------       -----       ---------
        Total assets.................   $ 226,590    $  12,204       $   0       $ 238,794
                                        =========    =========       =====       =========
Current liabilities:
    Notes payable....................   $  15,772    $       0       --          $  15,772
    Current maturities of long-term
      debt...........................       3,912            0       --              3,912
    Accounts payable.................      15,399        1,547       --             16,946
    Billings in excess of revenues...       6,256        1,389       --              7,645
    Taxes on income..................       5,243           85       --              5,328
    Other accrued liabilities........      19,413          955       --             20,368
                                        ---------    ---------       -----       ---------
        Total current liabilities....      65,995        3,976       $   0          69,971
Long-term debt.......................      18,626            0       --             18,626
Deferred income taxes................         196            0       --                196
Other liabilities and deferred
  credits............................      11,053            5       --             11,058
                                        ---------    ---------       -----       ---------
        Total liabilities............      95,870        3,981           0          99,851
                                        ---------    ---------       -----       ---------
Shareholders' Investment:
    Common stock, Tech-Sym
      Corporation,
      $.10 par value.................         706       --              78             784
    Common stock, CogniSeis
      Development, Inc.,
      $.001 par value................      --                3          (3)              0
    Additional capital...............      35,144        2,373         (75)         37,442
    Accumulated earnings.............     106,619        5,847       --            112,466
    Cumulative translation
      adjustments....................        (735)           0       --               (735)
    Common stock held in treasury....     (11,014)           0       --            (11,014)
                                        ---------    ---------       -----       ---------
        Total shareholders'
          investment.................     130,720        8,223           0         138,943
                                        ---------    ---------       -----       ---------
        Total liabilities and
          shareholders' investment...   $ 226,590    $  12,204       $   0       $ 238,794
                                        =========    =========       =====       =========

 See accompanying notes to unaudited pro forma combined financial statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          THREE MONTHS ENDED MARCH 31, 1995
                                        --------------------------------------
                                              HISTORICAL
                                        -----------------------      PRO FORMA
                                        TECH-SYM      COGNISEIS      COMBINED
                                        --------      ---------      ---------
Sales................................   $ 53,812       $ 4,125       $ 57,937
Costs and expenses:
    Cost of sales....................     36,197         1,402         37,599
    Selling, general and
      administrative expenses........     10,981         1,823         12,804
    Company-sponsored product
      development....................      2,051         1,339          3,390
    Interest expense.................        878             0            878
    Interest and other income, net...       (791)          (65)          (856 )
                                        --------      ---------      ---------
                                          49,316         4,499         53,815
                                        --------      ---------      ---------
        Income (loss) before taxes...      4,496          (374)         4,122
Provision for income taxes...........      1,400            75          1,475
                                        --------      ---------      ---------
        Net income (loss)............   $  3,096       $  (449)      $  2,647
                                        ========      =========      =========
Earnings (loss) per share............   $   0.54       $ (0.19)      $   0.41
                                        ========      =========      =========
Cash dividends per share.............      --            --             --
                                        ========      =========      =========
Average common and common equivalent
  shares outstanding (See Note 4)....      5,755         2,387          6,521
                                        ========      =========      =========

 See accompanying notes to unaudited pro forma combined financial statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          THREE MONTHS ENDED MARCH 31, 1994
                                        --------------------------------------
                                              HISTORICAL
                                        -----------------------      PRO FORMA
                                        TECH-SYM      COGNISEIS      COMBINED
                                        --------      ---------      ---------
Sales................................   $ 43,678       $ 3,877       $ 47,555
Costs and expenses:
    Cost of sales....................     27,853         1,234         29,087
    Selling, general and
      administrative expenses........      9,588         1,217         10,805
    Company-sponsored product
      development....................      1,718         1,515          3,233
    Interest expense.................        661             0            661
    Interest and other income, net...       (380)            2           (378 )
                                        --------      ---------      ---------
                                          39,440         3,968         43,408
                                        --------      ---------      ---------
        Income (loss) before taxes...      4,238           (91)         4,147
Provision for income taxes...........      1,450           (63)         1,387
                                        --------      ---------      ---------
        Net income (loss)............   $  2,788       $   (28)      $  2,760
                                        ========      =========      =========
Earnings (loss) per share............   $   0.48       $  (.03)      $   0.42
                                        ========      =========      =========
Cash dividends per share.............      --            --             --
                                        ========      =========      =========
Average common and common equivalent
  shares outstanding (See Note 4)....      5,760           892          6,531
                                        ========      =========      =========

 See accompanying notes to unaudited pro forma combined financial statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED DECEMBER 31, 1994
                                        ---------------------------------------
                                               HISTORICAL
                                        ------------------------      PRO FORMA
                                        TECH-SYM       COGNISEIS      COMBINED
                                        ---------      ---------      ---------
Sales................................   $ 197,593      $  16,012      $ 213,605
Costs and expenses:
    Cost of sales....................     129,804          5,481        135,285
    Selling, general and
      administrative expenses........      41,292          5,721         47,013
    Company-sponsored product
      development....................       7,357          4,903         12,260
    Interest expense.................       2,956              0          2,956
    Interest and other income, net...      (2,151)          (191)        (2,342)
                                        ---------      ---------      ---------
                                          179,258         15,914        195,172
                                        ---------      ---------      ---------
        Income (loss) before taxes...      18,335             98         18,433
Provision for income taxes...........       6,100            218          6,318
                                        ---------      ---------      ---------
        Net income (loss)............   $  12,235      $    (120)     $  12,115
                                        =========      =========      =========
Earnings (loss) per share............   $    2.12      $    (.06)     $    1.85
                                        =========      =========      =========
Cash dividends per share.............      --             --             --
                                        =========      =========      =========
Average common and common equivalent
  shares outstanding (See Note 4)....       5,760          1,975          6,536
                                        =========      =========      =========

 See accompanying notes to unaudited pro forma combined financial statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED DECEMBER 31, 1993
                                        ---------------------------------------
                                               HISTORICAL
                                        ------------------------      PRO FORMA
                                        TECH-SYM       COGNISEIS      COMBINED
                                        ---------      ---------      ---------
Sales................................   $ 184,310      $  14,938      $ 199,248
Costs and expenses:
    Cost of sales....................     117,851          5,447        123,298
    Selling, general and
      administrative expenses........      40,134          5,744         45,878
    Company-sponsored product
      development....................       7,276          5,858         13,134
    Interest expense.................       3,515              0          3,515
    Interest and other income, net...        (982)           (78)        (1,060)
                                        ---------      ---------      ---------
                                          167,794         16,971        184,765
                                        ---------      ---------      ---------
        Income (loss) before taxes...      16,516         (2,033)        14,483
Provision for income taxes...........       6,300         (1,066)         5,234
                                        ---------      ---------      ---------
        Net income (loss)............   $  10,216      $    (967)     $   9,249
                                        =========      =========      =========
Earnings (loss) per share............   $    1.80      $   (1.09)     $    1.44
                                        =========      =========      =========
Cash dividends per share.............      --             --             --
                                        =========      =========      =========
Average common and common equivalent
  shares outstanding (See Note 4)....       5,672            888          6,442
                                        =========      =========      =========

 See accompanying notes to unaudited pro forma combined financial statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED DECEMBER 31, 1992
                                        ---------------------------------------
                                               HISTORICAL
                                        ------------------------      PRO FORMA
                                        TECH-SYM       COGNISEIS      COMBINED
                                        ---------      ---------      ---------
Sales................................   $ 179,649      $  22,523      $ 202,172
Costs and expenses:
    Cost of sales....................     123,466         10,130        133,596
    Selling, general and
      administrative expenses........      38,300          5,975         44,275
    Company-sponsored product
      development....................       6,065          5,270         11,335
    Interest expense.................       3,426             43          3,469
    Interest and other income --
      net............................      (1,727)          (267)        (1,994)
                                        ---------      ---------      ---------
                                          169,530         21,151        190,681
                                        ---------      ---------      ---------
        Income before taxes..........      10,119          1,372         11,491
Provision for income taxes...........       3,700            252          3,952
                                        ---------      ---------      ---------
        Net income...................   $   6,419      $   1,120      $   7,539
                                        =========      =========      =========
Earnings per share...................   $    1.13      $    0.42      $    1.16
                                        =========      =========      =========
Cash dividends per share.............      --             --             --
                                        =========      =========      =========
Average common and common equivalent
  shares outstanding (See Note 4)....       5,697          2,640          6,472
                                        =========      =========      =========

 See accompanying notes to unaudited pro forma combined financial statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1  BASIS OF PRESENTATION

    The Unaudited Pro Forma Combined Financial Statements include the Unaudited Pro Forma Combined Balance Sheet at March 31, 1995 and the Unaudited Pro Forma Combined Statements of Income for the three years ended December 31, 1994 and the three months ended March 31, 1995 and 1994 of Tech-Sym Corporation and its subsidiaries ("Tech-Sym") and CogniSeis Development, Inc. and its subsidiaries ("CogniSeis").

    CogniSeis previously reported its financial results on a July 31 fiscal year-end basis. In connection with the business combination, CogniSeis' year-end will be changed to December 31. In addition to the adjustments made to effect the change in fiscal years, certain pooling adjustments were made to the Unaudited Pro Forma Combined Balance Sheet to give effect to the exchange of shares (See Note 2 and Note 4). No adjustments were necessary to conform the accounting principles of Tech-Sym and CogniSeis.

    The Unaudited Pro Forma Combined Statements of Income may not necessarily be indicative of the results which would actually have occurred if the combination had been effected on the date indicated or which may result in the future. The pro forma adjustments are based upon available information and upon certain assumptions that management believe are reasonable under the circumstances. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the financial statements of Tech-Sym included in its 1994 Annual Report on Form 10-K and its March 31, 1995 Quarterly Report on Form 10-Q, which are incorporated by reference in this Prospectus/Proxy Statement, and the financial statements of CogniSeis included elsewhere herein.

NOTE 2  PRO FORMA ADJUSTMENT TO THE COMBINED BALANCE SHEET AND
       COMBINED STATEMENT OF INCOME

    The Unaudited Pro Forma Combined Balance Sheet gives effect to the proposed merger of Tech-Sym and CogniSeis by combining the respective balance sheets of the two entities at March 31, 1995 on a pooling of interests basis. The capital accounts have been adjusted to reflect the issuance of 776,699 shares of common stock of Tech-Sym in exchange for all of the outstanding shares of CogniSeis (see Note 4). The excess of the par value of Tech-Sym shares received in exchange over the par value of CogniSeis shares, in the amount of $75,000, has been charged to additional capital.

    The Unaudited Pro Forma Combined Statements of Income give effect to the proposed merger of Tech-Sym and CogniSeis by combining the respective income statements of the two entities for the three years ended December 31, 1994 and the three months ended March 31, 1995 and 1994. There are no pro forma adjustments necessary to the Unaudited Pro Forma Combined Statements of Income.

NOTE 3  NON-RECURRING COSTS

    The combined company expects to incur accounting, legal and other costs relating to the business combination of approximately $400,000, which amounts will be charged to expense. No effect has been given to these non-recurring costs in the Unaudited Pro Forma Combined Financial Statements.

NOTE 4  PRO FORMA EARNINGS PER SHARE

    Earnings (loss) per share amounts are based on the average number of common and common equivalent shares outstanding of the combined companies. Average common and equivalent shares outstanding for CogniSeis do not include anti-dilutive common stock equivalents (related to convertible preferred stock). Pro forma combined shares give effect to the conversion of each CogniSeis common share into .2936 Tech-Sym common shares (assumed based upon a price per share of Tech-Sym Common Stock of $25.75, the closing price on May 10, 1995) and assume that Tech-Sym shares were issued for the CogniSeis convertible preferred stock outstanding during the periods, which on a combined basis is no longer anti-dilutive. The average number of anti-dilutive CogniSeis convertible preferred shares outstanding for each of the periods presented were: 222,000 and 1,735,000 for the three months ended March 31, 1995 and 1994, respectively and 667,000 and 1,735,000 for the years ended December 31, 1994 and 1993 respectively.

                                     F-24
                                                                     APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                  MAY 11, 1995

                                      AMONG

                          COGNISEIS DEVELOPMENT, INC.,

                              TECH-SYM CORPORATION

                              AND CSD MERGER, INC.

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of May 11, 1995 (the "Agreement"), by and among CogniSeis Development, Inc., a Delaware corporation (the "Company"), Tech-Sym Corporation, a Nevada corporation ("Tech-Sym"), and CSD Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Tech-Sym ("Newco"). The Company and Newco are sometimes herein collectively referred to as the "Constituent Corporations."

          WHEREAS, the boards of directors of the Company, Tech-Sym and Newco deem it advisable and in the best interests of the stockholders of such corporations to effect a merger of Newco and the Company (the "Merger") pursuant to the terms of this Agreement; and

          WHEREAS, the boards of directors of the Company, Tech-Sym and Newco have approved the transactions provided for in this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE ONE

                                   THE MERGER

          SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Newco shall be merged with and into the Company on the date of the Closing (as defined below) or as soon as practicable thereafter. Following the Merger, the separate existence of Newco shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

          SECTION 1.02 EFFECT OF THE MERGER. The Merger shall have the effects set forth in the DGCL and particularly Section 259 of the DGCL.

          SECTION 1.03 RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time (as defined below) and without any further action on the part of the Constituent Corporations, the Restated Certificate of Incorporation and the Bylaws of the Company shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms and as provided by law.

          SECTION 1.04 BOARDS OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the persons set forth on Exhibit 1.04 hereto shall be the officers of the Surviving Corporation in the offices set forth next to their names. Each of such directors and officers shall hold office in accordance with the Restated Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                      -1-

          SECTION 1.05 EFFECTIVE TIME OF THE MERGER. As part of the Closing, the Constituent Corporations will cause a certificate of merger (the "Merger Certificate") to be duly filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Merger Certificate with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL (the time of completion of such filing being the "Effective Time").

          SECTION 1.06 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record or otherwise in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations or to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE TWO

                              CONVERSION OF SHARES

          SECTION 2.01 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") or shares of capital stock of Newco:

          (a) All shares of Company Common Stock which are held in the treasury of the Company or by any wholly-owned subsidiary of the Company and any shares of Company Common Stock owned by Tech-Sym or any wholly-owned subsidiary of Tech-Sym shall be cancelled.

          (b) Subject to the provisions of Section 2.03 hereof, at the Effective Time each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.01(a)) shall be converted into the right to receive (i) such portion of a share of common stock, par value $0.01 per share, of Tech-Sym (each full share herein referred to as a "Share") as is determined by dividing (A) $20,000,000 by (B) the Share Market Value (as defined below) and by dividing such quotient by (C) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.01(a)) and (ii) a corresponding portion of a Tech-Sym Right (as defined below) (such portion of a Share and portion of a Tech-Sym Right to be hereinafter referred to as the "Merger Consideration"). "Share Market Value" means the average of the closing sales price of the Shares on the New York Stock Exchange Composite Tape, as reported by THE WALL STREET JOURNAL (Southwest Edition) for the fifteen (15) Trading Days (as defined below) prior to the five (5) Trading Days immediately preceding the date of the Effective Time; provided that, in the event that the foregoing computation results in a value of less than $20.75, then the Share Market Value shall be $20.75 and in the event the foregoing computation results in a value of more than $30.75, then the Share Market Value shall be $30.75. As used herein, "Trading Day" means any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business. A "Tech-Sym Right" means a right to purchase one-half of a share of Tech-Sym
                                      -2-

     Common Stock, subject to adjustment and subject to the terms and conditions of the Amended and Restated Rights Agreement, dated as of June 1, 1988, between Tech-Sym and Continental Stock Transfer & Trust Company.

          (c) At the Effective Time, all issued and outstanding shares of capital stock of Newco immediately prior to the Effective Time shall be converted into and become an aggregate of 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute all the issued and outstanding capital stock of the Surviving Corporation.

          (d) If, after the date hereof and prior to the Effective Time, Tech-Sym shall declare or pay to its stockholders of record as of a date after the date hereof and prior to the Effective Time, a stock dividend upon the Shares, or subdivide, split up, reclassify or combine the Shares, or make any other distribution of securities or property in respect of the Shares, or otherwise effect any capital reorganization, then an appropriate adjustment shall be made to the Merger Consideration.

          SECTION 2.02 EXCHANGE OF CERTIFICATES. (a) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Continental Stock Transfer & Trust Company, as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates"), which holder's shares of Company Common Stock were converted into the right to receive Shares pursuant to Section 2.01: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Shares which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional Shares as contemplated by Section 2.02(e), subject to the provisions of Section 2.02(b) below, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of Shares may be issued to a transferee, subject to the provisions of Section 2.02(b) below, if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive Merger Consideration upon such surrender.

          (b) ESCROW. As security for the payment of Indemnifiable Damages (as defined in Section 7.01 hereof) and Claims Defense Expenses (as defined in
Section 7.01 hereof), stock certificates for Shares representing eight and one-half percent (8 1/2%) of the Merger Consideration issuable to each holder of Certificates shall be retained by Continental Stock Transfer & Trust Company, in its capacity as escrow agent ("Escrow Agent") pursuant to the terms of an escrow agreement to be entered into by and among Tech-Sym, the Escrow Agent and one person designated by the Company prior to the Effective Time (or if the Board of Directors of the Company does not designate a person prior to the Effective Time, a Stockholder designated by Tech-Sym), as representative of the stockholders (the "Stockholders' Representative") in the form attached hereto as Exhibit 2.02 (the "Escrow Agreement"). The Shares represented by the stock certificates to be held by the Escrow Agent are collectively referred to herein as the "Escrow Shares".

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate in exchange for Merger Consideration, there shall be paid to the record holder of the certificates representing whole Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Shares. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate in exchange for Share Consideration, to vote the Shares into which his Company Common Stock shall have been converted.

          (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. At and after the Effective Time, the holders of Certificates to be exchanged for Merger Consideration pursuant to this Agreement shall cease to have any rights as stockholders of the Company, except for the right to surrender such holder's Certificates in exchange for Shares, and after the Effective Time no transfer of shares shall be made on the stock transfer books of the Company. Any Certificates presented after the Effective Time to the Exchange Agent for transfer shall be cancelled and exchanged for Merger Consideration as provided in this Article Two.

          (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article II, and, except as provided in this
Section 2.02(e), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Tech-Sym. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a Share upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the sum of (i) the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this Section 2.02(e), on behalf of all such holders, of the aggregate fractional Shares issued pursuant to this Article II and (ii) the aggregate dividends or other distributions that are payable with respect to such Shares pursuant to Section 2.02(c) (such dividends and distributions being herein called the "Fractional Dividends"). As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full Shares issuable pursuant to Section 2.02(a) over (y) the aggregate number of full Shares to be distributed to holders of Company Common Stock pursuant to Section 2.02(a) (such excess being herein called the "Excess Securities"), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Securities at the prevailing prices on the NYSE. The sale of the Excess Securities by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE. Tech-Sym shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities and the Fractional Dividends have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

          SECTION 2.03 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of the Company which immediately prior to the Effective Time are held by stockholders who have properly exercised and perfected dissenters' rights under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive Merger Consideration as provided in Section 2.01 hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL; PROVIDED, HOWEVER, that, if any such holder shall have failed to perfect or shall withdraw or lose his dissenters' rights under the DGCL, such holder's shares (i) shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any dividends or interest thereon, as provided in Section 2.01, (ii) shall thereupon be subject to the provisions of Section 2.02 and (iii) shall thereupon no longer be Dissenting Shares.

                                 ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Tech-Sym and Newco that:

          SECTION 3.01 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification except for any such failure to be licensed or qualified which would not have a material adverse effect on the financial position, results of operation or business of the Company (a "Material Adverse Effect"). The Company has delivered to Tech-Sym complete and correct copies of its Restated Certificate of Incorporation and its Bylaws and has made available for inspection complete and correct copies of the minutes of all meetings of the board of directors, committees thereof and the stockholders of the Company.

          SECTION 3.02 AUTHORIZATION; NO VIOLATION. The Company has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's board of directors and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the approval and adoption of this Agreement by holders of Company Common Stock. This Agreement has been duly and validly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to the approval and adoption of this Agreement by holders of Company Common Stock, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or Bylaws of the Company, (ii) except as set forth in Schedule 3.02 of the disclosure schedules provided by the Company to Tech-Sym concurrently with the execution and delivery of this Agreement (the "Disclosure Schedules"), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of the Company or otherwise) or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which they or its properties or assets may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its properties or assets.

          SECTION 3.03 CAPITALIZATION; STOCKHOLDERS. The authorized, issued and outstanding capital stock of the Company as of the date of this Agreement, and the owners thereof (listed by principal place of business or residence address, as the case may be, provided to the Company and number of shares owned) (the "Stockholders") are as set forth in Schedule 3.03 of the Disclosure Schedules. The outstanding shares of Company Common Stock shown on Schedule 3.03 as owned by the Stockholders are legally and validly authorized and issued, fully paid and nonassessable. Other than the Company Common Stock, the Company has no outstanding equity securities or other securities convertible into, exercisable for or exchangeable for any equity securities of the Company. The Company has no shares in treasury as of the date of this Agreement.

          SECTION 3.04 AGREEMENTS WITH RESPECT TO CAPITAL STOCK. There are no existing options, subscriptions, calls, warrants, rights, contracts, commitments, understandings, arrangements, or agreements of any nature to which the Company, or, to the best knowledge of the Company as of the date hereof, any of the Stockholders, are a party or by which any of them are bound, relating to the issuance, sale, delivery or transfer of any shares of capital stock of the Company or any other equity interest, except as set forth in Schedule 3.04 of the Disclosure Schedules. No person, entity or other party has any preemptive right to acquire any shares of Company Common Stock, and the Company has not issued any shares of Company Common Stock in violation of any preemptive right of any person, entity or other party.

          SECTION 3.05 SUBSIDIARIES. Except as set forth in Schedule 3.05(a) of the Disclosure Schedules, the Company has no subsidiaries and does not own any equity security or have any investment in, loans or advances to, or other interest in, directly or indirectly, any partnership, firm, corporation or other business organization and has no right or obligation to acquire any such interest. Except as set forth in Schedule 3.05(b), the Company does not have any material liabilities or commitments, contractual or otherwise, to any of the partnerships, firms, corporations or other business entities listed on Schedule 3.05(a) other than any wholly-owned subsidiary of the Company.

          SECTION 3.06 CONSENTS AND APPROVALS. Except for the filing of the Merger Certificate pursuant to the DGCL, approval and adoption of this Agreement by the Stockholders pursuant to the DGCL and the Company's Restated Certificate of Incorporation, the filing of a premerger notification report under the Hart-Scott-Rodino
                                      -6-

Antitrust Improvements Act of 1976, as amended, and the expiration or termination of the applicable waiting period with respect thereto, and any filings required by applicable tax law, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or to enable the Surviving Corporation to continue to conduct the Company's business after the Effective Time in a manner which is consistent with that in which it is presently conducted, except as may be set forth on Schedule 3.06 of the Disclosure Schedules.

          SECTION 3.07 FINANCIAL STATEMENTS. Schedule 3.07 of the Disclosure Schedules contains (i) audited balance sheets as of July 31, 1992, 1993 and 1994 and the related statements of operations, stockholders' equity and cash flows for each of the years then ended (the "Audited Financial Statements"), accompanied by the audit reports of Ernst & Young LLP covering the Audited Financial Statements and (ii) an unaudited balance sheet, certified by the Company's Chief Financial Officer, as of March 31, 1995 (the "Last Balance Sheet"), and related statements of operations and cash flows for the eight-month period then ended (the "Interim Financial Statements," and, together with the Audited Financial Statements, the "Financial Statements"). Such Financial Statements (i) were prepared in accordance with generally accepted accounting principles consistently applied (subject to exceptions, if any, specified in Schedule 3.07 or such Financial Statements or in the notes thereto) and (ii) fairly reflect, in all material respects, the financial position of the Company as of such dates and the results of operations of the Company for the periods ended on such dates, subject in the case of the Interim Financial Statements to normal year-end audit adjustments that do not result in (i) material decreases to the revenues, operating income or net income reflected in the statement of operations or (ii) material decreases in total assets or stockholders' equity. The books and records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. All reserves and allowances included on the Last Balance Sheet are adequate in accordance with generally accepted accounting principles.

          SECTION 3.08 ABSENCE OF UNDISCLOSED LIABILITIES. (a) There are no liabilities of the Company of any kind whatsoever (whether absolute, accrued, contingent, or otherwise, and whether due or to become due), and the Company knows of no valid basis for the assertion of any such liabilities, whether or not accrued and whether or not contingent or absolute, determined or determinable, nor any existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, other than:

          (i) liabilities adequately reflected or reserved against on the Last Balance Sheet;

          (ii) liabilities disclosed in Schedule 3.08(a) of the Disclosure Schedules; or

          (iii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1995.

          (b) Schedule 3.08(b) of the Disclosure Schedules sets forth the dollar amount of deferred revenues on each uncompleted contract of the Company which has been awarded and signed as of March 31, 1995 which involves the payment to the Company of an amount in excess of $5,000.

                                      -7-

          (c) Schedule 3.08(c) of the Disclosure Schedules sets forth, with respect to each uncompleted contract of the Company which involves the payment to the Company of an amount in excess of $5,000, the amount of billings in excess of earned revenues for such contract, if any, in each case as of March 31, 1995.

          SECTION 3.09 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected in the Last Balance Sheet or arising since the date of the Last Balance Sheet are valid.

          SECTION 3.10 TAX RETURNS. The Company has filed all federal, state and other tax returns and reports required to be filed by it on or before the due dates thereof (as extended by any valid extensions of time) and has paid all taxes shown to be due by said returns. Except as set forth in Schedule 3.10 of the Disclosure Schedules, such returns reflect all taxes due and payable with respect to the periods covered thereby and there are no liabilities, claims, interest or penalties pending, assessed, asserted or, to the Company's knowledge as of the date hereof, threatened against the Company in connection with any such taxes and any basis therefor. Except as set forth in Schedule 3.10, the reserves for taxes (federal, state and local) reflected in the Last Balance Sheet are adequate to cover any and all taxes, including deferred taxes, and any interest and penalties in connection therewith which may be assessed with respect to the property, business and operations of the Company up to the date of the Last Balance Sheet. As of the date of this Agreement, except as set forth in Schedule 3.10, the federal income tax, state income tax and state franchise tax returns of the Company within the past five taxable years have not been audited. As of the date of this Agreement, the Company has not given and there is no pending request to give waivers of any statutes of limitations relating to the payment of taxes for any taxable period, and no fact exists which would constitute grounds for assessment of any further tax liability with respect to any period ending on or prior to the date of the Last Balance Sheet. Set forth in Schedule 3.10 hereto is a description of all currently effective elections made prior to the date of this Agreement which may affect any future tax liability of the Company.

          SECTION 3.11 INSURANCE. Set forth in Schedule 3.11(a) of the Disclosure Schedules is a list of all policies of liability, property damage, fire, workers' compensation/employer's liability, title or other forms of insurance owned or carried by the Company and insurance carriers providing such insurance coverage (and the agents and/or brokers arranging such insurance coverage). The Company has maintained substantially similar insurance coverage for each of the last four years with the same carriers, except as set forth in
Schedule 3.11(b) of the Disclosure Schedules. Except as set forth in Schedule 3.11(c) of the Disclosure Schedules, the Company has during the last five years carried insurance which the Company believed to be adequate in character and amount, with reputable insurers in respect of its properties, assets and business and has provided all required performance bonds, and has complied with all material terms and conditions, including payment of premiums, with respect to such insurance policies and performance bonds. As of the date of this Agreement, the Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim, except as described in Schedule 3.11(d) of the Disclosure Schedules. As of the date of this Agreement, the Company had received no notification from any insurance carrier denying or disputing any claim made by the Company, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible cancellation of or premium increases with respect to any policies. Schedule 3.11(e) of the Disclosure Schedules is a list of all performance bonds and letters of credit securing any obligations of the Company maintained by the Company in the conduct of its business as of the date hereof. The Company has
                                      -8-

delivered to Tech-Sym all policies, bonds, letters of credit and all other documents described in Schedules 3.11(a) and (e).

          SECTION 3.12 PERSONAL PROPERTY. (a) Set forth in Schedule 3.12(a) of the Disclosure Schedules is a schedule which lists, by various groupings, all of the furniture, fixtures and equipment (including vehicles) owned or leased from third parties by the Company (collectively "Personal Property").

          (b) For owned Personal Property, Schedule 3.12(b) of the Disclosure Schedules shows, by various groupings, the original acquisition price and date, method of depreciation used and current book and tax value (if different).

          (c) For leased Personal Property for which the annual lease payment is more than $10,000, Schedule 3.12(c) of the Disclosure Schedules indicates the name of the lessor, the date of the lease, the initial term of the lease and the annual payments made thereunder.

          (d) Schedules 3.12(a), (b) and (c) are complete and correct and, except as set forth on each respective Schedule, the assets listed in response to applicable items of this Section (excluding items held as inventory and leased to customers) are in good operating condition and repair, ordinary wear and tear excepted, and are fully licensed for operation in the jurisdictions where they are operated in the normal course of business, if such licensing is required. Except as set forth in Schedule 3.12(d) of the Disclosure Schedules, there are no material items of tangible personal property used or required by the Company for the conduct of its business which are not either owned or leased by it.

          SECTION. 3.13 REAL PROPERTY. Schedule 3.13 of the Disclosure Schedules contains a complete and accurate list or description of all real property which the Company leases or has agreed (or has an option) to purchase or lease and any guaranty policies, zoning and special permits with respect thereto, and such description includes the name of the lessor, the location of the property covered by the lease, the current annual rent and the amount of any security deposits. True and complete copies of all leases described in Schedule 3.13 have been delivered or made available to Tech-Sym. The leases described in Schedule
3.13 are in full force and effect and there are no material defaults thereunder by the Company. There are no underground storage tanks (i) existing on real estate leased by the Company as of the date hereof, or (ii) of which the Company is or was the owner or operator.

          SECTION 3.14 OWNERSHIP OF PROPERTY. The Company has good title to or a valid leasehold interest in all of the properties and assets reflected in Schedules 3.12(a), (b) and (c) and Schedule 3.13 of the Disclosure Schedules; all such properties and assets are owned or held by the Company free and clear of all title defects or objections, mortgages, claims, liens, pledges, charges, security interests, options to purchase or other encumbrances of any kind or character, except:

          (a) liens for current taxes, assessments and governmental charges not yet due and payable;

          (b) liens, imperfections of title and easements referenced in title insurance policies previously provided to Tech-Sym or which do not, either individually or in the aggregate, materially detract from the value of, or interfere with the present use of, properties subject thereto;

          (c) mortgages and liens securing debts which are reflected as liabilities in the Last Balance Sheet; and

          (d) as set forth in Schedule 3.14 of the Disclosure Schedules.

          SECTION 3.15 ACCOUNTS, CONTRACTS, OTHER INSTRUMENTS AND INFORMATION.
(a) Schedule 3.15(a)(i) of the Disclosure Schedules contains a list of the following as they relate to the Company as of the date hereof, and, except as set forth in Schedule 3.15(a)(ii) of the Disclosure Schedules, true, correct and complete copies of which listed items have previously been delivered to Tech-Sym (except with respect to (1) and (4) below, copies of which have previously been made available to Tech-Sym in the office of the Company's Contract Administrator located at the Company's headquarters in Houston, Texas):

          (1) all the Company's current commercial accounts and other agreements (including therein a copy of the Company's standard form service agreement and all service agreements not in material conformity therewith) for which the Company has had billings during the year ended July 31, 1994 exceeding $50,000;

          (2) all agreements, contracts or other commitments which contain terms providing for the termination, default, loss of rights or privileges, acceleration of payment or any other change in the terms or conditions of such document upon the sale or exchange of a majority of voting stock of the Company or upon any merger or change in control of the Company;

          (3) all material permits, licenses, franchises, authorizations, approvals, public utility permits and other certificates of need or authority;

          (4) all promissory notes, indentures, guarantees, letters of credit, installment obligations, bonds, mortgages, liens, pledges, security agreements, or other instruments relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or the creation of any security interests;

          (5) all collective bargaining or union agreements;

          (6) all employment or consulting agreements (except for employment agreements for persons employed in the United Kingdom which do not contain provisions that prohibit the termination of employment except as required by applicable law or result in the payment of any amount upon such termination other than amounts required to be paid by applicable law);

          (8) all agreements, contracts or other commitments that would limit the ability of the Company to compete in any line of business or with any person or in any geographical area or otherwise to conduct its business as presently conducted or to use or disclose any information in its possession;

          (9) all bank accounts and other depositories including authorized signers for such accounts and depositories;

          (10) all pension, retirement, bonus, deferred compensation, stock purchase, profit sharing or similar plans;

          (11) any other material contract not described or referred to in any other part of this Section 3.15; and

          (12) to the best knowledge of the Company's current officers, directors and key employees, all records concerning environmental testing or past contamination of any properties owned or leased by the Company.

          SECTION 3.16 CHANGES SINCE LAST BALANCE SHEET. Other than described on
Schedule 3.16 of the Disclosure Schedules, since the date of the Last Balance Sheet, there has not been (except as otherwise contemplated or permitted by this Agreement):

          (a) Any adverse change in the financial condition, results of operations, business, business organization or personnel of the Company or in the relationships of the Company with suppliers, customers, or others, other than changes occurring in the ordinary course of business, which, individually or in the aggregate, have not been materially adverse;

          (b) Any disposition or redemption by the Company of any of its capital stock or other securities or any grant of any option or any other right to acquire any of its capital stock;

          (c) Any sale or other disposition of any asset owned by the Company at the close of business on the date of the Last Balance Sheet, or acquired by it since that date, other than in the ordinary course of business consistent with past practices;

          (d) Any expenditure or commitment by the Company for the acquisition of assets of any kind, other than in the ordinary course of business consistent with past practices;

          (e) Any damage, destruction, loss or other material change (whether or not insured) resulting in a Material Adverse Effect;

          (f) Any bonus or increase in the compensation payable or to become payable by the Company to any officer or key employee;

          (g) Any loans or advances by or to the Company, other than renewals or extensions of existing indebtedness or under existing lines of credit in the ordinary course of business for working capital purposes;

          (h) Any declaration or payment of any dividend or other distribution by the Company with respect to its capital stock or other securities;

          (i) Any change in accounting methods, principles or practices of the Company;

          (j) Any amendment to the Restated Certificate of Incorporation or the Bylaws of the Company;

          (k) Any labor trouble having a Material Adverse Effect; or

          (l) The commencement of any litigation or administrative or judicial proceeding of any nature involving the Company that could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.17 LEGAL COMPLIANCE. (a) As of the date of this Agreement, all pending litigation and administrative or judicial proceedings of any nature involving the

Company, its assets, liabilities or, to the knowledge of the Company as of the date of this Agreement, shares of capital stock of the Company are described in
Schedule 3.17(a) of the Disclosure Schedules. As of the date of this Agreement, the Company is not aware of any other facts or circumstances which may result in any future civil, administrative or criminal proceedings against the Company. To the Company's knowledge, the insurance coverages of the Company are adequate to the extent applicable in character and amount to pay all damages, losses, liabilities and expenses relating to or arising from the litigation and proceedings described in Schedule 3.17(a).

          (b) Except as specifically provided in Schedule 3.17(b) of the Disclosure Schedules, the Company is not in default under any law or ordinance, under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located (limited, in the case of a default which does not result in a penalty or fine against the Company, to such defaults as would have a Material Adverse Effect). There are no claims, actions, suits or proceedings pending or threatened, against or affecting the Company or the Stockholders at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, or before any arbitrator, arbitration panel or other dispute resolution panel, including, those described in Schedule 3.17(a) hereto, which may result in a Material Adverse Effect or which may question the validity or propriety of this Agreement or of any action taken or to be taken in accordance with or in connection with this Agreement; and the Company has received no notice of any asserted past or present failure to comply with any law, ordinance, regulation, permit, order or requirement.

          (c) Except as specifically provided in Schedule 3.17(c) of the Disclosure Schedules, the Company has operated from its inception legally and in compliance with all conditions and requirements of all applicable zoning laws, federal, state and local statutes, ordinances, rules, regulations, permits, policies, guidelines, orders, franchises, authorizations and consents.

          (d) Except as specifically provided in Schedule 3.17(d) of the Disclosure Schedules, the Company has not transported, stored, treated or disposed, nor has it allowed or arranged for any third person to transport, store, treat or dispose waste to or at (1) any location other than a site lawfully permitted to receive such waste for such purposes or (2) any location designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar federal or state statute assigning responsibility for the cost of investigating or remediating releases of contaminants into the environment.

          (e) The Company is not currently subject to any judgment, writ, injunction, decree or other judicial order.

          (f) Except as set forth in Schedule 3.17(f) of the Disclosure Schedules and except for matters generally affecting the industry in which the Company's business competes or generally affecting the economy, the Company knows of no proposed law or regulation or any event or condition of any character which could reasonably be expected to materially and adversely affect the business of the Company or the future prospects of such business.

          SECTION 3.18 EMPLOYEE MATTERS. (a) As of the date of this Agreement,
Schedule 3.18(a)(1) of the Disclosure Schedules contains the name, social security number (if applicable), present position and current rate of compensation of each of the Company's present employees. Except as set forth on
Schedule 3.18(a)(2), to the
                                      -12-

Company's knowledge as of the date of this Agreement, all of such employees will be available for employment by the Company after the Effective Time on substantially the same terms as described in Schedule 3.18.

          (b) As of the date of this Agreement, there is no unfair labor practice complaint pending or threatened against the Company, nor is there any strike, slowdown, dispute or stoppage pending or threatened against or involving the Company, or that may interfere with the Company's continued operations, and none has occurred in the two-year period prior to the date of this Agreement. As of the date of this Agreement, no representation question exists respecting the employees of the Company and no collective bargaining agreement is being currently negotiated by the Company.

          SECTION 3.19 ABSENCE OF BROKER. No agent or broker or other person acting pursuant to authority of the Company, or, to the Company's knowledge, any Stockholder, is entitled to any commission or finder's fee payable by the Company in connection with the transactions contemplated by this Agreement except as set forth in the fee letter between the Company and The GulfStar Group, Inc., dated April 26, 1995, previously provided to TechSym.

          SECTION 3.20 PATENTS, INTELLECTUAL PROPERTY. Schedule 3.20(a) of the Disclosure Schedules contains a list of all Intellectual Property (defined below) owned or licensed by the Company and utilized in products licensed or sublicensed by the Company. With respect to all Intellectual Property set forth in Schedule 3.20(a), (i) the Company has good and indefeasible title thereto or a legal, valid and enforceable license to use such Intellectual Property, in each case free and clear of all liens or encumbrances of any nature whatsoever and (ii) the license or sublicense thereof to third parties does not infringe on the Intellectual Property of any other party or violate any agreement to which the Company is a party. The conduct of the business of the Company as heretofore carried on is free from any illegal use of Intellectual Property and any known infringement of patents, trademarks, trade names, copyrights or publication rights of others. The Company has no liability for any indemnification for patent, trademark or copyright infringement as to any equipment, materials or supplies manufactured, produced, used or sold by the Company. Set forth in
Schedule 3.20(b) of the Disclosure Schedules is (x) a list of all written agreements of the Company for the development of Intellectual Property and (y) a full and accurate description of all other arrangements, understandings or oral agreements of the Company for the development of Intellectual Property. The Company has the right to use, and the right to sell or market all Intellectual Property developed pursuant to any such agreement, arrangement, understanding or working arrangement, subject to limitations with respect to geographic areas, types of customers, sales price or duration that are set forth in the written agreements listed on Schedule 3.20(b) and except as set forth on Schedule 3.20(c). The Company has provided Tech-Sym complete and accurate copies of all agreements listed on Schedule 3.20 pursuant to clause (x) of the preceding sentence. As used herein, "Intellectual Property" means any and all software, patents, patent applications, trademarks, trade names, copyrights, service marks, engineering and design information, unpatented inventions, know-how, trade secrets and other intellectual property.

          SECTION 3.21 ABSENCE OF CONFLICT OF INTERESTS. Except as set forth in
Schedule 3.21, neither the Company nor, to the best knowledge of the Company, any of its officers, directors or key employees, has any direct or indirect interest in any competitor of the Company within the geographical area in which it currently conducts business, or in any supplier or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

          SECTION 3.22 NO UNTRUE STATEMENT. The information to be provided by the Company and its representatives for inclusion in the Prospectus/Proxy Statement will not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          SECTION 3.23 REMEDIAL ACTION CLAIM NOTICES RECEIVED. The Company has not received any notification (including requests for information directed to the Company) from any governmental agency or any other person asserting that Company is or may be a "potentially responsible person" or otherwise liable with respect to a remedial action or the payment of response costs at a waste storage, treatment or disposal facility, pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.

          SECTION 3.24 PRODUCT AND SERVICE WARRANTIES. Schedule 3.24 of the Disclosure Schedules sets forth, as of the date of this Agreement, (i) each pending warranty or service claim made against the Company involving an amount in excess of $10,000, together with a description of such claim, the status of such claim and the expense incurred to date with respect to such claim and (ii) any outstanding warranties that impose materially increased warranty obligations over those disclosed in Schedule 3.15. The reserves reflected on the Last Balance Sheet for claims made under product and service warranties of the Company provided to its customers are adequate in accordance with generally accepted accounting principles.

          SECTION 3.25 EMPLOYEE BENEFIT PLANS. (a) Schedule 3.25 of the Disclosure Schedules contains an accurate description of each employee benefit plan, policy, program or arrangement, formal or informal, maintained, assumed or contributed to by the Company for the benefit of any current, former or retired employee of the Company, including, but not limited to (i) each employee welfare benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")), (ii) each bonus, stock option, deferred compensation and oral or written severance plan or policy; (iii) each pension, profit sharing, thrift or other retirement plan or arrangement; and (iv) each employment agreement relating to the employment by the Company of any employee of the Company (the plans, arrangements and agreements referred to in clauses
(i) through (iv) referred to individually as a "Plan" and collectively as the "Plans").

          (b) With the exception of the Plans, the Company does not maintain or have an obligation to contribute to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA). Each Plan intended to be "qualified" within the scope of Section 401(a) of the Internal Revenue Code (the "Code") has been determined to be "qualified" within Section 401(a) of the Code. Each Plan has been operated in compliance with applicable provisions of ERISA and the Code and no fact or event has occurred with respect to any such Plan that could adversely affect the tax qualified status of any such Plan or that could subject the Company to liability for any tax under Section 4980B of the Code.

          (c) All contributions, reserves or premium payments required to be made to the Plans (and with respect to workers' compensation) have been made or provided for in the Last Balance Sheet.

          SECTION 3.26 INVENTORY. The Company's inventory held for resale has values in the aggregate at least equal to the values at which such items are carried on its books. Except as set forth in Schedule 3.26 of the Disclosure Schedules, the values of obsolete or slow-moving resale inventory and resale inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off. The value at which the resale inventory is carried on the Last Balance Sheet reflects the normal inventory valuation policies of the Company, stating inventories at the lower of cost or market on a first-in first-out basis, all determined in accordance with generally accepted accounting principles.

          SECTION 3.27 CUSTOMERS AND SUPPLIERS. Except as set forth in Schedule 3.27(a) of the Disclosure Schedules, the Company knows of no written or oral communication, fact, event or action which exists or has occurred within 90 days prior to the date of this Agreement which would make it reasonably likely that:
(i) any current customer of the Company which accounted for over 10% of the total net sales of the Company for the year ended July 31, 1994 or for the eight-month period ended March 31, 1995, or (ii) any current supplier to the Company of items essential to the conduct of its business (which items cannot be replaced by the Company at comparable cost to the Company) will terminate its business relationship with the Company. Except as set forth in Schedule 3.27(a) of the Disclosure Schedules, the Company is not restricted by agreement from carrying on its business anywhere in the world.

                                  ARTICLE FOUR

                       REPRESENTATIONS AND WARRANTIES OF
                                    TECH-SYM

          Tech-Sym represents, warrants and covenants to the Company that:

          SECTION 4.01 ORGANIZATION. Tech-Sym is a corporation duly organized and legally existing in good standing under the laws of the State of Nevada. Newco is a corporation duly organized and legally existing in good standing under the laws of the State of Delaware. Newco was formed by Tech-Sym solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business or activities, has incurred no other obligations or liabilities, has no other assets and has conducted its operations only as contemplated hereby. All the issued and outstanding capital stock of Newco is owned directly by Tech-Sym.

          SECTION 4.02 AUTHORIZATION; NO VIOLATION. Each of Tech-Sym and Newco has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Tech-Sym and Newco, the performance by each of Tech-Sym and Newco of its obligations hereunder and the consummation by Tech-Sym and Newco of the transactions contemplated hereby have been duly authorized by each of Tech-Sym's and Newco's board of directors, respectively, and by Tech-Sym as the sole stockholder of Newco, and no other corporate proceeding on the part of Tech-Sym or Newco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Tech-Sym and Newco and constitutes a valid and binding obligation of each of Tech-Sym and Newco, enforceable against each in accordance with its terms. Neither the execution and delivery of this Agreement by Tech-Sym or Newco nor the performance by Tech-Sym or Newco of its obligations hereunder nor the consummation by Tech-Sym or Newco of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Tech-Sym or Newco, respectively, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Tech-Sym or Newco, respectively, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Tech-Sym or Newco is a party or by which either of them or the properties or assets of either of them may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Tech-Sym or Newco or any of their respective properties or assets.

          SECTION 4.03 ABSENCE OF BROKER. No agent, broker or other person acting pursuant to either Tech-Sym's or Newco's authority will be entitled to make any claim against the Company for any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          SECTION 4.04 VALIDITY OF SHARES. The Shares will, upon the issuance and delivery thereof in accordance with this Agreement, constitute legally and validly authorized and issued, fully paid and nonassessable shares of common stock, $0.01 par value, of TechSym. The Shares delivered in accordance with this Agreement will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), at the time of the Special Meeting and at the time of delivery pursuant to a registration statement (the "Registration Statement") which has been declared effective by the Securities and Exchange Commission (the "SEC") and which remains effective, with no stop order pending or threatened, at the time of the delivery of such Shares. The Shares delivered under this Agreement will be freely tradable under the Securities Act except for compliance with Rule 145 by persons who are affiliates (as defined under the Securities
Act) of the Company at the time of such delivery. The Shares to be delivered in accordance with this Agreement will have been duly registered, or will be exempt from registration, under the Texas Securities Act.

          SECTION 4.05 DELIVERY OF PROSPECTUS/PROXY STATEMENT; NO UNTRUE STATEMENT. At least 20 business days prior to the date of the Special Meeting, Tech-Sym will deliver to the Company sufficient copies of a prospectus/proxy statement (the "Prospectus/Proxy Statement") for delivery by the Company to its stockholders with respect to the Special Meeting of the stockholders of the Company to vote with respect to the approval and adoption of this Agreement. The Prospectus/Proxy Statement will constitute part of the Registration Statement. The Prospectus/Proxy Statement, other than the information relating to the Company contained therein, at the time of delivery to the Company and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in the light of the circumstances under which such statements were made.

          SECTION 4.06 SEC FILINGS. Tech-Sym has heretofore filed all statements, forms, reports and other documents with the SEC required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1993, and has made available to the Company copies of all such statements, forms, reports and other documents, including without limitation each Current Report on Form 8-K, proxy or information statement, Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC during such period (in the case of each such report, including all exhibits thereto) (the "SEC Documents"). The SEC Documents, as of their respective filing dates, complied as to form in all material respects with all applicable requirements of the Exchange Act and did not (as of their respective filing dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements, together with the notes thereto, of Tech-Sym included (or incorporated by reference) in the SEC Documents present fairly, in all material respects, the financial position of Tech-Sym and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements), subject in the case of the unaudited financial statements, to normal year-end audit adjustments.

          SECTION 4.07 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Documents or as disclosed to the Company by Tech-Sym in a writing which makes express reference to this Section 4.07 prior to the date hereof, since December 31, 1994, Tech-Sym and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been any event or change having or that is reasonably expected to have a material adverse effect on the business, financial condition or results of operations of TechSym and its subsidiaries, taken as a whole.

          SECTION 4.08 NO LITIGATION. As of the date of this Agreement, all pending litigation or administrative or judicial proceedings of any nature involving Tech-Sym or its subsidiaries or their respective assets or liabilities required to be described in the SEC Documents by the rules and regulations of the SEC have been described in the SEC Documents in the manner required thereby. Tech-Sym is not aware of any other facts or circumstances which may result in any other future civil, administrative or criminal proceedings against Tech-Sym.

                                  ARTICLE FIVE

                      ADDITIONAL AGREEMENTS OF THE COMPANY

          The Company covenants and agrees with Tech-Sym as follows:

          SECTION 5.01 ACCESS TO PROPERTIES AND RECORDS OF THE COMPANY. The Company will give to Tech-Sym and its representatives, from and after the date of execution of this Agreement, reasonable access during normal business hours to all of the properties, books, contracts, documents and records of the Company, the opportunity to make reasonable investigation of the Company, and will furnish to Tech-Sym and its representatives any additional financial statements of, and all information with respect to the business and affairs of, the Company that Tech-Sym may reasonably request.

          SECTION 5.02 CONDUCT OF BUSINESS PENDING THE CLOSING. The Company, until the Effective Time, without making any new commitments on behalf of the Company (except commitments made in the ordinary course of business, consistent with past practice) or Tech-Sym, will use all reasonable efforts to preserve its business organization intact and will use commercially reasonable efforts to keep available to Tech-Sym the present key employees of the Company. The Company hereby agrees that until the Effective Time, except as set forth on Schedule
5.02 of the Disclosure Schedules, as otherwise permitted by this Agreement or as consented to by Tech-Sym in writing:

          (a) the business of the Company will be conducted only in the ordinary course which, without limitation, shall include compliance with all applicable laws, regulations and administrative orders of any federal, state or municipal authority, and the maintenance in force of all insurance policies, fidelity bonds and performance bonds currently in force and effect;

          (b) consistent with conducting its business in accordance with good business judgment, the Company shall use all reasonable efforts to keep available to the Company the goodwill of suppliers, customers and others having business relations with the Company;

          (c) the Company shall refrain from any acts having the effect of dissuading any of such employees, agents, customers, clients, representatives, agents, creditors and suppliers from remaining associated with, or having the effect of inducing them to terminate an association with Tech-Sym or the Company;

          (d) the Company will not:

              (1) declare or make any payments of dividends or other distributions;

              (2) lend, advance or pay any monies to or on behalf of any stockholder of the Company in connection with the transactions contemplated by this Agreement or otherwise (other than payments to employees and directors for salary, bonus payments or director fees, advances or reimbursements for travel or other business expenses and other payments or reimbursements to employees and directors, in each case in the ordinary course of business consistent with past practices);

              (3) purchase or redeem any shares of capital stock of the Company or evidences of indebtedness;

              (4) sell, grant, issue or otherwise dispose of any shares of capital stock of the Company or other securities of the Company or rights therein or otherwise change its capital structure;

              (5)  merge or consolidate with any other business;

              (6)  change its present telephone number;

              (7) amend or modify any existing employee benefit plans or adopt any new employee benefit plans, except for (i) renewals of health plans in the ordinary course of business or (ii) as required by law;

              (8)  increase the compensation of any officer or key employee;

              (9) amend its Restated Certificate of Incorporation or its Bylaws;

              (10) engage in any activities or transactions which are outside the ordinary course of business of the Company which in the aggregate would be material;

              (11) make any tax elections (other than those required to be made by applicable law or regulation); or

              (12) make any commitments to take any of the actions specified in this Section; and

          (e) The Company shall not, by action or inaction, cause any of the representations and warranties made by the Company in this Agreement not to be true and correct in all material respects on and as of the Effective Time or in any way impair or prevent the full and timely satisfaction of the conditions, terms and provisions of this Agreement or the consummation of the transactions contemplated hereby.

          SECTION 5.03 DOCUMENTS TO BE DELIVERED PRIOR TO CLOSING. The Company will deliver or cause to be delivered to Tech-Sym at or prior to the Effective Time:


          (a) A copy of the Company's Restated Certificate of Incorporation, as amended, certified as true and correct by the Secretary of the State of Delaware, dated within ten days prior to Closing;

          (b) A copy of the Bylaws of the Company, in force and effect at the Closing, certified as true and correct by the Secretary of the Company;

          (c) The complete minute books of the Company, containing all records required to be set forth with respect to all meetings, proceedings, consents and actions of the stockholders and board of directors of the Company, certified as true and correct by the Secretary of the Company; and

          (d) The complete stock issuance and transfer books of the Company setting forth the issuance and all transfers of any capital stock of the Company, certified as true and correct by the Secretary of the Company.

          SECTION 5.04 NO SOLICITATION. The Company shall not, and the
Company shall use its best efforts to cause its affiliates and each of its Stockholders, officers, directors, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group other than Tech-Sym, Newco or their affiliates (a "Third Party") concerning the Company or concerning the business of the Company in connection with any tender offer (including a self-tender offer), exchange offer, merger, consolidation, sale of all or any substantial amount of assets, sale of securities, acquisition of beneficial ownership of or to vote securities representing 1% or more of the total voting power of the Company, liquidation, dissolution or similar transactions involving the Company, or any division of the Company (any such proposal, announcement or transaction being referred to herein as a "Acquisition Proposal"); provided, however, that notwithstanding the foregoing, (i) the Company may engage in discussions or negotiations with a Third Party who seeks to initiate such discussions and negotiations and may furnish such Third Party information concerning the Company and its business, properties and assets, (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position with respect to any Acquisition Proposal and (iii) following receipt of an Acquisition Proposal that the Board of Directors determines is financially superior to the Merger, the Board of Directors may withdraw, modify or not make its recommendation referred to Section
5.05 or terminate this Agreement in accordance with Section 10.01(d), but in each case only to the extent that the Board of Directors of the Company shall conclude in good faith, after considering the advice of outside counsel, that such action is necessary in order for the Board of Directors to act in a matter that is consistent with its fiduciary obligations under applicable law. The Company shall promptly inform Tech-Sym of any inquiry (including the terms thereof and the identity of the Third Party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Tech-Sym a copy of any such written inquiry.

          SECTION 5.05 APPROVAL OF STOCKHOLDERS. Subject to Section 5.04, the Company will (a) take all steps necessary to duly call, give notice of, convene and hold a meeting of Stockholders for the purpose of approving and adopting this Agreement and for such other purposes as may be necessary or desirable in connection with the transactions contemplated by this Agreement on or before June 30, 1995 (the "Special Meeting"), (b) recommend to Stockholders the approval and adoption of this Agreement and such other matters as may be submitted to Stockholders as specified in clause (a) above, and (c) cooperate and consult with Tech-Sym with respect to each of the foregoing matters. Subject to Section 5.04, the Company will use its best efforts to obtain the necessary approvals by Stockholders of this Agreement and the transactions contemplated hereby.

          SECTION 5.06 COMPLIANCE WITH THE SECURITIES ACT. The Company has informed Tech-Sym, after consultation with its counsel, that no one other than the persons identified on Schedule 5.06 of the Disclosure Schedules is, at the time of the Special Meeting, expected to be an affiliate of the Company as that term is used in Rule 145 under the Securities Act and who will become the beneficial owner of Shares pursuant to the Merger. The Company agrees to update such information as necessary in the opinion of its counsel until the Closing.

          SECTION 5.07 SUPPLEMENTS. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.02(a) hereof, or the compliance by the Company with the covenant set forth in
Section 5.02 hereof.

                              ARTICLE SIX

                         ADDITIONAL AGREEMENTS

          SECTION 6.01 NO EMPLOYEE SOLICITATION; CONFIDENTIAL INFORMATION. Until three years after the date of this Agreement, (i) neither Tech-Sym nor Newco on the one hand, nor the Company on the other hand, shall solicit for employment any employee of the other party, or request, entice or advise any such employee to leave the employ of the other party, and any information and documentation furnished by one party to the other and treated as confidential by the party furnishing the information (the "Confidential Information") shall be kept confidential by the representatives of the other and shall be used by the examining party only in connection with this Agreement and the transactions contemplated hereby, except to the extent the Confidential Information (x) was already known to the representatives of the examining party when received, (y) hereafter becomes lawfully obtainable from other sources, or (z) is disclosed by Tech-Sym or the Company in any document filed with any government agency or authority and such document is available for public inspection.

          SECTION 6.02 PUBLIC ANNOUNCEMENTS. Each of Tech-Sym and the Company will mutually approve the issuance of any press release or the making of any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such mutual approval, except as may be required by law.

          SECTION 6.03 REGULATORY MATTERS. (a) Tech-Sym and the Company each will cooperate with one another and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each of Tech-Sym and the Company shall have the right to review and approve in advance all characterizations of the information relating to it, as the case may be, and any of its subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In exercising the foregoing right, Tech-Sym and the Company shall act as promptly as practicable, recognizing that time is of the essence to the transactions contemplated by this Agreement.

          (b) Tech-Sym and the Company will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with filings with the SEC, the NYSE, or under any state Blue Sky laws or any other statement or application made by or on behalf of Tech-Sym or the Company to any governmental body in connection with the Merger and the other transactions contemplated by this Agreement.

          (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. The foregoing applies to any filings that are required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 in order to effect the transaction contemplated by this Agreement.

          SECTION 6.04 QUALITY OF INFORMATION SUPPLIED IN CONNECTION WITH REGULATORY FILLINGS. The Company agrees that all information pertaining to the Company, and Tech-Sym agrees that all information pertaining to Tech-Sym and its subsidiaries, which is proposed by such respective party to be set forth in any documents to be filed with or submitted to any federal or state regulatory agency in connection with the transactions contemplated herein will (a) be true and correct in all material respects, (b) comply in all material respects to the extent relevant with the requirements of all applicable securities laws, and (c) not include any statement which, on the date made, is false or misleading with respect to any material fact, or omit to include any material fact necessary to make the statements set forth therein not false or misleading.

          SECTION 6.05 NOTICES. The Company shall promptly notify Tech-Sym in writing of any claims, legal, administrative or other proceedings, suits, investigations, complaints, notices of violation or other process, or other judgments, orders, directives or injunctions which have been made or asserted from the date of this Agreement through the Effective Time of which any executive officer of the Company has knowledge, against or involving the Company or any affiliate or against or involving any officer, director, employee, consultant or Stockholder, which could result in a Material Adverse Effect.

          SECTION 6.06 TAX COVENANT. Each of the Company and Tech-Sym intends that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of applicable state or local tax law) and agrees that neither it nor any of its affiliates will take or omit to take any action (whether before, at or after the Effective Time) inconsistent therewith. The parties will characterize the Merger as such a reorganization within the meaning of Section 368(a) of the Code for purposes of all tax returns and other filings. Each of the Company and Tech-Sym has relied upon its own professional advice and counsel with respect to the qualification and treatment of the transactions contemplated under this Agreement for federal and state income tax purposes.

          SECTION 6.07 LIABILITY FOR EXPENSES. Each of Tech-Sym, Newco and the Company will pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, whether or not the transaction contemplated hereby is consummated, including the fees and expenses of its counsel and auditors; provided, however, that in the event (i) of a termination of this Agreement by the Company pursuant to Section 10.01(d) hereof or (ii) that any condition to closing specified in Section 8.01(a) or Section 8.02(l) is not satisfied and prior to the Special Meeting CogniSeis shall have received an Acquisition Proposal that is pending at the time of the Special Meeting and that, if consummated, would result in a transaction more favorable to the Stockholders from a financial point of view than the Merger, the Company will be obligated to promptly pay to Purchaser a termination fee of $500,000.

          SECTION 6.08 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          SECTION 6.09 COMPANY EMPLOYEES. Tech-Sym agrees that employees of the Company at the Effective Time, to the extent they participate in employee benefit plans of Tech-Sym after the Effective Time and to the extent the terms of such plans permit, shall be given credit for service rendered as an employee of the Company towards vesting and participation requirements contained in Tech-Sym' plans, provided that nothing contained in this Section 6.09 shall (i) make any employees of the Company anything other than "employees at will" of the Surviving Corporation or be considered as a guaranty of continued employment for a specified term, (ii) require Tech-Sym to substitute any of its employee benefit plans for those of the Company, or (iii) be deemed as a representation or warranty by Tech-Sym as to the equivalency of its employee benefit plans as compared to those of the Company.

          SECTION 6.10 INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY. After the Effective Time, Tech-Sym will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company (an "Indemnified CogniSeis Party") against all losses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent provided under the Restated Certificate of Incorporation and Bylaws of the Company in effect at the date of this Agreement, including without limitation provisions relating to advances of expenses incurred in the defense of any action or suit (including without limitation attorneys' fees of counsel selected by the Indemnified CogniSeis Party).
                                      -22-

          SECTION 6.11 PREPARATION OF REGISTRATION STATEMENT AND PROSPECTUS/PROXY STATEMENT. Tech-Sym shall promptly file with the SEC the Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Tech-Sym and the Company shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Tech-Sym shall use its best efforts to cause the Prospectus/Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date. Tech-Sym shall use its best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Shares.

          SECTION 6.12 COMBINED EARNINGS RELEASE. Tech-Sym shall make a public release of earnings of Tech-Sym and the Company on a combined basis with respect to at least 30 days of operations following the Effective Time, provided that, at Tech-Sym's option, such period may be either (i) the first full calendar month following the Effective Time or (ii) the period from the Effective Time to the end of the calendar quarter in which the Effective Time occurs if such period covers a period of at least 30 days. Such release shall be made as soon as reasonably practicable following the end of the period selected by Tech-Sym but in no event later than 45 days following the end of such period.

                                 ARTICLE SEVEN

                  INDEMNIFICATION OBLIGATIONS OF STOCKHOLDERS

          SECTION 7.01. RIGHT OF SET-OFF. From and after the Effective Time and subject to the limitations set forth herein, the Escrow Shares (the "Security Deposit") shall be subject to offset by Tech-Sym for any and all Indemnifiable Damages (as defined below). For this purpose, "Indemnifiable Damages" means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable attorneys' fees and court costs) incurred or suffered by Tech-Sym or Newco or any of their directors, agents, employees or affiliates or their affiliates' directors, agents or employees (collectively, the "Indemnified Tech-Sym Parties") as a result of or in connection with any (i) inaccurate representation or warranty made by the Company in or pursuant to this Agreement or (ii) default prior to the Effective Time in the performance of any of the covenants or agreements made by the Company in or pursuant to this Agreement. In addition, the Security Deposit shall be subject to offset by Tech-Sym for Claims Defense Expenses that Tech-Sym is obligated to pay pursuant to Section 7.04. "Claims Defense Expenses" means any reasonable out-of-pocket expenses incurred by or on behalf of the Stockholders' Representative in connection with the investigation, negotiation, defense or settlement of any Claim (as defined in Section 7.03).

          SECTION 7.02 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by the Company pursuant to this Agreement will survive for a period of six months following the Effective Time; PROVIDED, THAT Claims first asserted in writing pursuant to Section 7.03(b) hereof within such six-month period (whether or not judicial action has commenced or the amount of any such Claim has become ascertainable within such period) shall not thereafter be barred.

          SECTION 7.03. PROCEDURES FOR SET-OFF. Tech-Sym may set-off against the Security Deposit any Indemnifiable Damages subject, however, to the following terms and conditions and such other terms and conditions as provided in the Escrow Agreement:
                                      -23-

          (a) Such right of set-off shall not apply to the first $300,000 of Indemnifiable Damages.

          (b) Tech-Sym shall give written notice to the Stockholders' Representative of any claim of breach of any such representation or warranty made or claim of default in the performance of any such covenant or agreement (each, a "Claim"), which notice shall set forth the amount of loss, damage, cost or expense which Tech-Sym claims the Indemnified Parties have sustained by reason thereof.

          (c) Tech-Sym shall give notice to the Stockholders' Representative promptly after receipt of a claim from a third party that may result in a Claim for Indemnifiable Damages (a "Third Party Claim"), and Tech-Sym shall, and shall cause the Surviving Corporation to, make available to the Stockholders' Representative all witnesses, pertinent records, materials and information in the possession of Tech-Sym or the Surviving Corporation reasonably related to such Third Party Claim and reasonably requested by the Stockholders' Representative. Tech-Sym shall not, and shall cause the Surviving Corporation not to, settle any Third Party Claim without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld.

          (d) Set-off by Tech-Sym with respect to a Claim shall be effected on the later to occur of the expiration of 30 days from the date of the notice of such Claim (the "Notice of Contest Period") or, if such Claim is contested by written notice from the Stockholders' Representative given to Tech-Sym on or prior to the expiration of the Notice of Contest Period, the date the dispute relating to such Claim is resolved by either (i) written agreement between Tech-Sym and the Stockholders' Representative, (ii) any final and nonappealable judgment rendered in a court of competent jurisdiction or (iii) a written arbitration decision rendered pursuant to the procedures specified in subsection (e) below, and any set-off determined by any of such methods, upon delivery to the Escrow Agent of a copy of such written agreement, judgment or arbitration decision, shall be immediately charged against the Security Deposit pro rata in proportion to the Stockholders' respective deposits of Shares. Any written agreement between Tech-Sym and the Stockholders' Representative pursuant to clause
     (i) of the preceding sentence shall be binding and conclusive with respect to the subject matter thereof and its effect on the Shares comprising the Security Deposit held by the Escrow Agent.

          (e) If, prior to the expiration of the Notice of Contest Period with respect to a Claim, the Stockholders' Representative shall notify Tech-Sym in writing of its determination to contest such Claim and if the dispute relating to such Claim is not resolved within 30 days after expiration of the Notice of Contest Period with respect to such Claim (the "Resolution Period"), then such dispute shall be resolved by a panel of three arbitrators (one appointed by the Stockholders' Representative, one appointed by Tech-Sym and one appointed by the other two so appointed), which shall be appointed within 30 days after the expiration of the Resolution Period. The arbitration shall take place in Houston, Texas. The arbitrators shall abide by the rules of the American Arbitration Association and shall render a written decision within 45 days of the commencement of such arbitration. Any written decision rendered by the arbitrators shall be final and binding on all parties.

          (f) For purposes of this Article Seven, Shares shall be valued at the Share Market Value.
                                      -24-

          (g) Except with respect to Shares transferred to Tech-Sym pursuant to its right of set-off, all Shares deposited with the Escrow Agent on behalf of a Stockholder pursuant to the provisions of Section 2.02 hereof shall be deemed to be owned by such Stockholder and such Stockholder shall be entitled to vote the same and to receive all dividends declared thereon; PROVIDED, HOWEVER, that there shall also be deposited with Tech-Sym, subject to the terms of this Article 7, all Shares issuable to such Stockholder as a result of any stock dividend or stock split with respect to the Shares then on deposit with the Escrow Agent pursuant to the Escrow Agreement.

          (h) Tech-Sym agrees to cause the Escrow Agent to deliver to the Stockholders no later than six months from the Effective Time any Shares then on deposit with the Escrow Agent unless there then remains unresolved any claim as to which notice has been given as provided in this Section 7.03, in which event any Shares remaining on deposit after such Claim shall have been satisfied shall be returned to the Stockholders promptly after the time of satisfaction. Any such distribution of Shares shall be made on a pro rata basis in relation to the number of Shares initially deposited with the Escrow Agent on behalf of each Stockholder pursuant to the provisions of Section 2.02 hereof.

          (i) The Stockholders' Representative shall not be liable for any error of judgment or for any act done or omitted by it in good faith or for any mistake in fact or law, except its own willful misconduct or gross negligence.

          SECTION 7.04 PAYMENT OF CLAIMS DEFENSE EXPENSES. Tech-Sym shall pay Claims Defense Expenses as to which Tech-Sym has been provided copies of invoices or other billing documentation evidencing that the expenses reflected therein are Claims Defense Expenses; provided that Tech-Sym shall not be obligated to pay any Claim Defense Expense to the extent that the Shares and any cash remaining in Escrow, at the time of Tech-Sym's receipt of any invoice or other billing documentation therefor, would be insufficient, if delivered to Tech-Sym pursuant to its right to offset for Claims Defense Expenses paid by it, to reimburse Tech-Sym in full for such payment (for this purpose giving each Share held in Escrow a value equal to the Share Market Value).

          SECTION 7.05 SOLE REMEDY FOR INDEMNIFIABLE DAMAGES. The remedy provided for in this Article Seven shall be the only remedy available to Tech-Sym or Newco following the Effective Time with respect to Claims for Indemnifiable Damages under this Agreement or otherwise with respect to the representations and warranties made by the Company pursuant to this Agreement.

                                 ARTICLE EIGHT

                               CLOSING CONDITIONS

          SECTION 8.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative action of the Stockholders in accordance with applicable law and the Company's Restated Certificate of Incorporation.
                                      -25-

          (b) All necessary regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (c) None of Tech-Sym, Newco, the Company or any Stockholder shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          SECTION 8.02 CONDITIONS TO THE OBLIGATIONS OF TECH-SYM AND NEWCO UNDER THIS AGREEMENT. The obligations of Tech-Sym and Newco to consummate the Merger shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived in writing by Tech-Sym:

          (a) Each of the obligations of the Company required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Tech-Sym and Newco shall have received a certificate to that effect signed by the chief executive officer and senior accounting officer of the Company.

          (b) All action required to be taken by or on the part of the Company and the Stockholders to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and the Stockholders, and Tech-Sym and Newco shall have received certified copies of the resolutions evidencing such authorization.

          (c) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies required to be obtained by the Company or the Stockholders to consummate the transactions contemplated hereby shall have been obtained by the Company or the Stockholders. None of the approvals referred to in Schedule 3.06 hereto shall contain any term or condition which would materially impair the value of the Company to Tech-Sym.

          (d) Tech-Sym shall have received an opinion from Baker & Botts, L.L.P., counsel to the Company, dated the date of the Closing, in form reasonably satisfactory to Tech-Sym, covering the matters set forth in
     Exhibit 8.02(d) attached hereto.

          (e) Each of Patrick H. Poe, Diana McSherry and David Judson shall have executed and delivered to Tech-Sym noncompetition agreements substantially in the form of Exhibit 8.02(e) attached hereto.

          (f) Each of the persons set forth in Schedule 5.06 shall have executed and delivered to TechSym an Affiliates Letter substantially in the form of
     Exhibit 8.02(f) attached hereto.

          (g) Each director of the Company and each officer of the Company on the date hereof shall have executed, and delivered to Tech-Sym, a general release of claims in the form of Exhibit 8.02(g) attached hereto.

                                      -26-

          (h) Each Stockholder identified in Group 1 in Exhibit 8.02(h)(i) attached hereto shall have executed and delivered to Tech-Sym a Stockholder Agreement in the form of Exhibit 8.02(h)(ii) attached hereto (except with respect to changes to Section 2 thereof that are satisfactory to the Company), and the beneficiary of each Stockholder identified in Group 2 in
     Exhibit 8.02(h)(i) attached hereto shall have executed and delivered to Tech-Sym a Beneficiary Agreement in the form of Exhibit 8.02(h)(iii) attached hereto.

          (i) The Stockholders' Representative shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit 2.02 attached hereto.

          (j) Tech-Sym shall have received a letter from Ernst & Young LLP, accountants for the Company, in the form previously provided to Tech-Sym by the Company, to the effect that the Company has not taken any action prior to the Effective Time that would prevent Tech-Sym from treating the Merger as a "pooling of interests" for accounting purposes.

          (k) Stockholders of the Company holding not more than five percent (5%) of the outstanding shares of Company Common Stock immediately prior to the Effective Time shall have properly exercised and perfected (and not withdrawn) dissenters' rights pursuant to Section 262(d)(1) of the DGCL as of the time of the Special Meeting.

          The Company will furnish Tech-Sym and Newco with such other certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.02 as TechSym and Newco may reasonably request.

          SECTION 8.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY UNDER THIS AGREEMENT. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived in writing by the
Company:

          (a) Each of the obligations of Tech-Sym and Newco required to be performed by either at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Tech-Sym and Newco contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and the Company shall have received a certificate to that effect signed by an authorized officer of Tech-Sym and Newco.

          (b) All action required to be taken by, or on the part of, Tech-Sym and Newco to authorize the execution, delivery and performance of this Agreement by Tech-Sym and Newco and the consummation by Tech-Sym and Newco of the transactions contemplated hereby shall have been duly and validly taken by the boards of directors of Tech-Sym and Newco, and the Company shall have received certified copies of the resolutions evidencing such authorizations.

          (c) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies required to be obtained by Tech-Sym or Newco shall have been obtained by Tech-Sym and Newco which are
                                      -27-

     necessary in connection with the consummation of the Merger and the other transactions contemplated hereby.

          (d) The Company shall have received an opinion from Andrews & Kurth L.L.P., counsel for Tech-Sym, dated the date of the Closing, in form reasonably satisfactory to the Company, substantially in the form of
     Exhibit 8.03(d) attached hereto.

          (e) The Company shall have received an opinion, satisfactory to the Company, of Baker & Botts, L.L.P., counsel to the Company, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the Company, Tech-Sym and Newco will each be a party to that reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized by a stockholder of the Company as a result of the Merger upon the conversion of shares of Company Common Stock into Shares, which opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates of the Company, Tech-Sym and Newco.

          Tech-Sym and Newco will furnish the Company with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.03 as the Company may reasonably request.

                                  ARTICLE NINE

                                    CLOSING

          SECTION 9.01 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, Houston, Texas, at 10:00 a.m., local time, on the date of the Special Meeting, or at such other time and place and on such other date as Tech-Sym and the Company shall agree (the "Closing Date").

          SECTION 9.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles Eight and Ten hereof, at the Closing there shall be delivered to Tech-Sym, Newco and the Company the opinions, certificates and other documents and instruments to be delivered under Article Eight hereof.

          SECTION 9.03 FILINGS AT THE CLOSING. Subject to the provisions of Articles Eight and Ten hereof, Newco and the Company shall, as part of the Closing, cause the Merger Certificate to be filed in accordance with the provisions of Section 103 of the DGCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.
                                      -28-

                                  ARTICLE TEN

                          TERMINATION AND ABANDONMENT

          SECTION 10.01 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Stockholders:

          (a) by mutual consent of Tech-Sym and the Company;

          (b) by Tech-Sym if the Company fails to perform in any material respect any of its material obligations or fulfill any of the conditions imposed on it under this Agreement and such failure shall not have been remedied within ten business days after receipt by the Company of notice in writing from Tech-Sym or Newco specifying the nature of such breach and requesting that it be remedied;

          (c) by the Company if Tech-Sym or Newco fails to perform in any material respect any of their respective material obligations or fulfill any of the conditions imposed on them under this Agreement and such failure shall not have been remedied within ten business days after receipt by TechSym and Newco of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied;

          (d) by the Company if the Board of Directors of the Company determines that it will not recommend approval and adoption of this Agreement by the Stockholders, or if such recommendation is withdrawn, as provided in Section 5.04; or

          (e) by either Tech-Sym or the Company:

               (i) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

               (ii) if the Closing has not occurred on or before August 31, 1995; PROVIDED, that the right to terminate this Agreement shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

               (iii) if the Stockholders fail to approve the Merger by the required affirmative vote of the outstanding shares of Company Common Stock at the meeting held for that purpose.

          SECTION 10.02 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the Merger by the Company or Tech-Sym or each of them pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                                      -29-

          (a) Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) No party hereto shall have any liability or further obligation to any other party to this Agreement, except as set forth in Sections 6.01 and
     6.07 hereof, provided that nothing contained herein shall relieve any party from liability for any material breach of this Agreement.

                                 ARTICLE ELEVEN

                            MISCELLANEOUS PROVISIONS

          SECTION 11.01 INVESTIGATION; SURVIVAL OF WARRANTIES. The respective representations and warranties of the parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall survive the Merger for a period of six months following the Effective Time.

          SECTION 11.02 AMENDMENT AND MODIFICATION. This Agreement may be amended by the parties by an instrument in writing signed on behalf of all the parties, at any time before or after approval of this Agreement by the Stockholders, provided that an amendment made subsequent to the adoption of this Agreement by the stockholder of Newco and the stockholders of the Company shall not, without the further approval of such stockholders, (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on converison of all or any of the shares of any class or series thereof of Newco or the Company, (2) alter or change any term of the certificate of incorporation of the Surviving Corporation, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of Newco or the Company.

          SECTION 11.03 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by the other parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.03.

          SECTION 11.04 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          SECTION 11.05 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Sections 6.09 and 6.10.

                                      -30-

          SECTION 11.06 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered, whether personally, by telegram, telex, facsimile transmission (followed by first class mail, postage prepaid) or registered or certified mall (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Tech-Sym or Newco, to:

               Tech-Sym Inc.
               10500 Westoffice Drive, Suite 200
               Houston, Texas 77042-5391

               Attention: J. Rankin Tippins
               Telecopy: (713) 780-3524

          and a copy to:

               Andrews & Kurth L.L.P.
               4200 Texas Commerce Tower
               Houston, Texas 77002

               Attention: Thomas P. Mason, Esq.
               Telecopy: (713) 220-4285

          (b)  if to the Company, to:

               CogniSeis Development, Inc.
               2401 Portsmouth
               Houston, Texas 77098

               Attention: Patrick H. Poe
               Telecopy: (713) 630-6368

               with a copy to the Stockholders' Representative at such address as specified by the Stockholders' Representative by giving notice as provided herein and a copy to:

               Baker & Botts, L.L.P.
               One Shell Plaza
               Houston, Texas 77002

               Attention: J. David Kirkland, Jr., Esq.
               Telecopy: (713) 229-1522

          SECTION 11.07. ENTIRE AGREEMENT. This Agreement, including the exhibits attached hereto and the Disclosure Schedules provided to Tech-Sym by the Company
                                      -31-

concurrently with the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written or oral, among the parties, or any of them, with respect to the subject matter hereof.
                                        TECH-SYM CORPORATION

                                        By:
                                            ---------------------------------
                                            Wendell W. Gamel, Chairman and
                                              Chief Executive Officer

                                        CSD MERGER, INC.

                                        By:
                                             --------------------------------
                                             Wendell W. Gamel, President

                                        COGNISEIS DEVELOPMENT, INC.

                                        By:
                                            ---------------------------------

                                    EXHIBITS

Exhibit 1.04          Officers of Surviving Corporation

Exhibit 2.02          Form of Escrow Agreement

Exhibit 8.02(d)       Form of Legal Opinion of Counsel for Company

Exhibit 8.02(e)       Form of Non-Competition Agreement

Exhibit 8.02(f)       Form of Affiliates Agreement

Exhibit 8.02(g)       Form of General Release

Exhibit 8.02(h)(i)    List of Stockholders

Exhibit 8.02(h)(ii)   Form of Stockholder Agreement

Exhibit 8.02(h)(iii)  Form of Beneficiary Agreement

Exhibit 8.03(d)       Form of Legal Opinion of Counsel for Tech-Sym and Newco

                                                                    EXHIBIT 1.04

                  COGNISEIS DEVELOPMENT, INC. OFFICER LIST

Richard Miles           Chairman of the Board

Patrick Poe             President and Chief Executive Officer

Diana McSherry          Chief Operating Officer and Secretary

Ronald Warren           Vice President and Chief Financial Officer

Luis Canales            Vice President Geophysical Development

Duane Dopkin            Vice President Applied Geophysics

Don Duyka               Vice President Development

David Judson            Vice President Systems Development

John Wearing            Vice President Sales Western Hemisphere

Ray Thompson            Assistant Treasurer

Rankin Tippins          Assistant Secretary

                                                                   EXHIBIT 2.02

                                ESCROW AGREEMENT

            ESCROW AGREEMENT (this "Escrow Agreement") dated as of ______________, 1995 among Tech-Sym Corporation, a Nevada corporation ("Tech-Sym"), Continental Stock Transfer & Trust Company, a ____________ corporation (the "Escrow Agent"), and ___________________________________ (the
"Stockholders' Representative"). (All of such entities and individuals are sometimes referred to herein as the "Parties.")

                                R E C I T A L S

          WHEREAS, Tech-Sym, CSD Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Tech-Sym, and CogniSeis Development, Inc., a Delaware corporation ("CogniSeis"), entered into an Agreement and Plan of Merger, dated as of May 11, 1995 (the "Merger Agreement"), a copy of which is attached as Exhibit A;

          WHEREAS, Section 2.02 of the Merger Agreement provides for the deposit of a portion of the shares of common stock, par value $0.10 per share, of Tech-Sym (the "Tech-Sym Common Shares"), to be received by the stockholders of CogniSeis in connection with the merger contemplated by the Merger Agreement (the "Merger") with the Escrow Agent pursuant to this Escrow Agreement; and

          WHEREAS, Continental Stock Transfer & Trust Company is the exchange agent (the "Exchange Agent") with respect to the issuance of Tech-Sym Common Shares to the stockholders of CogniSeis in connection with the Merger;

          NOW, THEREFORE, the Parties hereto, intending to be legally bound and in consideration of the mutual covenants herein contained, hereby agree as follows:

          1. RECEIPT OF ESCROW SHARES BY ESCROW AGENT. Certificates representing the Tech-Sym Common Shares to be received by the Escrow Agent from the Exchange Agent pursuant to Section 2.02 of the Merger Agreement (collectively, the "Escrow Shares") shall be held by the Escrow Agent in escrow (the "Escrow") upon the terms and conditions specified in this Escrow Agreement and the Merger Agreement. In addition, any dividends or other distributions made by Tech-Sym in respect of the Escrow Shares shall also be held in Escrow by the Exchange Agent upon the terms and conditions specified in this Escrow Agreement and the Merger Agreement. The Escrow Shares and any such dividends or distributions are collectively referred to herein as the "Security Deposit."

          2. TERMS OF ESCROW. The Security Deposit shall be distributed by the Escrow Agent to either Tech-Sym or to the stockholders of CogniSeis in accordance with the terms and conditions of the Merger Agreement.

          3. TERMINATION. The Escrow Agent shall deliver all Tech-Sym Common Shares then held by it on the Termination Date (as defined below) to Tech-Sym or to the stockholders of CogniSeis, as provided in the Merger Agreement, unless there remains unresolved any claim as to which notice has been given as provided in the Merger Agreement, in which event any Tech-Sym Common Shares remaining after such claim shall have been satisfied shall be returned to Tech-Sym or to the stockholders of CogniSeis, as provided in the Merger Agreement, promptly after the time of satisfaction. Any such distribution of Tech-Sym Common Shares shall be made on a pro rata basis in relation to the number of Tech-Sym Common Shares initially deposited with the Escrow

                                      -1-

Agent on behalf of each stockholder of CogniSeis. "Termination Date" shall mean six months after the date of this Escrow Agreement, or such earlier date as may be mutually agreed upon by the Parties (other than the Escrow Agent) hereunder.

          4. EXPENSES. The reasonable expenses of the Escrow Agent in carrying out the provisions of the Escrow, including attorneys fees and such other costs as may be reasonably incurred by it, shall be paid by Tech-Sym in accordance with the Schedule attached hereto as Exhibit B.

          5. INDEMNITY. The Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith or for any mistake in fact or law, except its own willful misconduct or negligence. The Escrow Agent shall be protected in acting upon any notice, certificate or other instrument believed by it to be genuine and to have been properly executed. The Escrow Agent may consult its legal counsel on any questions as to the construction and provisions of this Escrow, or its duties hereunder, and it shall be fully protected in acting in accordance with the advice of such counsel.

          6. TEXAS LAW TO GOVERN. This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles thereof.

          7. NOTICES. All notices, requests and demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered by hand or mailed, first class, postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Tech-Sym, to:

               Tech-Sym Inc.
               10500 Westoffice Drive, Suite 200
               Houston, Texas 77042-5391

               Attention: J. Rankin Tippins
               Telecopy: (713) 780-3524

               and a copy to:

               Andrews & Kurth L.L.P.
               4200 Texas Commerce Tower
               Houston, Texas 77002

               Attention: Thomas P. Mason, Esq.
               Telecopy: (713) 220-4285

          (c)  if to the Stockholders' Representative, to:

                                      -2-
               with a copy to:

               Baker & Botts, L.L.P.
               One Shell Plaza
               Houston, Texas 77002

               Attention: J. David Kirkland, Jr., Esq.
               Telecopy: (713) 229-1522

          (d)  if to the Escrow Agent, to:

               Continental Stock Transfer & Trust Company
               2 Broadway
               New York, New York 10004

               Attention: Compliance Department
               Telecopy: (212) 509-5150


          8. COUNTERPARTS. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all the Parties. Facsimile signatures or signatures received by electronic transmissions shall be acceptable.

          9. TAX REPORTING. Unless otherwise required by Treasury Regulations issued in the future, the Parties will treat the Escrow Shares for purposes of
Section 468B(g) of the Internal Revenue Code of 1986, as amended, and for all other income tax purposes as being owned by the former stockholders of the Company during the period the Escrow Shares are held in Escrow, and therefore any income earned on the Escrow Shares during such period will be allocated and reported to the former stockholders of the Company as such income is earned. The Parties will make any elections or filings required to characterize the Escrow Shares in a manner consistent with the preceding sentence.

          IN WITNESS WHEREOF, the Parties have executed this Escrow Agreement as of the day and year first above written.

                                       TECH-SYM CORPORATION

                                       By:
                                              -------------------------------
                                       Name:
                                              -------------------------------
                                       Title:
                                              -------------------------------
                                      -3-

                                       CONTINENTAL STOCK TRANSFER &
                                         TRUST COMPANY

                                       By:
                                              -------------------------------
                                       Name:
                                              -------------------------------
                                       Title:
                                              -------------------------------

                                       STOCKHOLDERS' REPRESENTATIVE

                                       --------------------------------------

                                                                 EXHIBIT 8.02(d)

          The following opinions are to be provided by Baker & Botts, L.L.P., subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement to which this exhibit is attached.

          (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as described in the Registration Statement.

          (ii) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's board of directors, this Agreement has been approved and adopted by the stockholders of the Company in accordance with the DGCL and the Restated Certificate of Incorporation and Bylaws of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          (iii) This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder nor the consummation by the Company of the transactions contemplated hereby (i) will conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or Bylaws of the Company or (ii) to our knowledge, will violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its properties or assets.

          (iv) The authorized, issued and outstanding capital stock of the Company as of the date of this Agreement is as set forth in Schedule 3.03 of the Disclosure Schedules. The outstanding shares of Company Common Stock shown on
Schedule 3.03 as owned by the Shareholders are legally and validly authorized and issued, fully paid and nonassessable. To the knowledge of such counsel, the Company has no outstanding securities convertible into, exercisable for or exchangeable for any equity securities of the Company.

          (v) Except for the filing of the Merger Certificate pursuant to the DGCL, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by the Company of the Merger.

                                                                 EXHIBIT 8.02(e)

                            NONCOMPETITION AGREEMENT

            THIS NONCOMPETITION AGREEMENT is entered into as of May 11, 1995 between Tech-Sym Corporation, a Nevada corporation ("Tech-Sym"), and ___________ __________________________ (the "Employee").

                                    RECITALS

            Tech-Sym, CSD Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Tech- Sym ("Newco"), and CogniSeis Development, Inc., a Delaware corporation ("CogniSeis"), are parties to an Agreement and Plan of Merger dated as of May 11, 1995 (the "Merger Agreement"), pursuant to which Newco will merge with and into CogniSeis, shareholders of CogniSeis will exchange their CogniSeis shares for shares of Tech-Sym, and CogniSeis will become a wholly-owned subsidiary of Tech-Sym.

            Employee has been a shareholder and key employee of CogniSeis and possesses extensive knowledge and experience regarding CogniSeis' business and operations.

            This Agreement is being entered into concurrently with the Merger Agreement as an inducement to Tech-Sym to enter into the Merger Agreement and serves to protect, enhance and add value to the business being acquired by Tech-Sym.

            Tech-Sym and Employee desire to set forth the terms and conditions of their mutual understanding with respect to Employee's non-competition commitments.
                                    COVENANTS

            1. In addition to and not in limitation of any other restrictive covenant which may be binding on Employee, and in consideration of Tech-Sym's acquisition of Employee's substantial interest in CogniSeis, Employee agrees as follows:

            (a) For the purpose of this Agreement, "confidential information" means any information not generally known outside of CogniSeis or information entrusted to CogniSeis by third parties, and includes information known to Employee as confidential or secret or which Employee shall have reason to know or reasonably should know is confidential or secret. This information may relate, for example, to business or marketing plans, computer programming, research, development, purchasing, accounting, selling, marketing, costs, profits, sales, products, personnel, pricing policies and other business affairs and methods and other information not readily available to the public, and plans for future development. This information may be contained in material such as data reports, agreements, correspondence, customer lists, specifications or computer programs, or may be in the nature of, or consist of, unknown knowledge, techniques, processes, practices or know-how.

            (b) Employee acknowledges that, during Employee's employment with CogniSeis, Employee has been given, and in the future may be given, access to or become acquainted with confidential information. Employee agrees that such confidential information is of great value to CogniSeis and agrees not to use or
                                      -1-

      disclose any confidential information in any manner during Employee's employment with CogniSeis or thereafter other than as expressly required by CogniSeis in Employee's work for CogniSeis, without CogniSeis' prior written consent. Employee agrees that all confidential information, documents or other materials relating to CogniSeis's business, whether prepared or conceived by Employee or by any other person during Employee's employment with CogniSeis or pursuant to any consulting arrangement or other association or business relationship with CogniSeis, or which may be in Employee's possession or control, are CogniSeis' sole and exclusive property, and may be removed from CogniSeis' premises only if permitted by CogniSeis in accordance with its rules and regulations. Employee agrees to immediately return all confidential materials to CogniSeis when no longer required in order for Employee to perform Employee's services for CogniSeis, when Employee is terminated, or whenever CogniSeis may otherwise require.

            (c) Without CogniSeis' express prior written approval, Employee shall not (i) while employed by CogniSeis, plan for, acquire any substantial financial interest in, or perform any services for any entity not affiliated with CogniSeis that is or would be competitive with any of the business of CogniSeis of developing and selling computer software for geoscientific purposes; (ii) for a period of two (2) years following the date on which Employee ceases employment with CogniSeis, accept employment or render service to any person, firm or corporation that is engaged in a business competitive with the businesses then engaged in by CogniSeis of developing and selling computer software for the geoscientific market, or directly or indirectly enter into or in any manner take part in or lend his or her name, counsel or assistance to any venture, enterprise, business or endeavor, either as proprietor, principal, investor, partner, director, officer, employee, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that currently is, or in the twelve (12) month period following the date on which Employee ceases employment with CogniSeis would be, competitive with the business of CogniSeis of developing and selling computer software for the geoscientific market in those geographic areas in which the businesses engaged in by CogniSeis are conducted or have been conducted within one
      (1) year prior to the date hereof; (iii) employ, attempt to employ or solicit for employment by others, any of CogniSeis' employees while employed by CogniSeis and for a period of two (2) years thereafter, (iv) solicit, or cause to be solicited, any of CogniSeis' customers with respect to the sale of products or services which are competitive with those of CogniSeis while employed by CogniSeis and for a period of two (2) years thereafter; or (v) at any time when not employed by CogniSeis, solicit, cause to be solicited, or accept the disclosure of any confidential information relating to CogniSeis or its business, operations or activities, for any purpose whatsoever not expressly authorized by CogniSeis.

            (d) Employee acknowledges that a breach by Employee of any provision of this Paragraph 1 will cause CogniSeis great and irreparable harm and that CogniSeis shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of any provision hereof, in addition to any other remedies CogniSeis may have, and that the provisions of this Paragraph 1 shall be specifically enforceable against Employee in accordance with its terms. Nothing herein contained shall prohibit Employee from becoming employed by a competitor of CogniSeis subsequent to the termination of his employment by CogniSeis so long as Employee has not violated the provisions of this Paragraph 1. Employee acknowledges that in the event the scope of the covenants set forth in this

      Paragraph 1 is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances.

            2. For purpose of this Agreement, the term "CogniSeis" shall include any corporation, joint venture, partnership or other person or entity that is in control, controlled by or under common control with CogniSeis, whether or not Employee is directly employed by such other corporation or corporations, and that is involved in the development and sale of computer software for geoscientific purposes.

            3. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas (the state of the principal place of business of each of Tech-Sym and CogniSeis) applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles thereof.

            4. The provisions of this Agreement are severable, and if one or more provisions shall be deemed to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. The provisions of this Agreement shall be construed as separate provisions covering their subject matter in each of the separate counties and states in the United States in which transacts its business; to the extent that any provision shall be judicially unenforceable in any one or more of these counties or states, that provision shall not be affected with respect to each other county or state, each provision with respect to each county and state being construed as severable and independent. If any provision(s) of this Agreement is determined to be unenforceable because it unreasonably restricts or unreasonably limits Employee's right or ability to seek new or competitive business opportunities, the parties hereto expressly agree that the reviewing court, tribunal, administrative agency or board, or arbitrator may rewrite such unenforceable provision(s) so as to make it enforceable.

            5. Notices under this Agreement shall be deemed to have been given if delivered in person or by electronic facsimile (hardcopy by regular mail) or mailed, certified or registered mail with postage prepaid, if to Employee at:

            ---------------------------------
            ---------------------------------
            ---------------------------------

            if to Tech-Sym at:

            Tech-Sym, Inc.
            10500 Westoffice Drive, Suite 200
            Houston, Texas 77042
            Attention: J. Rankin Tippins
            Telecopy No.: (713) 780-3524

            with a copy to:

            Andrews & Kurth L.L.P.
            4200 Texas Commerce Tower
            Houston, Texas 77002
            Attention: Thomas P. Mason, Esq.
            Telecopy No.: (713) 220-4285

            6. This Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated in accordance with its terms, then this Agreement will also terminate without any action on the part of Tech-Sym or the Employee.

            7. This Agreement contains the entire agreement of the parties and supersedes any and all oral or written understandings and agreements between them.
                                          TECH-SYM CORPORATION

                                          By:
                                                 ----------------------------
                                          Name:
                                                 ----------------------------
                                          Title:
                                                 ----------------------------

                                          EMPLOYEE

                                          -----------------------------------

                                                                 EXHIBIT 8.02(f)

                              AFFILIATES AGREEMENT

          This Affiliates Agreement ("Affiliates Agreement"), dated as of____________, 1995, is executed and delivered by the undersigned (the "Stockholder") and Tech-Sym Corporation, a Nevada corporation ("TechSym"), pursuant to Section 8.02(f) of the Agreement and Plan of Merger, dated May 11, 1995 (the "Merger Agreement"), by and among CogniSeis Development, Inc., a Delaware corporation (the "Company"), Tech-Sym and CSD Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Tech-Sym.

          WHEREAS, it is a condition to the closing of the merger contemplated by the Merger Agreement that the Stockholder execute and deliver to Tech-Sym this Affiliates Agreement;

          NOW, THEREFORE, in consideration of the premises and the transactions contemplated by the Merger Agreement, the Stockholder and Tech-Sym hereby agree as follows:

     SECTION 1. DEFINITIONS. All capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement except as otherwise provided herein.

     SECTION 2. SECURITIES LAW MATTERS. It is understood that the Shares have been registered by Tech-Sym pursuant to a registration statement filed with the SEC in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"). The Stockholder agrees as follows with respect to the sale or other disposition of the Shares by the Stockholder after the Effective Time:

          (a) AFFILIATE REPRESENTATIONS. The Stockholder represents and warrants that the Shares will not be sold or otherwise disposed of except pursuant to (i) the provisions of Rule 145 under the 1933 Act, as in effect at the time of sale, (ii) some other exemption or exclusion from the registration requirements under the 1933 Act, which does not require the filing by Tech-Sym with the SEC of any registration statement, offering circular or other document, in which case the Stockholder shall first supply to Tech-Sym an opinion of counsel (which opinion and counsel shall be reasonably satisfactory to Tech-Sym) that such exemption or exclusion is available, or (iii) a registration statement filed by Tech- Sym with the SEC under the 1933 Act (which the Stockholder acknowledges Tech-Sym has no obligation to file).

          (b) COMPLIANCE WITH RULE 145(D). (i) The Stockholder hereby acknowledges that under current SEC interpretations of Rule 145, the Stockholder is subject to certain restrictions on transfer of the Shares for a period of two years following the Effective Time and that during such period one exemption from registration of the Shares upon public resale by the Stockholder is provided by Rule 145(d).

          (ii) The Stockholder further covenants and agrees that Tech-Sym will be supplied with such written evidence of compliance by him and his broker with Rule 145(d), as in effect at the time of any sale by him pursuant thereto, as Tech-Sym may reasonably request.

                                      -1-

          (c) RESTRICTIVE STOCK LEGENDS. The Stockholder agrees that the certificates for the Shares received by such Stockholder shall bear the following legend:

               The Shares represented by this certificate are subject to the provisions of Rule 145 promulgated under the Securities Act of 1933, and may not be transferred or disposed of by the holder without compliance with said Rule or an otherwise available exemption from registration.

     and that Tech-Sym may place stop transfer orders with its transfer agents with respect to such certificates.

               SECTION 3. RESTRICTIONS ON TRANSFER. The Stockholder represents and warrants to Tech-Sym and Newco that the Stockholder has not sold, transferred, pledged, granted a security interest in or otherwise disposed of any Shares during the period commencing 30 days prior to the Effective Time and continuing to and including the Effective Time. From and after the Effective Time until after the public release of earnings for Tech-Sym and the Company on a combined basis for a period of at least 30 days following the Effective Time, the Stockholder shall not sell, transfer, pledge, grant a security in or otherwise dispose of any Shares held by the Stockholder.

               SECTION 4. EFFECTIVENESS; TERMINATION. This Affiliates Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated in accordance with its terms, then this Affiliates Agreement will also terminate without any action on the part of Tech-Sym or the Stockholder.

               IN WITNESS WHEREOF, the Stockholder has executed this Affiliates Agreement as of the day and year first above written.

                                           TECH-SYM CORPORATION


                                           By:
                                                  ---------------------------
                                           Name:
                                                  ---------------------------
                                           Title:
                                                  ---------------------------

                                           STOCKHOLDER

                                           ----------------------------------
                                           Print Name:
                                                      -----------------------

                                                                 EXHIBIT 8.02(g)

                                 GENERAL RELEASE

          GENERAL RELEASE dated as of_____________, 1995 (this "Release") by the officer or director of CogniSeis Development, Inc., a Delaware corporation (the "Company"), whose name is set forth on the signature page hereof (the "CogniSeis Party"), and Tech-Sym Corporation, a Nevada corporation ("Tech-Sym").

          WHEREAS, the Company, Tech-Sym and CSD Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Tech-Sym ("Newco"), have previously entered into an Agreement and Plan of Merger dated May 11, 1995 (the "Merger Agreement");

          WHEREAS, it is a condition to the closing of the Merger contemplated by the Merger Agreement that the CogniSeis Party execute, and deliver to Tech-Sym, this Release;

          NOW, THEREFORE, in consideration of the premises and the transactions contemplated by the Merger Agreement, the CogniSeis Party and Tech-Sym hereby agree as follows:

          SECTION 1. DEFINITIONS. All capitalized terms used herein shall have the same meanings as ascribed thereto in the Merger Agreement except as otherwise provided herein.

          SECTION 2. RELEASE OF CLAIMS. The CogniSeis Party, with the intention of binding the CogniSeis Party and the CogniSeis Party's heirs, executors, administrators, successors and assigns, does hereby expressly waive, discharge and release all claims, demands, actions, judgments and executions, except for
(i) the right to cash payments of salary, bonus, if any, that (a) are unpaid to the CogniSeis Party as of the date of this Agreement, and (b) accrued from and after April 1, 1995 in the ordinary course of the Company's business consistent with prior cash payments of salary, bonus and/or directors fees or required to be paid under employment or consulting agreements listed on Schedule 3.15(a) in response to Section 3.15(a)(6) of the Merger Agreement, (ii) reimbursement of expenses incurred after April 1, 1995 in the ordinary course of the Company's business, (iii) any claims for indemnification or advancement of expenses pursuant to the Merger Agreement or the Restated Certificate of Incorporation or Bylaws of the Company, (iv) claims for reimbursement for medical expenses under the Company's health plan and (v) the right to unused vacation time in accordance with the Company's vacation policy which the CogniSeis Party or the CogniSeis Party's heirs, executors, administrators, successors or assigns have, may have, or claim to have, against the Company existing as of the date of this Agreement.

          SECTION 3. EFFECTIVENESS; TERMINATION. This Release shall become effective as of the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated in accordance with its terms, then this Release will also terminate without any action on the part of Tech-Sym or the Stockholder.

          IN WITNESS WHEREOF, Tech-Sym and the CogniSeis Party have executed this Agreement as of the day and year first above written.

TECH-SYM CORPORATION                    COGNISEIS PARTY

By:
       ---------------------------      -----------------------------
Name:
       ---------------------------
Title:
       ---------------------------

                                                              EXHIBIT 8.02(h)(i)

                 LIST OF STOCKHOLDERS

Group 1
-------                                      Number of
     Name                                   Shares Owned
     ----                                   ------------
     Cornelius, Glenn                          46,000

     Criterion V.C. Partners                  210,000

     Equus II Incorporated                    225,000

     Judson, David                             70,250

     McSherry, Diana                          100,250

     Nickelson, Donald E.                      80,000

     Payne, Marshall                           45,000

     Perco                                    140,000

     Poe, Patrick                             433,500

     Poe, Patrick and McSherry,               150,000
      Diana (as tenants in common)

     Rose, Edward W., III                     160,000

     Rotan Mosle Tech, Partners                76,000

     Stanton , John, Jr.                       40,000

     Taylor & Turner                          249,000

     Trude C. Taylor, Jr.                      28,750

Group 1
-------                                      Number of
     Name                                   Shares Owned
     ----                                   ------------
     PaineWebber Incorporated.,                40,000
     Trustee F/B/O Stuart Hellman,
     IRA Rollover,
     Acct. #PJ-90121-SH

     PaineWebber Incorporated,                 40,000
     Trustee F/B/O Stephen A.
     Lasher, IRA Rollover,
     Acct. #PL-E8-00278-14

     PaineWebber Incorporated,                 26,250
     Trustee F/B/O Trude C. Taylor,
     Jr., IRA Rollover,
     Acct. #PL-10506-96

                                                            EXHIBIT 8.02(h)(ii)

                              STOCKHOLDER AGREEMENT

          STOCKHOLDER AGREEMENT dated as of _____________, 1995 (this "Agreement") by the shareholder of CogniSeis Development, Inc., a Delaware corporation (the "Company"), whose name is set forth on the signature page hereof (the "Stockholder"), and Tech-Sym Corporation, a Nevada corporation ("Tech- Sym").

          WHEREAS, the Company, Tech-Sym and CSD Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Tech-Sym ("Newco"), have previously entered into an Agreement and Plan of Merger dated May 11, 1995 (the "Merger Agreement");

          WHEREAS, it is a condition to the closing of the Merger contemplated by the Merger Agreement that the Stockholder execute, and deliver to Tech-Sym, this Agreement;

          NOW, THEREFORE, in consideration of the premises and the transactions contemplated by the Merger Agreement, the Stockholder and Tech-Sym hereby agree as follows:

          SECTION 1. DEFINITIONS. All capitalized terms used herein shall have the same meanings as ascribed thereto in the Merger Agreement except as otherwise provided herein.

          SECTION 2. TAX COVENANT. Stockholder represents and warrants to Tech-Sym and Newco that the Stockholder has no present plan or intention to sell or otherwise dispose of any of the Shares to be received pursuant to the Merger Agreement, which sale or disposition would, together with sales or dispositions by any other Stockholder of the Company, reduce the aggregate number of Shares received by all Stockholders pursuant to the Merger Agreement and retained by the Stockholders to an amount that would be equal in value as of the Effective Time to less than 50% of the fair market value of the Company Common Stock outstanding immediately prior to the Effective Time.

          SECTION 3. RELEASE OF CLAIMS. The Stockholder, with the intention of binding the Stockholder and the Stockholder's heirs, executors, administrators, successors and assigns, does hereby expressly waive, discharge and release all claims, demands, actions, judgments and executions, except for (i) the right to cash payments of salary, bonus and/or directors fees, if any, that (a) are unpaid to the Stockholder as of the date of this Agreement, and (b) accrued from and after April 1, 1995 in the ordinary course of the Company's business consistent with prior cash payments of salary, bonus and/or directors fees or required to be paid under employment or consulting agreements listed on Schedule 3.15(a) in response to Section 3.15(a)(6) of the Merger Agreement, (ii) reimbursement of expenses incurred after April 1, 1995 in the ordinary course of the Company's business, (iii) any claims for indemnification or advancement of expenses pursuant to the Merger Agreement or the Restated Certificate of Incorporation or Bylaws of the Company, (iv) claims for reimbursement for medical expenses under the Company's health plan and (v) the right to unused vacation time in accordance with the Company's vacation policy which the Stockholder or the Stockholder's heirs, executors, administrators, successors or assigns have, may have, or claim to have, against the Company existing as of the date of this Agreement.
                                      -1-

          SECTION 4. EFFECTIVENESS; TERMINATION. This Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated in accordance with its terms, then this Agreement will also terminate without any action on the part of Tech-Sym or the Stockholder.

          IN WITNESS WHEREOF, Tech-Sym and the Stockholder have executed this Agreement as of the day and year first above written.

TECH-SYM CORPORATION                        STOCKHOLDER

BY:
       ------------------------------       ---------------------------------
NAME:
       ------------------------------
TITLE:
       ------------------------------

                                                            EXHIBIT 8.02(h)(iii)

                              BENEFICIARY AGREEMENT

          BENEFICIARY AGREEMENT dated as of _____________, 1995 (this "Agreement") by the sole beneficiary (the "Beneficiary") of the stockholder of CogniSeis Development, Inc., a Delaware corporation (the "Company"), whose name is set forth on the signature page hereof (the "Stockholder"), and Tech-Sym Corporation, a Nevada corporation ("Tech-Sym").

          WHEREAS, the Company, Tech-Sym and CSD Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Tech-Sym ("Newco"), have previously entered into an Agreement and Plan of Merger dated May 11, 1995 (the "Merger Agreement");

          WHEREAS, it is a condition to the closing of the Merger contemplated by the Merger Agreement that the Stockholder execute, and deliver to Tech-Sym, this Agreement;

          NOW, THEREFORE, in consideration of the premises and the transactions contemplated by the Merger Agreement, the Stockholder and Tech-Sym hereby agree as follows:

          SECTION 1. DEFINITIONS. All capitalized terms used herein shall have the same meanings as ascribed thereto in the Merger Agreement except as otherwise provided herein.

          SECTION 2. The Beneficiary represents that the Stockholder is an Individual Retirement Account for which the Beneficiary is the sole beneficiary and who is the only person entitled to direct the actions of the Stockholder with respect to such Individual Retirement Account.

          SECTION 3. TAX COVENANT. Beneficiary represents and warrants to Tech-Sym and Newco that the Beneficiary has no present plan or intention to cause the Stockholder to sell or otherwise dispose of any of the Shares to be received pursuant to the Merger Agreement, which sale or disposition would, together with sales or dispositions by any other Stockholder of the Company, reduce the aggregate number of Shares received by all Stockholders pursuant to the Merger Agreement and retained by the Stockholders to an amount that would be equal in value as of the Effective Time to less than 50% of the fair market value of the Company Common Stock outstanding immediately prior to the Effective Time.

          SECTION 4. RELEASE OF CLAIMS. The Beneficiary, with the intention of binding the Beneficiary, the Stockholder and the heirs, executors, administrators, successors and assigns of the Beneficiary and the Stockholder, does hereby expressly waive, discharge and release all claims, demands, actions, judgments and executions, except for (i) the right to cash payments of salary, bonus and/or directors fees, if any, that (a) are unpaid to the Stockholder as of the date of this Agreement, and (b) accrued from and after April 1, 1995 in the ordinary course of the Company's business consistent with prior cash payments of salary, bonus and/or directors fees or required to be paid under employment or consulting agreements listed on Schedule 3.15(a) in response to
Section 3.15(a)(6) of the Merger Agreement, (ii) reimbursement of expenses incurred after April 1, 1995 in the ordinary course of the Company's business,
(iii) any claims for indemnification or advancement of expenses pursuant to the Merger Agreement or the
                                      -1-

Restated Certificate of Incorporation or Bylaws of the Company, (iv) claims for reimbursement for medical expenses under the Company's health plan and (v) the right to unused vacation time in accordance with the Company's vacation policy which the Beneficiary or the Stockholder or the heirs, executors, administrators, successors or assigns of the Beneficiary or the Stockholder have, may have, or claim to have, against the Company existing as of the date of this Agreement.

          SECTION 4. EFFECTIVENESS; TERMINATION. This Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated in accordance with its terms, then this Agreement will also terminate without any action on the part of Tech-Sym or the Beneficiary.

          IN WITNESS WHEREOF, Tech-Sym and the Beneficiary have executed this Agreement as of the day and year first above written.

TECH-SYM CORPORATION                       BENEFICIARY

BY:
       ------------------------------     -----------------------------------
NAME:
       ------------------------------
TITLE:
       ------------------------------

                                                                 EXHIBIT 8.03(d)

      The following opinions are to be provided by Andrews & Kurth L.L.P., subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement to which this exhibit is attached.

      (i) Tech-Sym is a corporation duly organized and legally existing in good standing under the laws of the State of Nevada. Newco is a corporation duly organized and legally existing in good standing under the laws of the State of Delaware.

      (ii) Each of Tech-Sym and Newco has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Tech-Sym and Newco, the performance by each of Tech-Sym and Newco of its obligations hereunder and the consummation by Tech-Sym and Newco of the transactions contemplated hereby have been duly authorized by each of Tech-Sym's and Newco's board of directors, respectively, the sole stockholder of Newco has approved and adopted this Agreement, and no other corporate proceeding on the part of Tech-Sym or Newco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

      (iii) This Agreement has been duly and validly executed and delivered by each of Tech-Sym and Newco and constitutes a valid and binding obligation of each of Tech-Sym and Newco, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement by Tech-Sym or Newco and the performance by Tech-Sym or Newco of its obligations hereunder nor the consummation by Tech-Sym or Newco of the transactions contemplated hereby (i) will conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Tech-Sym or Newco, respectively, or (ii) to our knowledge, will violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Tech-Sym or Newco or any of its properties or assets.

      (iv) The Shares will, upon the issuance and delivery thereof in accordance with this Agreement, constitute legally and validly authorized and issued, fully paid and nonassessable shares of common stock, $0.01 par value, of Tech-Sym. The Shares delivered in accordance with this Agreement have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement which has been declared effective by the Securities and Exchange Commission and which remains effective, with no stop order pending or threatened.

                                                                      APPENDIX B

                           SECTION 262 OF THE DELAWARE

                             GENERAL CORPORATION LAW

      The following is a reproduction of Section 262 of the General Corporation Law, as amended, of the State of Delaware (Title 8, Chapter 1 of the Delaware
Code):

262. APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251, 252, 254, 257, 258, 263 or 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                      B-1

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder

                                      B-2

who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal

                                      B-3

proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger of consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L.'94, eff. 7-1-94)
                                      B-4

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 78.751 of the Nevada Business Corporation Act (the "Act") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect of any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Further, such Act provides that a corporation may indemnify any person was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is a fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    Section 35 of Tech-Sym's Bylaws provides, in general, that Tech-Sym shall indemnify its officers an directors to the fullest extent permissible under Nevada law.

    Tech-Sym provides liability insurance for each director or officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Tech-Sym. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following is a complete list of Exhibits filed as part of this Registration Statement:

        EXHIBIT
------------------------
          *2.1     --     Agreement and Plan of Merger dated as of May 11, 1995 (the "Merger Agreement"), among
                          Tech-Sym Corporation ("Tech-Sym"), CSD, Inc. ("CSD") and CogniSeis Development, Inc.
                          ("CogniSeis") (included as Appendix A to the Joint Proxy Statement/Prospectus included herein).

           3.1     --     Articles of Incorporation of Tech-Sym, as amended (filed as Exhibit 3(a) to Annual Report on Form 10-K for the year ended December 31, 1989 and incorporated herein by reference).

           3.3     --     Bylaws of Tech-Sym, as amended (filed as Exhibit 3(b) to Tech-Sym's Annual Report on Form
                          10-K for the year ended December 31, 1993 and incorporated herein by reference).

                                     II-1

           4.1     --     Amended and Restated Rights Agreement dated as of June 1, 1988, between Tech-Sym and
                          Continental Stock Transfer and Trust Company, as Rights Agent (filed as Exhibit 4(a) to
                          Tech-Sym's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference).

         **5.1     --     Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.

         **8.1     --     Opinion of Baker & Botts, L.L.P. as to certain federal income tax matters.

         *23.1     --     Consent of Ernst & Young LLP, Independent Auditors

         *23.2     --     Consent of Independent Accountants

        **23.3     --     Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

        **23.4     --     Consent of Baker & Botts, L.L.P. (included in Exhibit 8.1).

         *24.1     --     Powers of Attorney (included in Part II of this Registration Statement).

 * Filed herewith.

** To be filed by amendment.

ITEM 22.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes as follows:

    (1) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request,

                                     II-2

and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

    (4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
                                     II-3

                                  SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 19TH DAY OF MAY, 1995.

                                          TECH-SYM CORPORATION
                                          By:        WENDELL W. GAMEL
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                        OFFICER

                              POWER OF ATTORNEY

    Each person whose signature appears below appoints Wendell W. Gamel and J. Rankin Tippins, and each of them acting alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                    TITLE                       DATE
-------------------------------------------------------------------------------------  ---------------
                                                Chairman of the Board, President and    May 19, 1995
                WENDELL W. GAMEL                Chief Executive Officer;
                                                Director (Principal Executive
                                                Officer)

                RAY F. THOMPSON                 Vice President, Treasurer, Controller   May 19, 1995
                                                and Chief Financial Officer
                                                (Principal Financial and Accounting
                                                Officer)


                COY J. SCRIBNER                 Vice President, Director                May 19, 1995

                  W. L. CREECH                  Director                                May 19, 1995

              A. A. GALLOTTA, JR.               Director                                May 19, 1995

           CHRISTOPHER C. KRAFT, JR.            Director                                May 19, 1995

                ROBERT E. MOORE                 Director                                May 19, 1995

                ROLLIN J. SLOAN                 Director                                May 19, 1995

                JOAL A. TERESKO                 Director                                May 19, 1995

                CHARLES K. WATT                 Director                                May 19, 1995

                                     II-4

                                 EXHIBIT INDEX

        EXHIBIT
------------------------
          *2.1     --     Agreement and Plan of Merger dated as of May 11, 1995 (the "Merger Agreement"), among
                          Tech-Sym Corporation ("Tech-Sym"), CSD, Inc. ("CSD") and CogniSeis Development, Inc.
                          ("CogniSeis") (included as Appendix A to the Joint Proxy Statement/Prospectus included herein).

           3.1     --     Articles of Incorporation of Tech-Sym, as amended (filed as Exhibit 3(a) to Annual Report on Form 10-K for the year ended December 31, 1989 and incorporated herein by reference).

           3.3     --     Bylaws of Tech-Sym, as amended (filed as Exhibit 3(b) to Tech-Sym's Annual Report on Form
                          10-K for the year ended December 31, 1993 and incorporated herein by reference).

                                     II-1

           4.1     --     Amended and Restated Rights Agreement dated as of June 1, 1988, between Tech-Sym and
                          Continental Stock Transfer and Trust Company, as Rights Agent (filed as Exhibit 4(a) to
                          Tech-Sym's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference).

         **5.1     --     Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.

         **8.1     --     Opinion of Baker & Botts, L.L.P. as to certain federal income tax matters.

         *23.1     --     Consent of Ernst & Young LLP, Independent Auditors

         *23.2     --     Consent of Independent Accountants

        **23.3     --     Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

        **23.4     --     Consent of Baker & Botts, L.L.P. (included in Exhibit 8.1).

         *24.1     --     Powers of Attorney (included in Part II of this Registration Statement).

 * Filed herewith.

** To be filed by amendment.